                           SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.     )

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                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

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                            STERLING SOFTWARE, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



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                            STERLING SOFTWARE, INC.
                         8080 NORTH CENTRAL EXPRESSWAY
                                  SUITE 1100
                               DALLAS, TX 75206

Dear Stockholder:

  We are pleased to provide you with the enclosed Proxy Statement for our upcoming Annual Meeting of Stockholders. The agenda for this year's meeting has two important items for your consideration, in addition to the election of Class C Directors.

  The first item on the agenda is the proposed distribution to Sterling Software's stockholders of shares of Sterling Commerce, Inc. owned by Sterling Software. Sterling Commerce is a leading provider of electronic commerce products and services in the rapidly expanding electronic commerce market. Formerly a wholly owned subsidiary of Sterling Software, Sterling Commerce is now a publicly traded company following the sale of 18.4% of its outstanding common stock to the public last month.

  The second item on the agenda is the 1996 Stock Option Plan. Your Board believes that stock options, which align the economic interests of the grantees with those of the stockholders, are an extremely effective form of incentive compensation. The Board further believes that our success in building value over the years is due in large part to our incentive compensation philosophy.

  Your Board strongly recommends approval of the 1996 Stock Option Plan since substantially all of the options under Sterling Software's existing option plans have been issued. Due to the importance of maintaining an incentive compensation program following the spin-off of Sterling Commerce, the distribution of the Sterling Commerce stock is conditioned upon approval of the 1996 Stock Option Plan.

  Your vote at the Annual Meeting is important, no matter how many shares you own. Enclosed for your convenience is a proxy card and a postage paid return envelope. After you have had a chance to review the enclosed Proxy Statement, please sign, date and return the proxy card with your vote. If you have any questions, or require any assistance in voting your shares, please call our proxy solicitor, Georgeson & Company, toll free at 1-800-223-2064.

                                          Sterling Software, Inc.

                            STERLING SOFTWARE, INC.
                         8080 NORTH CENTRAL EXPRESSWAY
                                  SUITE 1100
                              DALLAS, TEXAS 75206

                                                            April 24, 1996

Dear Stockholder:

  You are cordially invited to attend the Annual Meeting of Stockholders of Sterling Software, Inc. ("Sterling Software") to be held at the Doubletree Hotel, 8250 North Central Expressway, Dallas, Texas, on Wednesday May 29, 1996, at 10:00 a.m., local time. All stockholders of record as of April 22, 1996, are entitled to vote at the Annual Meeting. I urge you to be present in person or represented by proxy at this important Annual Meeting.

  In addition to the election of Directors, at the Annual Meeting you will be asked to consider and vote upon a proposal to distribute to Sterling Software's stockholders, as a special dividend, shares of common stock (the "Commerce Stock") of Sterling Commerce, Inc. ("Sterling Commerce") owned by Sterling Software (the "Distribution") and to approve the adoption of a new stock option plan for Sterling Software (the "1996 Option Plan").

  Sterling Commerce was formed in December 1995 to own and operate the electronic commerce businesses historically conducted by Sterling Software's Electronic Commerce Group. In March 1996, Sterling Commerce completed an initial public offering (the "Offering"). Approximately 18.4% of the outstanding shares of Commerce Stock were sold in the Offering. Sterling Commerce is now a public company and the shares of Commerce Stock are listed and traded on the New York Stock Exchange.

  Sterling Commerce is a leading provider of electronic commerce products and services worldwide in the rapidly expanding electronic commerce market. The Board of Directors of Sterling Software believes that the Distribution will enhance Sterling Commerce's ability to fully realize its potential for further growth in this market.

  Your Board strongly recommends approval of the 1996 Stock Option Plan since substantially all of the options under Sterling Software's existing option plans have been issued. The Board believes that stock options, which align the economic interests of the grantees with those of the stockholders, are an extremely effective form of incentive compensation. We believe our success in building value over the years is due in large part to our incentive compensation philosophy. Due to the importance of maintaining an incentive compensation program following the Distribution of the Commerce Stock, the Distribution is conditioned upon approval of the 1996 Stock Option Plan.

  Information with respect to the proposed Distribution and the other matters to be considered at the Annual Meeting is set forth in the accompanying Proxy Statement. Sterling Software's Board of Directors believes that a favorable vote on each of the matters to be considered at the Annual Meeting is in the best interests of Sterling Software and its stockholders and unanimously recommends a vote "FOR" each such matter. Accordingly, we urge you to review the accompanying material carefully and return the enclosed proxy promptly.

  Directors and officers of Sterling Software will be present at the Annual Meeting to respond to any questions that our stockholders may have. I hope you will be able to attend. Even if you expect to attend the Annual Meeting, please sign, date and return the enclosed proxy without delay. If you attend the Annual Meeting, you may vote in person even if you have previously mailed a proxy.

                                          Sincerely,

                                          Sam Wyly
                                          Chairman of the Board

                            STERLING SOFTWARE, INC.
                         8080 NORTH CENTRAL EXPRESSWAY
                                  SUITE 1100
                              DALLAS, TEXAS 75206

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD MAY 29, 1996

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Meeting") of Sterling Software, Inc. ("Sterling Software") will be held at the Doubletree Hotel, 8250 North Central Expressway, Dallas, Texas, on Wednesday May 29, 1996, at 10:00 a.m., local time. A Proxy and a Proxy Statement for the Meeting are enclosed.

  The Meeting is for the purpose of considering and acting upon the following matters:

  1. Approval of a special dividend, if declared by the Board of Directors, consisting of the distribution (the "Distribution") to the holders of Sterling Software's then outstanding shares of common stock, par value $0.10 per share (the "Software Stock"), on a pro rata basis, of shares of common stock, par value $0.01 per share (the "Commerce Stock"), of Sterling Software's subsidiary, Sterling Commerce, Inc. ("Sterling Commerce" or "Commerce"), and ratification of the Intercompany Agreements described in the accompanying Proxy Statement ("Proposal I");

  2. Approval of the adoption of the Sterling Software, Inc. 1996 Stock Option Plan (the "1996 Stock Option Plan"), to provide continued employment and performance incentives for Sterling Software's executive officers, directors, employees, advisors and consultants ("Proposal II");

  3. The election of three Class C directors of Sterling Software for terms expiring in 1999 ("Proposal III"); and

  4. Such other matters as may properly come before the Meeting or any adjournments thereof.

  THE EFFECTIVENESS OF PROPOSAL I IS CONDITIONED UPON THE APPROVAL OF PROPOSAL II AND CERTAIN ADDITIONAL CONDITIONS DISCUSSED IN THE ACCOMPANYING PROXY STATEMENT. ACCORDINGLY, FAILURE OF THE STOCKHOLDERS TO APPROVE PROPOSAL II MAY RESULT IN PROPOSAL I NOT BECOMING EFFECTIVE.

  The close of business on April 22, 1996 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Meeting or any adjournments thereof. For a period of at least ten days prior to the Meeting, a complete list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during ordinary business hours at the offices of Sterling Software at 8080 North Central Expressway, Suite 1100, Dallas, Texas 75206.

  Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

  YOUR VOTE IS IMPORTANT. STOCKHOLDERS WHO DO NOT EXPECT TO BE PRESENT AT THE MEETING IN PERSON ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                          By Order of the Board of Directors

                                          Jeannette P. Meier
                                          Secretary

Dallas, Texas

April 24, 1996

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
PROXY STATEMENT SUMMARY...................................................   1
ANNUAL MEETING OF STOCKHOLDERS............................................  11
RECORD DATE AND VOTING SECURITIES.........................................  11
QUORUM AND VOTING.........................................................  11
PROPOSAL I--THE DISTRIBUTION..............................................  12
  Background and Reasons for the Distribution.............................  12
  Conditions to the Distribution..........................................  13
  Manner of Effecting the Distribution....................................  13
  Federal Income Tax Aspects of the Distribution..........................  14
  No Fractional Shares....................................................  15
  No Appraisal Rights.....................................................  15
CERTAIN CONSIDERATIONS....................................................  15
  Certain Operating Considerations........................................  15
  Certain Tax Considerations..............................................  16
  Relationship between Sterling Software and Commerce; Conflicts of Inter-
   est....................................................................  16
  Ability to Attract Qualified Personnel..................................  17
  Listing and Trading of Commerce Stock...................................  17
  Listing and Trading of Software Stock...................................  17
  Dividend Policies.......................................................  18
  Accounting Treatment....................................................  18
  Certain Provisions of Commerce's Certificate of Incorporation and By-
   laws...................................................................  18
RELATIONSHIP BETWEEN STERLING SOFTWARE AND COMMERCE
 AFTER THE DISTRIBUTION...................................................  18
  Future Management of the Separate Companies.............................  18
  Intercompany Agreements.................................................  19
  Conflicts of Interest...................................................  21
SELECTED FINANCIAL AND OPERATING DATA OF COMMERCE.........................  22
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS OF COMMERCE....................................  23
  Overview................................................................  23
  Results of Operations...................................................  24
  Three Months Ended December 31, 1995 and 1994...........................  24
  Years Ended September 30, 1995 and 1994.................................  25
  Years Ended September 30, 1994 and 1993.................................  26
  Quarterly Results of Operations.........................................  28
  Liquidity and Capital Resources.........................................  29
  Other Matters...........................................................  30
DESCRIPTION OF COMMERCE CAPITAL STOCK.....................................  30
  General.................................................................  30
  Commerce Stock..........................................................  30
  Commerce Preferred Stock................................................  30
  Certain Corporate Governance Matters....................................  31
  Indemnification of Directors and Officers of Commerce...................  32
MANAGEMENT OF COMMERCE....................................................  33
  Executive Officers and Directors........................................  33
  Board Committees........................................................  36

                                                                           PAGE
                                                                           ----
  Director Nomination Procedures..........................................  37
  Director Compensation...................................................  37
  Security Ownership of Management and Certain Stockholders...............  38
  Executive Compensation..................................................  40
  Benefit Plans and Agreements............................................  40
  Board and Committee Interlocks and Insider Participation................  44
BUSINESS OF COMMERCE......................................................  45
  Electronic Commerce.....................................................  45
  The Commerce Solution...................................................  47
  Strategy................................................................  48
  Products and Services...................................................  49
  Sales and Marketing.....................................................  51
  Customers...............................................................  52
  Product Licenses and Product Support....................................  52
  Product Development.....................................................  53
  Competition.............................................................  53
  Intellectual Property Rights............................................  54
  Employees...............................................................  54
  Facilities..............................................................  54
  Governmental Regulations................................................  55
  Legal Proceedings.......................................................  55
SELECTED HISTORICAL FINANCIAL DATA OF STERLING SOFTWARE...................  56
PRO FORMA FINANCIAL DATA OF STERLING SOFTWARE.............................  57
MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS OF STERLING SOFTWARE.................  63
  Pro Forma Results of Operations Three Months Ended December 31, 1995 and
   1994...................................................................  63
  Liquidity and Capital Resources.........................................  64
BUSINESS OF STERLING SOFTWARE.............................................  65
  General.................................................................  65
  Systems Management Group................................................  66
  Applications Management Group...........................................  66
  Federal Systems Group...................................................  67
  International Group.....................................................  68
  Competition.............................................................  68
  Employees...............................................................  69
  Legal Proceedings.......................................................  69
MANAGEMENT OF STERLING SOFTWARE...........................................  70
  Executive Officers......................................................  70
  Directors...............................................................  72
MARKET FOR STERLING SOFTWARE STOCK........................................  72
PROPOSAL II--APPROVAL OF THE 1996 STOCK OPTION PLAN.......................  73
  Background..............................................................  73
  Description of the 1996 Stock Option Plan...............................  73
  1996 Stock Option Plan Board Committees.................................  74
  Certain Federal Income Tax Consequences.................................  75
  Grants under the 1996 Stock Option Plan.................................  75

                                                                           PAGE
                                                                           ----
PROPOSAL III--ELECTION OF DIRECTORS.......................................  75
  Nominees for Director...................................................  75
  Current Directors.......................................................  77
  Board of Directors and Committees.......................................  78
SECURITY OWNERSHIP OF STERLING SOFTWARE MANAGEMENT AND CERTAIN
 STOCKHOLDERS.............................................................  79
COMPENSATION OF STERLING SOFTWARE MANAGEMENT..............................  81
  Summary Compensation Table..............................................  81
  Option Grants in Fiscal 1995............................................  82
  Option Exercises in Fiscal 1995 and Fiscal Year-End Option Values.......  82
  Compensation of Directors...............................................  83
  Employment and Change-in-Control Agreements.............................  83
  Executive Compensation..................................................  85
  Report of the Executive and Stock Option Committees on Executive Compen-
   sation.................................................................  85
  Employee Stock Ownership Plan...........................................  87
  Executive and Stock Option Committee Interlocks and Insider Participa-
   tion...................................................................  87
  Stock Performance Chart.................................................  89
  Pension Plan Table......................................................  90
SECTION 16 REQUIREMENTS...................................................  90
INDEPENDENT AUDITORS......................................................  91
STOCKHOLDER PROPOSALS.....................................................  91
OTHER MATTERS.............................................................  91
MISCELLANEOUS.............................................................  91
AVAILABLE INFORMATION.....................................................  92
FORWARD-LOOKING INFORMATION...............................................  92
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................  92
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF COMMERCE.................... F-1
ANNEX I--STERLING SOFTWARE, INC. 1996 STOCK OPTION PLAN................... I-1

                            PROXY STATEMENT SUMMARY

  The following is a summary of certain information contained in this Proxy Statement. This summary is included for convenience only and should not be considered complete. This summary is qualified in its entirety by the more detailed information and financial statements contained elsewhere in this Proxy Statement. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement.

                               THE ANNUAL MEETING

Date, Time and Place of
 Meeting........................  The Annual Meeting (the "Meeting") of the
                                  stockholders of Sterling Software, Inc.
                                  ("Sterling Software") will be held at the Doubletree Hotel, 8250 North Central Expressway, Dallas, Texas, on Wednesday May 29, 1996, at 10:00 a.m., local time.

Matters to be Considered at the   At the Meeting, the stockholders of Sterling
 Meeting........................  Software will be asked to consider and vote upon:

                                  1. Approval of a special dividend, if
                                     declared by the Board of Directors of
                                     Sterling Software (the "Software Board"), consisting of the distribution (the "Distribution") to the holders of Sterling Software's then-outstanding shares of common stock, par value $0.10 per share (the "Software Stock"), on a pro rata basis, of shares of common stock, par value $0.01 per share (the "Commerce Stock"), of Sterling Software's subsidiary, Sterling Commerce, Inc. ("Sterling Commerce" or "Commerce"), and ratification of the Intercompany Agreements described in this Proxy Statement ("Proposal I");

                                  2. Approval of the adoption of the Sterling
                                     Software, Inc. 1996 Stock Option Plan (the
                                     "1996 Stock Option Plan"), to provide
                                     continued employment and performance
                                     incentives for Sterling Software's
                                     executive officers, directors, employees, advisors and consultants ("Proposal II");

                                  3. The election of three Class C directors of
                                     Sterling Software for terms expiring in
                                     1999 ("Proposal III"); and

                                  4. Such other matters as may properly come
                                    before the Meeting or any adjournments
                                    thereof.

                                  The effectiveness of Proposal I is
                                  conditioned upon the approval of Proposal II and certain additional conditions described herein. Accordingly, failure of the stockholders to approve Proposal II may result in Proposal I not becoming effective.

                                  For a description of the reasons for and the conditions to the Distribution, see "The Distribution--Background and Reasons for the Distribution." For a description of the reasons for the adoption of the 1996 Stock Option Plan, see "Proposal II--Approval of the 1996 Stock Option Plan--General."

Record Date and Voting
 Securities.....................  The close of business on April 22, 1996 is the record date for determining the
                                  stockholders entitled to vote at the Meeting. The Software Stock constitutes the only outstanding voting securities of Sterling Software entitled to be voted at the Meeting.

Quorum and Voting...............  The presence at the Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Software Stock is necessary to constitute a quorum. Each share of Software Stock is entitled to one vote with respect to each proposal (including the election of directors) to be voted on at the Meeting. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Meeting.

                                  Under Delaware law, which governs the
                                  Distribution, a vote of stockholders is not required in connection with the Distribution. Sterling Software is seeking stockholder approval because of the importance of the Distribution. Because no stockholder vote is required, the Software Board has determined, consistent with Sterling Software's Bylaws, that the affirmative vote of the holders of a majority of the shares of Software Stock present in person or by proxy at the Meeting will constitute approval of the Distribution.

                                  Approval of the stockholders is also not required by Delaware law in connection with the adoption of the 1996 Stock Option Plan. Sterling Software is seeking such approval in order to (i) qualify the 1996 Stock Option Plan under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (ii) ensure that compensation pursuant to the 1996 Stock Option Plan will not be subject to certain deduction limits under the Internal Revenue Code of 1986, as amended (the "Code"), and
                                  (iii) comply with the rules of the New York
                                  Stock Exchange ("NYSE"). See "Proposal II--
                                  Approval of the 1996 Stock Option Plan--
                                  Background." In order to constitute
                                  stockholder approval for purposes of Rule
                                  16b-3 of the Exchange Act, approval of the 1996 Stock Option Plan requires the affirmative vote of the holders of a majority of the Software Stock present in person or by proxy and entitled to vote at the Meeting. Further, under the rules of the NYSE, at least a majority of the outstanding Software Stock must be voted with respect to Proposal II and approval of such Proposal requires the affirmative vote of the holders of a majority of the Software Stock so voted.

                                  To be elected, each nominee must receive the affirmative vote of the holders of a majority of the shares of Software Stock present at the Meeting, in person or by proxy, provided that a quorum is present.

                                THE DISTRIBUTION

Background and Reasons for the    The Software Board believes that the
 Distribution...................  Distribution will allow each of Sterling
                                  Software and Sterling Commerce to concentrate exclusively on its own business objectives.
                                  The Software Board also believes that the Distribution will facilitate potential acquisitions of other electronic commerce businesses by Sterling Commerce through the creation of a "pure play" electronic commerce equity security (i.e., the Commerce Stock) for possible use as a "currency" in such transactions. This should provide Sterling
                                  Commerce greater flexibility to pursue
                                  business opportunities, including
                                  acquisitions or other business combinations.
                                  The Software Board also believes that the Distribution will facilitate the implementation of an effective equity incentive compensation plan for each of Sterling Software and Sterling Commerce through the creation of separate equity securities that will be more closely linked to the separate businesses of the two companies. Accordingly, the Distribution is expected to enhance the ability of both companies to attract, retain and motivate key personnel.

Conditions to the                 The Software Board has conditioned the
 Distribution...................  Distribution upon, among other things, (i)
                                  the approval of both the Distribution and the 1996 Stock Option Plan by Sterling Software's stockholders, and (ii) the declaration by the Software Board of a dividend of the shares of Commerce Stock then owned by Sterling
                                  Software.

                                  The declaration of the dividend by the
                                  Software Board to effect the Distribution is conditioned upon, among other things, the receipt of a favorable ruling from the Internal Revenue Service (the "IRS") as to the tax-free nature of the Distribution and the absence of any change in market conditions or other circumstances that would cause the Software Board to conclude that the Distribution is not in the best interests of the stockholders of Sterling Software. See "Proposal I--The Distribution--Conditions to the Distribution."

                                  If Sterling Software's stockholders approve
Manner of Effecting the           the Distribution and the 1996 Stock Option
 Distribution..............       Plan and all other conditions thereto are
                                  satisfied (or waived by the Software Board), Sterling Software anticipates that the
                                  Software Board will establish a record date
                                  (the "Distribution Record Date") and
                                  a payment date (the "Distribution Date") following the Meeting. On the Distribution
                                  Date, all or substantially all shares of Commerce Stock owned by Sterling Software will be delivered to The First National Bank of Boston (the "Distribution Agent"). As soon as practicable thereafter, certificates therefor will be mailed by the Distribution
                                  Agent to holders of record of Software Stock as of the Distribution Record Date on the basis of approximately 1.59564 shares of Commerce Stock for every one share of Software Stock held on that date (assuming all presently outstanding options and warrants to purchase Software Stock are exercised prior to the Distribution Record
                                  Date). The actual number of shares of
                                  Commerce Stock to be distributed with respect to each outstanding share of Software Stock will depend upon the number of shares of Software Stock outstanding on the
                                  Distribution Record Date, the number of
                                  shares of Commerce Stock owned by Sterling
                                  Software on such date and the number of
                                  shares of Commerce Stock, if any, which may be required to be retained by Sterling
                                  Software to honor certain warrant
                                  obligations, if such warrants are not
                                  exercised prior to the Distribution Record
                                  Date. In any event, in excess of 99% of the shares of Commerce Stock owned by Sterling
                                  Software will be included in the
                                  Distribution. All such shares of Commerce
                                  Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. It is currently anticipated that the Distribution Date will occur prior to September 30, 1996.

Federal Income Tax Aspects of
 the Distribution...............  The declaration of the dividend by the
                                  Software Board to effect the Distribution is conditioned upon, among other things, the receipt of a ruling from the IRS to the effect that the Distribution will qualify as a tax free spin-off under Section 355 of the Code, and that, for federal income tax purposes: (i) no gain or loss will be recognized by (and no amount will be included in the income of) a holder of Software Stock upon the receipt of Commerce Stock in the Distribution; (ii) the aggregate basis of the Software Stock and the Commerce Stock in the hands of the stockholders of Sterling Software immediately after the Distribution will be the same as the aggregate basis of the Software Stock held immediately before the Distribution, allocated in proportion to the fair market value of each security; (iii) the holding period of the Commerce Stock received by Sterling Software's stockholders will include the holding period of the Software Stock with respect to which the Distribution will be made, provided that such stockholder held the Software Stock as a capital asset on the Distribution Date; and
                                  (iv) no gain or loss will be recognized by Sterling Software upon the Distribution. Application has been made to the IRS for a ruling to the foregoing effect. As of the date hereof, the IRS has not issued a ruling, and there can be no assurance that the IRS will issue a favorable ruling. See "The Distribution-- Federal Income Tax Aspects of the Distribution" and "Certain Considerations-- Certain Tax Considerations."

No Fractional Shares............  No certificates or scrip representing fractional shares of Commerce Stock will be issued to Sterling Software's stockholders in the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell such shares in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests, and such persons will receive a cash payment in the amount of their pro rata share of the total sale proceeds.

                             CERTAIN CONSIDERATIONS

Certain Operating
 Considerations.................  Following the Distribution, Sterling Software
                                  will be a smaller and less diversified
                                  company than prior to the Distribution. The initial public offering of Commerce Stock (the "Offering") was completed in March 1996. As a result, Commerce has a very limited history as a separate company. Each of Sterling Software and Commerce is engaged in highly competitive markets.

Relationship Between Sterling
 Software and Commerce;
 Conflicts of Interest..........  Following the Distribution, Sterling Software
                                  and Commerce will continue to have certain common executive officers and directors. Conflicts of interest may arise between Sterling Software and Commerce following the Distribution as a result of such common officers and directors, certain existing contractual arrangements between Sterling Software and Commerce and their engaging in businesses that may in some circumstances be competitive.

Listing and Trading of Software
 Stock and Commerce Stock.......  It is expected that the Software Stock and the Commerce Stock will each continue to be listed and traded on the NYSE after the Distribution. The Commerce Stock began trading on the NYSE on March 8, 1996. The combined trading prices of the Software Stock and the Commerce Stock after the Distribution may be less than, equal to or greater than the trading price of the Software Stock prior to the Distribution. See "Certain Considerations--Listing and Trading of Commerce Stock" and "--Listing and Trading of Software Stock."

Dividend Policies...............  Commerce presently intends to retain available earnings for use in the operation and expansion of Commerce's business. Accordingly, Commerce does not anticipate paying cash dividends on the Commerce Stock in the foreseeable future.

                                  Following the Distribution, Sterling Software intends to continue its policy of retaining available earnings for use in the operation and expansion of its businesses. Accordingly, Sterling Software does not anticipate paying cash dividends on Software Stock in the foreseeable future.

              RELATIONSHIP BETWEEN STERLING SOFTWARE AND COMMERCE
                             AFTER THE DISTRIBUTION

Future Management of the
 Separate Companies.............  The Board of Directors of Commerce (the
                                  "Commerce Board") currently has six members, four of whom are also directors and executive officers of Sterling Software and one of whom is a former director of Sterling Software who resigned from the Software Board upon completion of the Offering.

                                  Certain of Commerce's executive officers are also executive officers of Sterling Software and will continue to serve in such dual capacities for some period following the Distribution.

Intercompany Agreements.........  In anticipation of the Offering, Sterling
                                  Software and Commerce have entered into a number of agreements for the purpose of defining their ongoing relationship following the Offering. The terms of such agreements were not the result of arm's length negotiations. See "Relationship Between Sterling Software and Commerce after the Distribution--Intercompany Agreements."

                              BUSINESS OF COMMERCE

  In anticipation of the Offering, Sterling Commerce was formed in December 1995 to own and operate the electronic commerce businesses historically conducted by Sterling Software's Electronic Commerce Group. Commerce is a leading provider of electronic data interchange and other electronic commerce products and services worldwide. Sterling Commerce develops, markets and supports electronic commerce software products and provides electronic commerce network services that enable businesses to engage in business-to-business electronic communications and transactions. See "Business of Commerce."

                         BUSINESS OF STERLING SOFTWARE

  Following the Distribution, Sterling Software will continue to operate four business groups, the Systems Management Group, the Applications Management Group, the Federal Systems Group and the International Group, substantially as historically operated by Sterling Software. See "Business of Sterling Software."

                             1996 STOCK OPTION PLAN

  The Software Board has adopted the 1996 Stock Option Plan and directed that it be submitted for approval at the Meeting. The 1996 Stock Option Plan is intended to provide incentive compensation to certain of Sterling Software's executive officers, directors, employees, advisors and consultants. Pursuant to the 1996 Stock Option Plan, the Sterling Software 1996 Stock Option Committee and the Sterling Software 1996 Special Stock Option Committee will be authorized to grant stock options ("1996 Plan Options") to certain executive officers, directors, employees, advisors and consultants of Sterling Software and its subsidiaries (estimated to be approximately 200 persons in the aggregate at the time the Distribution is completed). The 1996 Stock Option Plan also provides for automatic awards of 1996 Plan Options to members of the Sterling Software 1996 Special Stock Option Committee. The total number of shares of Software Stock presently available for issuance under the 1996 Stock Option Plan is 7,750,000. However, on the last day of any fiscal quarter of Sterling Software, that number is subject to adjustment to increase the shares available (including shares issued upon exercise of 1996 Plan Options and including outstanding options) to 20% of the total number of shares of Software Stock then outstanding or issuable upon the exercise, conversion or exchange of outstanding options, warrants or any other securities convertible into or exchangeable for shares of Software Stock. See "Proposal II--Approval of the 1996 Stock Option Plan--Description of the 1996 Stock Option Plan."

  If the 1996 Stock Option Plan is approved by stockholders, the Software Board will not issue any remaining options available for grant under any of Sterling Software's other existing stock option plans. However, under the terms of Sterling Software's other existing stock option plans, any presently outstanding options that are not exercised prior to the Distribution Record Date will be adjusted as a result of the Distribution to preserve the economic value of the options. See "Proposal II--Approval of the 1996 Stock Option Plan--Background."

                SUMMARY FINANCIAL AND OPERATING DATA OF COMMERCE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The summary financial and operating data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Commerce" and the Consolidated Financial Statements and the Notes thereto of Commerce contained elsewhere herein. The data for the years ended September 30, 1993, 1994 and 1995 have been derived from the audited Consolidated Financial Statements of Commerce appearing elsewhere in this Proxy Statement. The data for the three months ended December 31, 1994 and 1995 have been derived from unaudited consolidated interim financial statements of Commerce appearing elsewhere in this Proxy Statement. The unaudited consolidated financial statements have been prepared by Commerce on a basis consistent with the Consolidated Financial Statements of Commerce appearing elsewhere herein and, in the opinion of Commerce's management, include all adjustments, consisting only of normal recurring adjustments, necessary for fair presentation of such data.

                                                             THREE MONTHS ENDED
                                YEAR ENDED SEPTEMBER 30,(1)    DECEMBER 31,(2)
                               ----------------------------- -------------------
                                 1993      1994      1995      1994      1995
                               --------- --------- --------- --------- ---------
                                                                 (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenue....................   $117,813  $155,916  $203,578   $45,096   $56,150
  Cost of sales..............     27,557    36,282    41,550     9,592    11,916
  Product development and en-
   hancement.................      6,478    12,497    14,807     3,599     3,288
  Income before restructuring
   charge, other expense and
   income taxes..............     29,001    46,405    72,028    14,602    20,691
  Income before income tax-
   es........................     25,323    46,255    71,550    14,543    20,481
  Net income.................     15,194    27,753    42,930     8,726    12,289
  Pro forma earnings per com-
   mon share(3)..............                      $    0.59           $    0.17

                                                            DECEMBER 31, 1995
                                                         -----------------------
                                                          ACTUAL  AS ADJUSTED(4)
                                                         -------- --------------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
  Working capital(5).................................... $  6,361    $ 46,861
  Total assets..........................................  137,546     178,046
  Stockholder's net investment..........................   59,602         --
  Stockholders' equity(6)...............................      --      100,102

- --------

(1) Commerce's operations have historically been included in consolidated income tax returns filed by Sterling Software. Income tax expense has been computed assuming Commerce filed separate income tax returns.
(2) Results of operations for interim periods are not necessarily indicative of results of operations for the entire fiscal year.
(3) Assumes that 73,200,000 shares of Commerce Stock were outstanding for the periods presented.
(4) Adjusted to give effect to the 75,000,000 shares of Commerce Stock outstanding after the Offering and the receipt by Commerce of approximately $40,500,000 of net proceeds from the sale by Commerce of 1,800,000 shares of Commerce Stock pursuant to the Offering.
(5) Prior to the completion of the Offering, substantially all of the excess cash generated by Commerce's operations was regularly remitted to Sterling Software pursuant to Sterling Software's centralized cash management program.

(6) Excludes the effects of the possible future issuance of 17,399,400 shares of Commerce Stock presently available for issuance pursuant to Commerce's 1996 Stock Option Plan. See "Management of Commerce--Benefit Plans and Agreements."

           SUMMARY FINANCIAL AND OPERATING DATA OF STERLING SOFTWARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The summary financial and operating data set forth below should be read in conjunction with Sterling Software's Consolidated Financial Statements and Notes thereto and the Management's Discussion and Analysis of Financial Condition and Results of Operations contained in Sterling Software's Annual Report on Form 10-K, as amended, for the fiscal year ended September 30, 1995 (the "Software Form 10-K"), and Sterling Software's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995 (the "Software Form 10-Q"), which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                           THREE MONTHS ENDED
                                YEAR ENDED SEPTEMBER 30,     DECEMBER 31,(1)
                               --------------------------- --------------------
                               1993(2)     1994     1995     1994       1995
                               --------  -------- -------- ---------  ---------
                                                               (UNAUDITED)
STATEMENT OF OPERATIONS DA-
 TA(3)(4):
  Revenue..................... $416,114  $473,393 $588,167  $126,418   $148,652
  Cost of sales...............  172,105   171,745  190,563    42,510     49,663
  Product development and en-
   hancement..................   27,397    33,002   42,509     9,446      9,360
  Income before restructuring
   charge, purchased research
   and development, other
   income (expense), income
   taxes, extraordinary item
   and cumulative effect of a
   change in accounting
   principal..................   46,432    95,534  132,350    25,447     30,697
  Income (loss) applicable to
   common stockholders........  (38,106)   58,143    9,129   (61,704)    21,307
  Net income per common share
    Primary...................    (2.18)     2.54      .39     (2.87)       .72
    Fully diluted.............    (2.18)     2.31      .39     (2.87)       .66

                                                               DECEMBER 31, 1995
                                                               -----------------
                                                                  (UNAUDITED)
BALANCE SHEET DATA:
  Working capital.............................................     $233,092
  Total assets................................................      702,497
  Long-term debt..............................................      116,647
  Other noncurrent liabilities................................       25,708
  Stockholders' equity........................................      359,123

- --------
(1) Results of operations for interim periods are not necessarily indicative of results of operations for the entire fiscal year.
(2) The 1993 operating results reflect the costs of the combination of Sterling Software and Systems Center, Inc. ("Systems Center") in the amount of $91,260,000, including transaction costs and charges relating to the elimination of duplicate facilities and equipment, severance costs and write-off of costs related to certain software products not actively marketed by Sterling Software. See Note 3 of Notes to Consolidated Financial Statements in the Software Form 10-K.
(3) On November 30, 1994, Sterling Software acquired KnowledgeWare, Inc. ("KnowledgeWare") in a stock-for-stock acquisition accounted for as a purchase. Accordingly, the operating results of KnowledgeWare are included in Sterling Software's results of operations from the date of the acquisition. The results of operations include $62,000,000 of purchased research and development costs, which is the portion of the purchase price attributable to in-process research and development and which was charged to expense in accordance with purchase accounting guidelines. The 1995 results of operations also include a charge for restructure costs of $19,512,000 to integrate KnowledgeWare's business into Sterling Software's operations. The restructure charge includes employee termination costs, costs related to the elimination of duplicate facilities, the write-off of costs related to certain software products which were not actively marketed and other out of pocket costs related to the reorganization. Cash costs and expenses directly related to the acquisition of KnowledgeWare and unrelated to the restructuring of Sterling Software are accounted for as a cost of the acquisition. See Note 2 of Notes to Consolidated Financial Statements in the Software Form 10-K.
(4) In August 1994, Sterling Software acquired American Business Computer Company ("ABC") in a stock-for-stock acquisition accounted for as a pooling of interests. In July 1993, Sterling Software acquired Systems Center in a stock-for-stock acquisition accounted for as a pooling of interests. Sterling Software's consolidated financial statements have been retroactively adjusted to include the results of ABC and Systems Center for all periods presented. See Note 2 of Notes to Consolidated Financial Statements in the Software Form 10-K.

      SUMMARY PRO FORMA FINANCIAL AND OPERATING DATA OF STERLING SOFTWARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

  The summary pro forma financial and operating data set forth below should be read in conjunction with Sterling Software's Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Software Form 10-K and the Software Form 10-Q, which are incorporated by reference, and "Management's Discussion and Analysis of Pro Forma Financial Condition and Results of Operations of Sterling Software" contained elsewhere herein. The data illustrate the effects of the receipt of net proceeds from the Offering, the proceeds and estimated tax benefit from the exercise of stock options through March 31, 1996, the conversion and redemption of Sterling Software's 5.75% Convertible Subordinated Debentures ("Debentures") and the proposed Distribution. The pro forma adjustments are estimates based upon available information and upon certain assumptions that Sterling Software's management believes are reasonable in the circumstances. Actual results may vary from these estimates. See "Incorporation of Certain Documents By Reference."

                                            YEAR ENDED      THREE MONTHS ENDED
                                           SEPTEMBER 30,       DECEMBER 31,
                                         -----------------  -------------------
                                           1994   1995(1)    1994(1)     1995
                                         -------- --------  ---------- --------
PRO FORMA STATEMENT OF OPERATIONS DA-
 TA(2)
  Revenue............................... $325,903 $396,311  $  83,596  $ 95,985
  Cost of sales.........................  143,889  160,735     35,192    41,230
  Product development and enhancement...   20,505   27,702      5,847     6,072
  Income (loss) before income taxes.....   49,458  (15,544)   (70,976)   12,673
  Income (loss) from continuing opera-
   tions................................   32,453  (31,789)   (69,859)    9,540
  Pro forma income (loss) from
   continuing operations per share......     1.20    (1.15)     (2.74)     0.28

                                                               DECEMBER 31, 1995
                                                               -----------------
PRO FORMA BALANCE SHEET DATA(2)(3)(4)
  Working capital.............................................     $526,533
  Total assets................................................      923,975
  Long-term debt..............................................          304
  Other noncurrent liabilities................................        7,288
  Stockholders' equity........................................      692,561

- --------
(1) On November 30, 1994 Sterling Software acquired Knowledgeware in a stock-for-stock acquisition accounted for as a purchase. Accordingly, the operating results of Knowledgeware are included in Sterling Software's results of operations from the date of the acquisition. The results of operations include $62,000,000 of purchased research and development costs, which is the portion of the purchase price attributable to in-process research and development and which was charged to expense in accordance with purchase accounting guidelines. The 1995 results of operations also include a charge for restructure costs of $19,512,000 to integrate Knowledgeware's business into Sterling Software's operations. The restructure charge includes employee termination costs, costs related to the elimination of duplicate facilities, the write-off of costs related to certain software products which were not actively marketed and other out of pocket costs related to the reorganization. Cash costs and expenses directly related to the acquisition of Knowledgeware and unrelated to the restructuring of Sterling Software are accounted for as a cost of the acquisition. See Note 2 of Notes to Consolidated Financial Statements in the Software Form 10-K.
(2) Adjusted to give effect to the conversion and redemption of the outstanding Debentures. On December 20, 1995, Sterling Software gave notice of the redemption of all of the $114,922,000 then outstanding principal amount of the Debentures. The effective date of the redemption was February 12, 1996. The Debentures were convertible into shares of Software Stock. Approximately $114,912,000 principal amount of the Debentures was presented for conversion. In addition, approximately $78,000 principal amount of the Debentures had been converted prior to the announcement of the redemption. Approximately 4,056,000 shares of Software Stock were issued upon conversion of the Debentures. Approximately $10,000 principal amount of Debentures was redeemed for cash on February 12, 1996.

(3) Adjusted to give effect to the receipt of net proceeds of approximately $267,000,000 from the sale of Commerce Stock in the Offering. Based upon certain assumptions and current estimates, Sterling Software presently expects to record a gain, net of tax, of approximately $125,000,000 from the sale of Commerce Stock in the Offering.

(4) In connection with the Offering, Sterling Software accelerated the vesting of substantially all outstanding options granted under Sterling Software's existing stock option plans. The pro forma balance sheet has been adjusted to give effect to the receipt of proceeds of $109,180,000 from the exercise of 4,242,000 employee stock options for the period from January 1, 1996 to March 31, 1996. If all remaining outstanding options and warrants to purchase Software Stock at March 31, 1996 were exercised, 4,214,496 additional shares of Software Stock would be issued and outstanding, resulting in additional proceeds to Sterling Software of $152,154,000.

                            STERLING SOFTWARE, INC.
                         8080 NORTH CENTRAL EXPRESSWAY
                                  SUITE 1100
                              DALLAS, TEXAS 75206

                                PROXY STATEMENT

                                      FOR

                        ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD MAY 29, 1996

  This Proxy Statement is being first mailed on or about April 24, 1996 to stockholders of Sterling Software by the Software Board to solicit proxies (the "Proxies") for use at the Meeting to be held at the Doubletree Hotel, 8250 North Central Expressway, Dallas, Texas, on Wednesday May 29, 1996, at 10:00 a.m. local time, or at such other time and place to which the Meeting may be adjourned.

  At the Meeting, the stockholders of Sterling Software will be asked to consider and vote upon the following matters: (i) approval of the Distribution, if declared by the Software Board; (ii) approval of the adoption of the 1996 Stock Option Plan; (iii) the election of three Class C directors of Sterling Software; and (iv) such other matters as may properly come before the Meeting or any adjournments thereof.

  All shares represented by valid Proxies, unless the stockholder otherwise specifies, will be voted FOR (i) the proposal to approve the Distribution;
(ii) the proposal to adopt the 1996 Stock Option Plan; (iii) the election of the three persons named under "Proposal III--Election of Directors" as nominees for election as Class C directors for terms expiring in 1999; and
(iv) at the discretion of the Proxy holders, with regard to any other matter that may properly come before the Meeting or any adjournments thereof. Where a stockholder has appropriately specified how a Proxy is to be voted, it will be voted accordingly.

  THE EFFECTIVENESS OF PROPOSAL I IS CONDITIONED UPON THE APPROVAL OF PROPOSAL II AND CERTAIN ADDITIONAL CONDITIONS DESCRIBED IN THIS PROXY STATEMENT. ACCORDINGLY, FAILURE OF THE STOCKHOLDERS TO APPROVE PROPOSAL II MAY RESULT IN PROPOSAL I NOT BECOMING EFFECTIVE.

  A Proxy may be revoked at any time by providing written notice of such revocation to The First National Bank of Boston, P.O. Box 1628, Boston, Massachusetts 02105-9903, which notice must be received prior to the Meeting. If notice of revocation is not received prior to the Meeting, a stockholder may nevertheless revoke a Proxy if he or she attends the Meeting and desires to vote in person.

                       RECORD DATE AND VOTING SECURITIES

  The close of business on April 22, 1996 is the record date (the "Record Date") for determining the stockholders entitled to vote at the Meeting, at which time Sterling Software had issued and outstanding approximately 34,800,000 shares of Software Stock. The Software Stock constitutes the only outstanding voting securities of Sterling Software entitled to be voted at the Meeting.

                               QUORUM AND VOTING

  The presence at the Meeting, in person or by Proxy, of the holders of a majority of the outstanding shares of Software Stock is necessary to constitute a quorum. Each share of Software Stock represented at the Meeting, in person or by Proxy, will be counted toward a quorum. If a quorum should not be present, the Meeting may be adjourned from time to time until a quorum is obtained. Each share of Software Stock is entitled to one vote with respect to each proposal (including the election of directors) to be voted on at the Meeting. Cumulative voting is not permitted with respect to any proposal to be acted upon at the Meeting.

  The accompanying proxy card is designed to permit each stockholder of record at the close of business on the Record Date to vote in the election of directors and on the proposals described in this Proxy Statement. The proxy card provides space for a stockholder to vote in favor of or to withhold voting for any or all nominees for election to the Software Board, to vote for or against any proposal to be considered at the Meeting or to abstain from voting for any proposal if the stockholder chooses to do so.

  To be elected, each nominee must receive the affirmative vote of the holders of a majority of the shares of Software Stock present at the Meeting, in person or by Proxy.

  Under Delaware law, which governs the Distribution, a vote of stockholders is not required in connection with the Distribution. Sterling Software is seeking the approval of its stockholders because of the importance of the Distribution. Because no stockholder vote is required, the Software Board has determined, consistent with Sterling Software's Bylaws, that the affirmative vote of the holders of a majority of the shares of Software Stock present, in person or by proxy, at the Meeting will constitute approval of the Distribution.

  Approval of the stockholders is also not required by Delaware law in connection with the adoption of the 1996 Stock Option Plan. Sterling Software is seeking such approval in order to (i) qualify the 1996 Stock Option Plan under Rule 16b-3 of the Exchange Act, (ii) ensure that compensation pursuant to the 1996 Stock Option Plan will not be subject to certain deduction limits under the Code, and (iii) comply with the rules of the NYSE. See "Proposal II--Approval of the 1996 Stock Option Plan--Background." In order to constitute stockholder approval for purposes of Rule 16b-3 of the Exchange Act, approval of the 1996 Stock Option Plan requires the favorable vote of the holders of a majority of the Software Stock present, in person or by proxy, and entitled to vote at the Meeting. Further, under the rules of the NYSE, at least a majority of the outstanding Software Stock must be voted with respect to Proposal II and approval of such Proposal requires the affirmative vote of the holders of a majority of the Software Stock so voted.

  Shares subject to abstentions and broker non-votes will be treated as shares present at the Meeting for purposes of determining whether a quorum is present but, because such shares are not actually voted, will have the effect of a vote against Proposal I and Proposal II.

                         PROPOSAL I--THE DISTRIBUTION

BACKGROUND AND REASONS FOR THE DISTRIBUTION

  Sterling Software is a recognized worldwide supplier of software products and services within the electronic commerce, systems management and applications management software markets and also provides technical professional services to certain sectors of the federal government. Consistent with Sterling Software's decentralized operating style, each major market is served by independently operated business groups which consist of units that focus on specific business niches within those markets. Sterling Software's former Electronic Commerce Group (the business of which is now conducted by Sterling Commerce), is a leading provider of electronic commerce products and services worldwide in the rapidly expanding electronic commerce market.

  In late 1995, Sterling Software's management began exploring various alternatives to enhance the ability of the Electronic Commerce Group to fully realize its potential for further growth in the electronic commerce market.

  In December 1995, the Software Board authorized Sterling Software to form Sterling Commerce to own and operate the electronic commerce businesses historically conducted by its Electronic Commerce Group. The Software Board also authorized Sterling Software to pursue the Offering to be followed by the Distribution.

  In March 1996, Sterling Commerce completed the Offering. Of the 13,800,000 shares of Commerce Stock sold in the Offering, 12,000,000 shares were sold by Sterling Software and 1,800,000 shares were sold by Sterling Commerce. The proceeds to Sterling Software and Sterling Commerce from the sale of the shares of Commerce Stock in the Offering were approximately $267,000,000 and $40,500,000, respectively, based upon the initial public offering price of $24.00 per share of Commerce Stock and after deducting underwriting discounts and other Offering expenses.

  The Software Board believes that the Distribution will allow each of Sterling Software and Sterling Commerce to concentrate exclusively on its own business objectives. The Software Board also believes that the Distribution will facilitate potential acquisitions of other electronic commerce businesses by Sterling Commerce through the creation of a "pure play" electronic commerce equity security (i.e., the Commerce Stock) for possible use as a "currency" in such transactions. This should provide Sterling Commerce greater flexibility to pursue business opportunities, including acquisitions or other business combinations. The Software Board also believes that the Distribution will facilitate the implementation of an effective equity incentive compensation plan for each of Sterling Software and Sterling Commerce through the creation of separate equity securities that will be more closely linked to the separate businesses of the two companies. Accordingly, the Distribution is expected to enhance the ability of both companies to attract, retain, and motivate key personnel.

  In addition, the Software Board believes that the Distribution will maximize the business opportunities and potential for Sterling Commerce's electronic commerce business and those businesses that will continue to be conducted by Sterling Software, thereby enhancing the market recognition of each company.

CONDITIONS TO THE DISTRIBUTION

  The Software Board has conditioned the Distribution upon, among other things, (i) the approval of both the Distribution and the 1996 Stock Option Plan by Sterling Software's stockholders, and (ii) the declaration by the Software Board of a dividend of the shares of Commerce Stock then owned by Sterling Software.

  The declaration of the dividend by the Software Board to effect the Distribution is conditioned upon, among other things, the receipt of a favorable ruling from the IRS as to the tax-free nature of the Distribution and the absence of any change in market conditions or other circumstances that would cause the Software Board to conclude that the Distribution is not in the best interests of the stockholders of Sterling Software. Sterling Software has applied to the IRS for a ruling as to the tax-free nature of the Distribution. See "--Federal Income Tax Aspects of the Distribution."

  As discussed under "Quorum and Voting" above, stockholder approval of the Distribution is not required, although Sterling Software is seeking such approval because of the importance of the Distribution to its stockholders. The Software Board has retained the discretion to waive the conditions to the Distribution described above and further, even if stockholder approval of both the Distribution and the 1996 Stock Option Plan is obtained and all other conditions to the Distribution are satisfied, to abandon, defer or modify the Distribution. However, if the Software Board takes any such action, it will be on the basis that such action is in the best interests of Sterling Software and its stockholders.

  Sterling Software presently anticipates that the Distribution will occur prior to September 30, 1996. Under existing NYSE requirements, Sterling Software will make a public announcement of the special dividend to effect the Distribution at least 10 calendar days prior to the Distribution Record Date.

MANNER OF EFFECTING THE DISTRIBUTION

  If Sterling Software's stockholders approve the Distribution and the 1996 Stock Option Plan and all other conditions thereto are satisfied (or waived by the Software Board), Sterling Software anticipates that the Software Board will establish the Distribution Record Date and Distribution Date following the Meeting. On the Distribution Date, all or substantially all shares of Commerce Stock owned by Sterling Software will be delivered to the Distribution Agent. As soon as practicable thereafter, certificates representing shares of Commerce Stock will be mailed by the Distribution Agent to holders of record of Software Stock as of the Distribution Record Date on the basis of approximately 1.59564 shares of Commerce Stock for every one share of Software Stock held on that date (assuming all presently outstanding options and warrants to purchase Software Stock are exercised prior to the Distribution Record Date). The actual number of shares of Commerce Stock to be distributed with respect to each outstanding share of Software Stock will depend upon the number of shares of Software Stock outstanding on the Distribution Record Date, the number of shares of Commerce Stock owned by Sterling Software on such date and the number of shares of Commerce Stock, if any, which may be required to be retained by Sterling Software to honor certain warrant obligations, if such warrants are not exercised prior to the Distribution Record Date. In any event, in excess of 99% of the shares of Commerce Stock owned by Sterling Software will be included in the Distribution. All such shares of Commerce Stock will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Commerce Capital Stock."

  No holder of Software Stock will be required to pay any cash or other consideration for the shares of Commerce Stock received in the Distribution or to surrender or exchange shares of Software Stock in order to receive Commerce Stock.

  Sterling Software has received a response to a no-action request filed with the Securities and Exchange Commission (the "Commission") to the effect that the Distribution may be effected without the registration of the Commerce Stock under the Securities Act of 1933, as amended (the "Securities Act"), and that the shares of Commerce Stock distributed to stockholders in the Distribution will be freely transferable, except for securities received by persons who may be deemed to be "affiliates" of Sterling Software within the meaning of Rule 144 of the Securities Act. Persons who are affiliates of Sterling Software within the meaning of Rule 144 are subject to such rule, except for the holding period requirement, and may not publicly offer or sell the Commerce Stock received in connection with the Distribution except pursuant to a registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION

  The declaration of the dividend by the Software Board to effect the Distribution is conditioned upon, among other things, the receipt of a ruling from the IRS to the effect that the Distribution will qualify as a tax free spin-off under Section 355 of the Code and that for federal income tax purposes:

  . No gain or loss will be recognized by (and no amount will be included in the income of) a holder of Software Stock upon the receipt of Commerce Stock in the Distribution.

  . The aggregate basis of the Software Stock and the Commerce Stock in the hands of the stockholders of Sterling Software immediately after the Distribution will be the same as the aggregate basis of the Software Stock held immediately before the Distribution, allocated in proportion to the fair market value of each security.

  . The holding period of the Commerce Stock received by the stockholders of Sterling Software will include the holding period of the Software Stock with respect to which the Distribution will be made, provided that such stockholder held the Software Stock as a capital asset on the Distribution Date.

  . No gain or loss will be recognized by Sterling Software upon the Distribution.

  Application has been made to the IRS for a ruling to the foregoing effect. As of the date hereof, the IRS has not issued such a ruling. Sterling Software believes that the positions asserted by Sterling Software in requesting the ruling are consistent with the Code and the rules and regulations promulgated thereunder. However, there is no certainty that the IRS will issue a favorable ruling. If such ruling is not obtained, the Software Board will determine what action, if any, to take with respect to the Distribution at that time. See "Certain Considerations--Certain Tax Considerations." The Software Board may waive the receipt of such a ruling as a condition to consummation of the Distribution. Sterling Software will make a public announcement but will not provide stockholders with prior notice if receipt of the tax ruling is waived as a condition to consummation of the Distribution; however (i) the Software Board will waive such condition only if the Software Board believes that the receipt of shares of Commerce Stock by holders of Software Stock will be tax free and (ii) Sterling Software will notify stockholders if Sterling Software either receives an unfavorable ruling from the IRS, or withdraws its request for such ruling, prior to the Meeting. See "The Distribution-- Conditions to the Distribution." For a description of the consequences to Sterling Software, Commerce and the stockholders if the Distribution were not to qualify as tax free, see "Certain Considerations--Certain Tax Considerations."

  THE FOREGOING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE DISTRIBUTION, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, AND OF PROPOSED CHANGES IN APPLICABLE TAX LAWS.

  For a description of the Tax Allocation Agreement entered into between Sterling Software and Commerce in connection with the Offering, see "Relationship Between Sterling Software and Commerce after the Distribution-- Intercompany Agreements."

NO FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of Commerce Stock will be issued to Sterling Software's stockholders in the Distribution. The Distribution Agent will aggregate fractional shares into whole shares and sell such shares in the open market at then prevailing prices on behalf of holders who otherwise would be entitled to receive fractional share interests and such persons will receive a cash payment in the amount of their pro rata share of the total sale proceeds. Such sales are expected to be made as soon as practicable after the mailing of the certificates evidencing shares of Commerce Stock to Sterling Software's stockholders. Sterling Software will bear the cost of commissions and other expenses incurred in connection with such sales.

NO APPRAISAL RIGHTS

  Stockholders are not entitled to appraisal rights under Delaware law in connection with the Distribution or any other matter to be considered at the Meeting.

                            CERTAIN CONSIDERATIONS

CERTAIN OPERATING CONSIDERATIONS

  Although Commerce together with its subsidiaries and predecessors has been providing electronic commerce solutions for over 20 years, Commerce has a limited operating history as a separate company. Prior to the Offering, each of Sterling Software and Commerce had access to the cash flow generated by the other and to Sterling Software's credit, which was based on the combined assets of Sterling Software and Commerce.

  Prior to the completion of the Distribution, Sterling Software will continue to provide cash management services to Commerce on an interim basis pursuant to an agreement that will automatically terminate on the occurrence of the Distribution and is otherwise terminable by either party on or after September 30, 1996. Such agreement provides, among other things, for Sterling Software to advance Commerce funds sufficient to meet its daily cash requirements. Commerce is in negotiations with a bank lender to provide a two-year, unsecured revolving credit facility that will permit borrowings of up to $20,000,000. Commerce presently expects to enter into a loan agreement for this credit facility effective as of the Distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Commerce--Liquidity and Capital Resources." Although Commerce does not expect to have any difficulty in this regard, there can be no assurance that Commerce will be able to obtain such credit facility on the terms or in the timeframe described above.

  Each of Sterling Software and Commerce is a smaller and less diversified company than historically was the case with respect to Sterling Software prior to the Offering. In addition, the Distribution will result in the termination of Sterling Software's ownership of a majority interest in Commerce. Such termination may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of each company.

  The businesses in which each of Sterling Software and Commerce and each of their respective operating groups engages are highly competitive. Each of Sterling Software and Commerce competes with both large companies having substantially greater resources and small specialized companies that compete in a particular geographic region or market niche. See "Business of Commerce-- Competition" and "Business of Sterling Software--Competition." Following the Distribution, each of Sterling Software and Commerce will be required to compete with such other companies without the capital resources and other assets of the other.

CERTAIN TAX CONSIDERATIONS

  The declaration of the dividend by the Software Board to effect the Distribution is conditioned upon, among other things, the receipt of a ruling from the IRS as to the tax-free nature of the Distribution, although the Software Board may waive receipt of the ruling as a condition to consummation of the Distribution. See "The Distribution--Conditions to the Distribution" and "--Federal Income Tax Aspects of the Distribution." Such rulings, while generally binding upon the IRS, are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in a material respect, the rights of taxpayers to rely on such ruling would be jeopardized. Sterling Software is not aware of any facts or circumstances which would cause such representations and assumptions to be untrue.

  The IRS has not issued a ruling letter and there can be no assurance that the IRS will issue a ruling prior to the Distribution. If the Distribution were not to qualify as a tax-free spin-off under Section 355 of the Code, then, in general, a corporate tax (which would be very substantial) would be payable by Sterling Software based upon the difference between (i) the fair market value of the distributed Commerce Stock and (ii) the adjusted basis of such Commerce Stock. In addition, under the consolidated tax return rules of the Code, each member of Sterling Software's consolidated group (including Commerce) would be severally liable for such tax liability. If the Distribution occurred and it were not to qualify as a tax-free spin-off under
Section 355 of the Code, the resulting tax liability would have a material adverse effect on the financial position, results of operations and cash flows of Sterling Software and possibly Commerce.

  Furthermore, if the Distribution were not to qualify as a tax-free spin-off, each stockholder of Sterling Software who receives shares of Commerce Stock in the Distribution would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of Commerce Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Sterling Software's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in such holder's shares of Software Stock to the extent that the amount received exceeds such stockholder's share of earnings and profits and (iii) a gain from the deemed sale or exchange of such shares of Software Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such shares of Software Stock. Finally, if the Distribution does not occur, any future dispositions by Sterling Software of any Commerce Stock would likely be taxable to Sterling Software. See "The Distribution--Federal Income Tax Aspects of the Distribution."

RELATIONSHIP BETWEEN STERLING SOFTWARE AND COMMERCE; CONFLICTS OF INTEREST.

  Conflicts of interest may arise between Sterling Software and Commerce in a number of areas relating to their past and ongoing relationships, including potential competitive business activities, international marketing functions, tax and employee benefit matters, indemnity arrangements and the existence of certain dual management capacities of executives who continue to serve both companies. See "Relationship Between Sterling Software and Commerce After the Distribution--Conflicts of Interest." Certain of Sterling Software's executive officers are also executive officers of Commerce and will continue to serve in such dual capacities for some period following the Distribution. Neither the length of such period for any particular individual nor the capacity or capacities in which he or she might serve either Sterling Software or Commerce (or both) following the conclusion of such period has been determined as of the date of this Proxy Statement. There can be no assurance regarding the impact on each of Sterling Software and Commerce in the event any of such executive officers is unable to continue to serve in such dual capacities. In addition, currently four individuals are members of the

Board of Directors of both Sterling Software and Sterling Commerce and one other individual who is a director of Commerce is a former director of Sterling Software. Directors or executive officers of Sterling Software who are also directors or executive officers of Commerce may have conflicts of interest with respect to matters potentially or actually involving or affecting Sterling Software and Commerce. There can be no assurance that conflicts will be resolved without detriment to the interests of one company or the other. Further, although neither Sterling Software nor Sterling Commerce presently intends to engage in the businesses presently conducted by the other, neither company is contractually obligated not to do so. See "Relationship between Sterling Software and Commerce After the Distribution-- Conflicts of Interest."

ABILITY TO ATTRACT QUALIFIED PERSONNEL

  The businesses of each of Sterling Software and Commerce are dependent upon each company's ability to attract and retain highly qualified managerial, technical and sales personnel. Competition for such personnel is intense, and following the Distribution Sterling Software and Commerce may compete with each other as well as third parties for such personnel. There can be no assurance regarding the impact of the Distribution on the ability of each of Sterling Software and Commerce to retain its key managerial, technical and sales personnel or to attract, assimilate or retain such personnel in the future. The inability of either company to attract and retain such personnel could have a material adverse effect on the business, results of operations and financial condition of such company. See "Business of Commerce--Employees" and "Business of Sterling Software--Employees."

LISTING AND TRADING OF COMMERCE STOCK

  Commerce completed the Offering in March 1996. Of the 13,800,000 shares of Commerce Stock sold in the Offering, 12,000,000 shares were sold by Sterling Software and 1,800,000 shares were sold by Commerce. Sterling Software presently owns 61,200,000 Shares of Common Stock, or 81.6% of the outstanding shares of Commerce Stock.

  The Commerce Stock is listed for trading on the NYSE under the symbol "SE" and began trading on the NYSE on March 8, 1996. There was no public market for the Commerce Stock prior to the Offering and there can be no assurance that an active trading market in the Commerce Stock will be sustained. The market price of the Commerce Stock is likely to be highly volatile, and there can be no assurance that the price of the Commerce Stock will not decline below the initial public offering price at any time prior to or following the completion of the Distribution. In addition, there can be no assurance as to the effect that the expectation that the Distribution will occur, the occurrence of the Distribution or the failure of the Distribution to occur might have on the market price of the Commerce Stock. Sterling Software believes factors such as quarterly fluctuations in Commerce's financial results, changes in earnings estimates by securities analysts and announcements of material events by Commerce, its major customers or its competitors, as well as general industry or economic conditions, may cause the market price of the Commerce Stock to fluctuate, perhaps substantially.

  The high and low sales prices for the Commerce Stock as reported on the NYSE for the period from March 8, 1996 through April 22, 1996 are $33 7/8 and $28, respectively. Following the Distribution, Commerce initially will have approximately 1,250 stockholders of record based upon the number of stockholders of record of each of Commerce and Sterling Software as of April 22, 1996.

LISTING AND TRADING OF SOFTWARE STOCK

  It is expected that the Software Stock will continue to be listed and traded on the NYSE after the Distribution. Following the Distribution, Commerce's financial results will no longer be consolidated with those of Sterling Software, and Sterling Software's assets and revenues will be substantially lower than prior to the Distribution. See "Pro Forma Financial Data of Sterling Software." Accordingly, as a result of the Distribution, the trading price range of the Software Stock immediately after the Distribution may be significantly lower than the trading price range of the Software Stock prior to the Distribution. The combined trading prices of the Software Stock and the Commerce Stock after the Distribution may be less than, equal to or greater than the trading price of the Software Stock prior to the Distribution. The prices at which the Software Stock trades after the Distribution will be determined by the marketplace and may be influenced by many factors, including the continuing depth and liquidity of the market for the Software Stock, investor perception of Sterling Software's remaining software businesses, dividend policy and general economic and market conditions. For information regarding the historical trading prices of the Software Stock, see "Market for Sterling Software Stock."

DIVIDEND POLICIES

  Commerce intends to retain available earnings for use in the operation and expansion of Commerce's business. Accordingly, Commerce does not anticipate paying cash dividends on the Commerce Stock in the foreseeable future.

  Sterling Software did not pay dividends on the Software Stock during the three years ended September 30, 1995 and following the Distribution intends to continue its policy of retaining available earnings for use in the operation and expansion of its businesses. Moreover, under the terms of its existing credit facility, Sterling Software is prohibited from making distributions in the form of dividends on the Software Stock (except for the Distribution). Accordingly, Sterling Software does not anticipate paying cash dividends on Software Stock in the foreseeable future.

ACCOUNTING TREATMENT

  Upon declaration by the Software Board of the special dividend effecting the Distribution, Sterling Software expects to present the business of Commerce and its subsidiaries as a discontinued operation to the extent financial information for periods prior to the Distribution is required to be included in Sterling Software's historical financial statements.

CERTAIN PROVISIONS OF COMMERCE'S CERTIFICATE OF INCORPORATION AND BYLAWS

  Commerce's Certificate of Incorporation and Bylaws and applicable law contain provisions that may have the effect of delaying, deterring or preventing a change in control of Commerce. In addition, Commerce's Certificate of Incorporation authorizes the issuance of up to 150,000,000 shares of Commerce Stock and 50,000,000 shares of preferred stock (the "Commerce Preferred Stock"). The Commerce Board has the authority to determine the price and terms under which any such additional capital stock may be issued and to fix the terms of the Commerce Preferred Stock and stockholders of Commerce do not have preemptive rights with respect thereto. See "Description of Commerce Capital Stock."

                    RELATIONSHIP BETWEEN STERLING SOFTWARE
                      AND COMMERCE AFTER THE DISTRIBUTION

FUTURE MANAGEMENT OF THE SEPARATE COMPANIES

  Commerce. Following the Distribution, Commerce presently intends to continue to operate its businesses substantially in the manner in which such businesses historically were operated by Sterling Software.

  The Commerce Board currently has six members, four of whom (Messrs. Sterling Williams, Sam Wyly, Charles Wyly and Evan A. Wyly) are also directors and executive officers of Sterling Software. The other two directors of Commerce are Robert E. Cook and Honor R. Hill. Mr. Cook served as a director of Sterling Software from July 1993 until he resigned from the Software Board upon completion of the Offering. See "Management of Commerce--Executive Officers and Directors."

  Certain of Commerce's executive officers are also executive officers of Sterling Software and will continue to serve in such dual capacities for some period following the Distribution. Sterling L. Williams serves as President and Chief Executive Officer of Sterling Software and as Chairman of the Board and Chief Executive Officer of Commerce; George H. Ellis serves as Executive Vice President and Chief Financial Officer of both companies; Jeannette P. Meier serves as Executive Vice President, Secretary and General Counsel of both companies; and Phillip A. Moore serves as an Executive Vice President of both companies. Neither the length of such period for any particular individual nor the capacity or capacities in which he or she may serve either Sterling Software or Commerce (or both) following the conclusion of such period has been determined as of the date of this Proxy Statement and could be affected by, among other things, any limitations that might be imposed as a condition to the receipt of the ruling from the IRS described in "The Distribution-- Federal Income Tax Aspects of the Distribution." Although such executive officers have severance agreements with Commerce, no minimum term of employment with Commerce is required as a condition to the receipt of the benefits and payments provided for thereunder. See "Management of Commerce-- Benefit Plans and Agreements."

  Sterling Software. Following the Distribution, it is contemplated that Sterling Software will continue to operate its remaining businesses substantially in the manner in which they are currently operated. See "Management of Sterling Software."

INTERCOMPANY AGREEMENTS

  In anticipation of the Offering, Sterling Software and Commerce entered into a number of agreements (the "Intercompany Agreements") for the purpose of defining certain relationships between them. As a result of Sterling Software's ownership interest in Commerce, the terms of such agreements were not the result of arm's-length negotiation. See "Certain Considerations-- Relationship between Sterling Software and Commerce; Conflicts of Interest." As part of Proposal I, stockholders are being asked to ratify the Intercompany Agreements described below.

  Tax Allocation Agreement. Sterling Software and Commerce have entered into a tax allocation agreement (the "Tax Allocation Agreement") to provide for (i) the allocation of payments of taxes for periods during which Sterling Software (or any of its affiliates other than Commerce and its subsidiaries) and Commerce or any of its subsidiaries are included in the same consolidated group for federal income tax purposes or the same consolidated, combined or unitary returns for state, local or foreign tax purposes, (ii) the allocation of responsibility for the filing of tax returns, (iii) the conducting of tax audits and the handling of tax controversies, and (iv) various related matters. For periods during which Commerce is included in Sterling Software's consolidated federal income tax returns or state consolidated, combined or unitary tax returns (which periods are expected to include the period between the Offering and the Distribution), Commerce is required to pay to or entitled to receive from Sterling Software its allocable portion of the consolidated federal income and state tax liability or credits. Commerce is directly responsible for separate state, local and foreign tax returns and related liabilities for itself and its subsidiaries for all periods.

  Indemnification Agreement. Sterling Software and Commerce have entered into an indemnification agreement (the "Indemnification Agreement"). Under the Indemnification Agreement, subject to limited exceptions, Commerce is required to indemnify Sterling Software and its directors, officers, employees, agents and representatives for liabilities under federal or state securities laws as a result of the Offering or the Distribution, including liabilities arising out of or based upon alleged misrepresentations in or omissions from the registration statement or the prospectus pertaining to the Offering or any disclosure documents prepared in connection with the Distribution, including this Proxy Statement. The Indemnification Agreement also provides that each party thereto (the "Indemnifying Party") will indemnify the other party thereto and its directors, officers, employees, agents and representatives (the "Indemnified Party") for liabilities that may be incurred by the Indemnified Party relating to, resulting from or arising out of (i) the businesses, operations or assets conducted or owned or formerly conducted or owned by the Indemnifying Party and its subsidiaries (except, in the case where Sterling Software is the Indemnifying Party, the businesses, operations and assets of Commerce and its subsidiaries) or (ii) the failure by the Indemnifying Party to comply with any other agreements executed in connection with the Offering. In addition, the Indemnification Agreement provides that Commerce will indemnify Sterling Software and its directors, officers, employees, agents and representatives for any liabilities resulting from or arising out of certain acts, failures to act or the provision of incorrect factual information by Commerce in connection with the IRS ruling request that cause the Distribution to be taxable to Sterling Software or its stockholders.

  The Indemnification Agreement also provides that each party thereto (the "Obligor Party") (i) will use reasonable efforts to obtain the release of the other party thereto (the "Guarantor Party") from its obligation under or in respect of all material guarantees, surety and performance bonds, letters of credit and other arrangements guaranteeing or securing any liability or obligation of the Obligor Party, (ii) will indemnify the Guarantor Party for any liabilities incurred under such guarantees, bonds, letters of credit and other arrangements, and (iii) will reimburse the Guarantor Party for its direct costs (or, in certain circumstances, the Obligor Party's pro rata share of such direct costs) of maintaining such guarantees, bonds, letters of credit and other arrangements pending the release of the Guarantor Party thereunder.

  International Marketing Agreement. A subsidiary of each of Sterling Software and Commerce have entered into a marketing services agreement (the "International Marketing Agreement") pursuant to which Sterling Software's International Group acts as the exclusive distributor (directly and through subdistributors) of Commerce's interchange and communications software products in markets outside the United States and Canada and is responsible for sales, marketing and first level support of such products in those markets. The International Marketing Agreement, which expires in March 1999, provides for the payment to Commerce of royalties equal to 50% of the net revenue that the International Group derives from licenses of Commerce's interchange and communications software products and related product support services, with the balance of such net revenue to be retained by the International Group as payment for the services provided by it under the International Marketing Agreement. The International Marketing Agreement obligates Sterling Software's International Group to use efforts in the marketing of Commerce's software products and the provision of related services comparable to those used by the International Group in connection with the marketing of products and services on behalf of Sterling Software. Although it is not anticipated that products and services offered by the International Group on behalf of Sterling Software will be directly competitive with the products and services offered by it on behalf of Commerce, the International Marketing Agreement does not expressly prohibit the International Group from offering such products and services on behalf of Sterling Software (subject to the obligations described in the preceding sentence).

  Master Software License Agreement. Sterling Software, Commerce and certain of their respective subsidiaries have entered into a master software license agreement (the "Master Software License Agreement") pursuant to which (i) certain subsidiaries of Sterling Software have confirmed the terms of software licenses previously granted to certain subsidiaries of Commerce and (ii) certain subsidiaries of Commerce have confirmed the terms of software licenses previously granted to Sterling Software and certain of its subsidiaries. The licenses reflected in the Master Software License Agreement are nonexclusive, perpetual and royalty free, but (subject to certain exceptions) are otherwise subject to and governed by the provisions of the standard form of agreement (including prohibitions against external use and sublicensing) used by the applicable licensor to license comparable software to third-party customers.

  Data Processing Agreement. Sterling Software and Commerce have entered into a data processing agreement (the "Data Processing Agreement") pursuant to which Commerce provides to Sterling Software certain data processing services. Under the Data Processing Agreement, Sterling Software pays Commerce a monthly fee based on Commerce's costs that are directly attributable to the provision of such services to Sterling Software and rates charged by third parties for comparable services. The Data Processing Agreement is terminable by either party on 90 days' prior written notice, except that no such written notice may result in termination prior to September 30, 1996.

  Space Sharing Agreement. Sterling Software and Commerce have entered into a space sharing agreement (the "Space Sharing Agreement") providing for the sharing by Sterling Software and Commerce of certain office facilities, including the office facilities at which both Sterling Software's and Commerce's principal executive offices are located (the "Headquarters Facility"). Under the Space Sharing Agreement, the costs associated with leasing and maintaining facilities are, in general, allocated between Sterling Software and Commerce on a pro rata basis determined by the square footage utilized by each company or the number of employees of each company at the specific location, in accordance with historical practices. Sterling Software's and Commerce's respective rights to use portions of the shared facilities (including the Headquarters Facility) leased from third parties by the other, and the corresponding obligations to pay for such use, may be terminated as to any such facility by either Sterling Software or Commerce on 90 days' prior written notice.

CONFLICTS OF INTEREST

  After the Distribution, Sterling Software and Commerce will have significant contractual and other ongoing relationships as discussed above. Conflicts of interest may arise between Sterling Software and Commerce in a number of areas relating to such ongoing relationships, including potential competitive business activities, international marketing functions, tax and employee benefit matters, indemnity arrangements, and the continued service of certain directors and executive officers of each of Sterling Software and Commerce as directors and executive officers of the other company. Four executive officers of Sterling Software are also executive officers of Commerce and will not spend all of their professional time on behalf of either company. See "-- Future Management of the Separate Companies."

  Commerce has advised Sterling Software that it does not intend to engage in the business of developing, marketing or supporting products or services in the applications management, systems management, federal systems or other markets in which Sterling Software is presently engaged (excluding the provision of electronic commerce products and services). Sterling Software does not currently intend to engage in the business of developing, marketing and supporting electronic commerce products and services except through its ownership of Commerce Stock prior to the Distribution and contractual relationships with Commerce (such as the International Marketing Agreement). However, there are no contractual or other restrictions on the ability of either Sterling Software or Commerce to engage in such activities. Accordingly, circumstances could arise in which Sterling Software and Commerce would engage in activities in competition with one another.

  Sterling Software and Commerce may enter into material transactions and agreements in the future in addition to those described above. The Software Board and the Commerce Board will each utilize such procedures in evaluating the terms and provisions of any material transactions between Sterling Software or its affiliates and Commerce or its affiliates as each of the Software Board and the Commerce Board may deem appropriate in light of its fiduciary duties under state law. Depending on the nature and size of the particular transaction, in any such evaluation, each of the Software Board and the Commerce Board may rely on management's statements and opinions and may or may not utilize outside experts or consultants or obtain independent appraisals or opinions.

  Directors or executive officers of Sterling Software who are also directors or executive officers of Commerce may have conflicts of interest with respect to matters potentially or actually involving or affecting Sterling Software and Commerce, such as acquisitions, financings and other corporate opportunities that may be suitable for both Sterling Software and Commerce. To the extent that such opportunities arise, such directors and executive officers may consult with their legal advisors and make a determination after consideration of a number of factors, including whether such opportunity is presented to any such director or executive officer in his or her capacity as a director or executive officer of Sterling Software or Commerce, whether such opportunity is within Sterling Software's or Commerce's line of business or consistent with their respective strategic objectives and whether Sterling Software or Commerce will be able to undertake or benefit from such opportunity. In addition, determinations may be made by the Software Board or the Commerce Board, when appropriate, by the vote of the disinterested directors only. Notwithstanding the foregoing, there can be no assurance that conflicts will be resolved without detriment to the interests of one company or the other. See "Certain Considerations--Relationship between Sterling Software and Commerce; Conflicts of Interest."

  The directors and officers of Commerce are presently insured under insurance policies maintained by Sterling Software against liability for actions taken or omitted to be taken in their capacities as directors and officers of Commerce, including actions or omissions that may be alleged to constitute breaches of the fiduciary duties owed by such persons to Commerce and its stockholders. Prior to the Distribution, Commerce intends to obtain insurance coverage for its directors and officers in respect of such matters comparable to that currently provided under Sterling Software's insurance policies. See "Certain Considerations--Relationship between Sterling Software and Commerce; Conflicts of Interest."

               SELECTED FINANCIAL AND OPERATING DATA OF COMMERCE

  The selected financial and operating data set forth below should be read in conjunction with the "Management's Discussion and Analysis of Financial Condition and Results of Operations of Commerce," the Consolidated Financial Statements and the Notes thereto of Commerce and other information contained in this Proxy Statement. The data for the years ended September 30, 1993, 1994 and 1995 have been derived from the audited Consolidated Financial Statements of Commerce appearing elsewhere in this Proxy Statement. The data for the years ended September 30, 1991 and 1992 have been derived from unaudited consolidated financial statements of Commerce not included in this Proxy Statement. The data for the three months ended December 31, 1994 and 1995 have been derived from unaudited consolidated interim financial statements of Commerce appearing elsewhere in this Proxy Statement. The unaudited consolidated financial statements have been prepared by Commerce on a basis consistent with the Consolidated Financial Statements of Commerce appearing elsewhere herein and, in the opinion of Commerce's management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of such data.

                                                                         THREE MONTHS ENDED
                                 YEAR ENDED SEPTEMBER 30,(1)               DECEMBER 31,(2)
                          -------------------------------------------  ------------------------
                          1991(3)  1992    1993      1994      1995      1994         1995
                          ------- ------- -------  --------  --------  --------  --------------
                                        (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
Revenue:
 Products...............  $28,451 $32,376 $43,509  $ 56,291  $ 71,603  $ 15,319     $ 17,403
 Product support........   18,317  23,268  29,875    37,953    46,190    10,466       13,477
 Services...............   20,322  28,794  39,523    53,246    74,063    17,037       21,787
 Royalties from affili-
  ated companies........    3,941   4,488   4,906     8,426    11,722     2,274        3,483
                          ------- ------- -------  --------  --------  --------     --------
  Total revenue.........   71,031  88,926 117,813   155,916   203,578    45,096       56,150
Costs and expenses:
 Cost of sales:
 Products and product
  support...............   10,383  11,958  15,884    24,000    25,879     5,855        7,221
 Services...............    4,203   8,635  11,673    12,282    15,671     3,737        4,695
                          ------- ------- -------  --------  --------  --------     --------
  Total cost of sales...   14,586  20,593  27,557    36,282    41,550     9,592       11,916
 Product development and
  enhancement...........    7,879   9,413   6,478    12,497    14,807     3,599        3,288
 Selling, general and
  administrative........   35,090  43,987  54,777    60,732    75,193    17,303       20,255
 Restructuring charge...      --      --    3,638       --        --        --           --
                          ------- ------- -------  --------  --------  --------     --------
  Total costs and ex-
   penses...............   57,555  73,993  92,450   109,551   131,550    30,494       35,459
                          ------- ------- -------  --------  --------  --------     --------
Income before other in-
 come (expense) and in-
 come taxes.............   13,476  14,933  25,363    46,405    72,028    14,602       20,691
Other income (expense)..       33      38     (40)     (150)     (478)      (59)        (210)
                          ------- ------- -------  --------  --------  --------     --------
Income before income
 taxes..................   13,509  14,971  25,323    46,255    71,550    14,543       20,481
Provision for income
 taxes..................    5,404   5,988  10,129    18,502    28,620     5,817        8,192
                          ------- ------- -------  --------  --------  --------     --------
Net income..............  $ 8,105 $ 8,983 $15,194  $ 27,753  $ 42,930  $  8,726     $ 12,289
                          ======= ======= =======  ========  ========  ========     ========
Pro forma earnings per
 share(4)...............                                     $   0.59               $   0.17
                                                             ========               ========
                                      SEPTEMBER 30,(1)                    DECEMBER 31, 1995
                          -------------------------------------------  ------------------------
                                                                                 AS ADJUSTED(5)
                           1991    1992    1993      1994      1995     ACTUAL    (UNAUDITED)
                          ------- ------- -------  --------  --------  --------  --------------
                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
 Working capital(6).....  $ 5,438 $ 2,485 $(3,438) $  2,198  $  3,692  $  6,361     $ 46,861
 Total assets...........   64,607  77,319  87,271   100,638   128,978   137,546      178,046
 Other noncurrent lia-
  bilities..............    1,674   3,639   4,020     6,151     5,680     6,972        6,972
 Stockholders' net in-
  vestment..............   37,762  38,650  37,498    43,051    53,187    59,602          --
 Stockholders' equi-
  ty(7).................      --      --      --        --        --        --       100,102

- -------

(1) Commerce's operations have historically been included in consolidated income tax returns filed by Sterling Software. Income tax expense has been computed assuming Commerce filed separate income tax returns.
(2) Results of operations for interim periods are not necessarily indicative of results of operations for the entire fiscal year.
(3) On June 28, 1991, Sterling Software acquired the assets of the Redinet Division from Control Data Corporation in an acquisition accounted for as a purchase.
(4) Assumes that 73,200,000 shares of Commerce Stock were outstanding for the periods presented.
(5) Adjusted to give effect to the 75,000,000 shares of Commerce Stock outstanding after the Offering and the receipt by Commerce of approximately $40,500,000 of net proceeds from the sale by Commerce of 1,800,000 shares of Commerce Stock pursuant to the Offering.
(6) Prior to the completion of the Offering, substantially all of the excess cash generated by Commerce's operations was regularly remitted to Sterling Software pursuant to Sterling Software's centralized cash management program.
(7) Excludes the effects of the possible future issuance of 15,000,000 shares of Commerce Stock initially available for issuance pursuant to Commerce's 1996 Stock Option Plan. See "Management of Commerce--Benefit Plans and Agreements."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COMMERCE

OVERVIEW

  Commerce develops, markets and supports electronic commerce software products and provides electronic commerce network services that enable businesses to engage in business-to-business electronic communications and transactions. Commerce has five principal groups: Network Services; Communications Software; Interchange Software; Banking Systems; and International. The Network Services Group generates substantially all of Commerce's services revenue. The Communications Software, Interchange Software and Banking Systems Groups generate products, product support and some services revenue. The International Group generates services and some products revenue.

  Commerce generates revenue from four sources: services; products; product support; and royalties. Services revenue consists primarily of transaction fees for network services and is recognized at the time the service is performed. Products revenue is derived from license fees from Commerce's four software product groups--COMMERCE, CONNECT, GENTRAN and VECTOR--and is recognized at the time of product delivery, provided no significant future vendor obligations exist and collection is probable. Product support revenue consists primarily of fees from product support agreements that provide customers with updated or enhanced versions of Commerce's software products as they become available and provide telephone access to Commerce's technical personnel. Product support revenue is deferred and recognized ratably over the term of the applicable product support agreement, which is generally one year. Royalty revenue consists primarily of royalties relating to international licenses of software products and product support agreements.

  A majority of Commerce's software customers enter into product support agreements and renew such agreements upon expiration. Moreover, although most network service agreements are cancelable upon 30 days' notice, Commerce's experience is that once customers initiate use of Commerce's network services, they tend to continue to use such services. Accordingly, revenue from product support and network services is considered recurring revenue. In 1995, recurring revenue represented 59% of Commerce's total revenue.

  As the number of participants in the electronic commerce industry has increased, Commerce has acquired or developed new products or adapted existing products to serve a wide variety of operating platforms. Accordingly, the amount of Commerce's products revenue derived from the sale of non-mainframe software products has increased in recent years from 25% in 1993 to 43% in 1995.

  International licensing and marketing of software products and product support services for Commerce's interchange and communications software are provided by Sterling Software's International Group. Commerce receives royalties from such sales. Commerce's International Group markets network services and related products outside of North America, primarily in Europe. Commerce's Banking Systems Group markets its software products and product support services both in and outside of North America.

  Sterling Software formed Commerce as a wholly owned subsidiary in December 1995. In contemplation of the Offering, among other things, Sterling Software caused to be transferred to Commerce the direct and indirect subsidiaries through which Sterling Software historically conducted its electronic commerce business. The following discussion of Commerce's results of operations and liquidity and capital resources is based upon, and should be read in conjunction with, the Consolidated Financial Statements, including the Notes thereto, of Commerce. See "Index to Consolidated Financial Statements of Commerce."

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, certain consolidated statement of operations data expressed as a percentage of total revenue.

                                                         THREE MONTHS ENDED
                            YEAR ENDED SEPTEMBER 30,        DECEMBER 31,
                           ----------------------------  --------------------
                             1993      1994      1995      1994       1995
                           --------  --------  --------  ---------  ---------
Revenue:
  Products................     36.9%     36.1%     35.2%      34.0%      31.0%
  Product support.........     25.4      24.3      22.7       23.2       24.0
  Services................     33.5      34.2      36.3       37.8       38.8
  Royalties from affili-
   ated companies.........      4.2       5.4       5.8        5.0        6.2
                           --------  --------  --------  ---------  ---------
    Total revenue.........    100.0     100.0     100.0      100.0      100.0
Costs and expenses:
 Cost of sales:
  Products and product
   support................     13.5      15.4      12.7       13.0       12.9
  Services................      9.9       7.9       7.7        8.3        8.3
                           --------  --------  --------  ---------  ---------
    Total cost of sales...     23.4      23.3      20.4       21.3       21.2
  Product development and
   enhancement............      5.5       8.0       7.3        8.0        5.9
  Selling, general and ad-
   ministrative...........     46.5      38.9      36.9       38.4       36.1
  Restructuring charge....      3.1       --        --         --         --
                           --------  --------  --------  ---------  ---------
    Total costs and ex-
     penses...............     78.5      70.2      64.6       67.7       63.2
                           --------  --------  --------  ---------  ---------
Income before other ex-
 pense and income taxes...     21.5      29.8      35.4       32.3       36.8
Other expense.............      --        0.1       0.2        0.1        0.3
                           --------  --------  --------  ---------  ---------
Income before income tax-
 es.......................     21.5      29.7      35.2       32.2       36.5
Provision for income tax-
 es.......................      8.6      11.9      14.1       12.9       14.6
                           --------  --------  --------  ---------  ---------
Net income................     12.9%     17.8%     21.1%      19.3%      21.9%
                           ========  ========  ========  =========  =========

THREE MONTHS ENDED DECEMBER 31, 1995 AND 1994

  Total revenue increased $11,054,000, or 25%, in the first quarter of 1996 over the same period of 1995. The revenue increase was due to a $4,750,000 increase in services revenue, a $2,084,000 increase in products revenue, a $3,011,000 increase in product support revenue and a $1,209,000 increase in royalties from affiliated companies. Services revenue increased 28%, primarily from the growth in existing network services customer volume and the addition of new customers, primarily in the grocery, hardlines and retail vertical markets. The number of network services customers grew from approximately 9,600 at December 31, 1994 to approximately 11,900 at December 31, 1995. Products revenue increased 14% and product support revenue increased 29% in the first quarter of 1996 over the same period of 1995. All of Commerce's product lines experienced growth in products revenue and product support revenue due to the addition of new customers, new product offerings, certain product price increases and a continuing expansion of the installed customer base for product support. This growth was partially offset by a decline in revenue from the federal government of $839,000, or 68%, due to the federal government shutdown during the three months ended December 31, 1995. Recurring revenue increased $7,761,000, or 28%, in the first quarter of 1996 over the same period of 1995 and represented 63% and 61% of total revenue in the first quarter of 1996 and the first quarter of 1995, respectively. For the first quarter of 1996, 61% of Commerce's products revenue was for products that run on operating platforms other than mainframe operating platforms, as compared to 41% for the first quarter of 1995.

  Total cost of sales consists primarily of salaries and other related expenses for product support, data center and communications personnel and other related expenses for facilities, data center, communications, product media, duplication, packaging and shipping. Total cost of sales increased $2,324,000, or 24%, in the first quarter of 1996 over the same period of 1995. As a percentage of total revenue, total cost of sales remained unchanged at 21% in the first quarter of both 1996 and 1995. Cost of sales for services increased 26% due to higher network services costs to support a growing customer base and greater customer volume. Cost of sales for services, as a percentage of total revenue, remained unchanged at 8% in the first quarter of both 1996 and 1995. Cost of sales for products and product support increased $1,366,000 due to increased costs to support expanding software sales, a larger installed customer base and higher amortization costs of capitalized development for software products. Cost of sales for products and product support, as a percentage of total revenue, remained unchanged at 13% in the first quarter of both 1996 and 1995. Cost of sales includes $3,542,000 and $3,383,000 of depreciation and amortization in the first quarter of 1996 and 1995, respectively.

  Product development and enhancement expense consists primarily of salaries and other related expenses for product development personnel, together with the cost of facilities and equipment. Product development and enhancement expense for the first quarter of 1996 of $3,288,000, net of $2,934,000 of amounts capitalized pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("FAS No. 86"), decreased $311,000, or 9%, compared to product development and enhancement expense for the first quarter of 1995 of $3,599,000, net of $1,914,000 of amounts capitalized pursuant to FAS No. 86. As a percentage of total revenue, product development and enhancement expense decreased to 6% in the first quarter of 1996 from 8% in the same period of 1995. Total capitalized costs represented 47% and 35% of total development and enhancement expense for the first quarter of 1996 and 1995, respectively. Product development expense and the capitalization rate may fluctuate from period to period depending in part upon the number and status of software development projects that are in process.

  Selling, general and administrative expense consists primarily of salaries, commissions and other related expenses of sales, marketing, administrative, executive and financial personnel as well as outside professional fees and facilities and depreciation expenses. Selling, general and administrative expense increased $2,952,000, or 17%, in the first quarter of 1996 over the same period of 1995 due primarily to increases in personnel in sales, marketing and administration in support of Commerce's revenue growth. As a percentage of total revenue, selling, general and administrative expenses decreased to 36% in the first quarter of 1996 from 38% in the first quarter of 1995.

  Income before income taxes increased $5,938,000, or 41%, in the first quarter of 1996 over the same period of 1995. As a percentage of total revenue, income before income taxes increased to 37% in the first quarter of 1996 from 32% in the same period of 1995. Net income increased $3,563,000, or 41%, in the first quarter of 1996 over the same period of 1995. As a percentage of total revenue, net income increased to 22% in the first quarter of 1996 from 19% in the same period of 1995. The increases were primarily due to a revenue increase of 25%, compared to an increase in total costs and expenses of 16%.

YEARS ENDED SEPTEMBER 30, 1995 AND 1994

  Total revenue increased $47,662,000, or 31%, in 1995 over 1994. The revenue increase was due to a $20,817,000 increase in services revenue, a $15,312,000 increase in products revenue, an $8,237,000 increase in product support revenue and a $3,296,000 increase in royalties from affiliated companies. Services revenue increased 39% in 1995 over 1994, primarily from growth in existing network services customer volume and the addition of new customers, primarily in the healthcare, grocery, retail, hardlines and transportation markets. The number of network services customers grew from approximately 9,000 at September 30, 1994 to approximately 11,300 at September 30, 1995. Products revenue increased 27% and product support revenue increased 22% in 1995 over 1994. All of Commerce's product lines experienced growth in products revenue and product support revenue due to the addition of new customers, new product offerings, certain product price increases and a continuing expansion of the installed customer base for product support. Recurring revenue increased $29,054,000, or 32%, in 1995 over 1994 and represented 59% and 58% of total revenue in 1995 and 1994, respectively. For 1995, 43% of Commerce's products revenue was for products that run on operating platforms other than mainframe operating platforms, as compared to 30% for 1994.

  Total cost of sales consists primarily of salaries and other related expenses for product support, data center and communications personnel and other related expenses for facilities, data center, communications, product media, duplication, packaging and shipping. Total cost of sales increased $5,268,000, or 15%, in 1995 over 1994. As a percentage of total revenue, total cost of sales decreased to 20% in 1995 from 23% in 1994. Cost of sales for services increased 28% due to higher network services costs to support a growing customer base and greater customer volume. As a percentage of total revenue, cost of sales for services remained unchanged at 8% in 1995 from 1994. Cost of sales for products and product support increased $1,879,000 due to increased costs to support expanding software sales, a larger installed customer base and higher amortization costs of capitalized development for software products. Cost of sales for products and product support decreased as a percentage of total revenue to 13% in 1995 from 15% in 1994. Cost of sales includes $13,351,000 and $11,781,000 of depreciation and amortization in 1995 and 1994, respectively.

  Product development and enhancement expense consists primarily of salaries and other related expenses for product development personnel, together with the cost of facilities and equipment. Product development and enhancement expense for 1995 of $14,807,000, net of $10,051,000 of amounts capitalized pursuant to FAS No. 86, increased $2,310,000, or 18%, compared to 1994 product development and enhancement expense of $12,497,000, net of $9,221,000 of amounts capitalized pursuant to FAS No. 86. The increase was primarily due to the higher gross product development expense relating to products under development during 1995. As a percentage of total revenue, product development and enhancement expense decreased to 7% in 1995 from 8% in 1994. Total capitalized costs represented 40% and 42% of total development and enhancement expense for 1995 and 1994, respectively. Product development expense and the capitalization rate may fluctuate from period to period depending in part upon the number and status of software development projects that are in process.

  Selling, general and administrative expense consists primarily of salaries, commissions and other related expenses of sales, marketing, administrative, executive and financial personnel as well as outside professional fees and facilities and depreciation expenses. Selling, general and administrative expense increased $14,461,000, or 24%, in 1995 over 1994 due primarily to increases in personnel in sales, marketing and administration in support of Commerce's revenue growth. As a percentage of total revenue, selling, general and administrative expenses decreased to 37% in 1995 from 39% in 1994.

  Income before income taxes increased $25,295,000, or 55%, in 1995 over 1994. As a percentage of total revenue, income before income taxes increased to 35% in 1995 from 30% in 1994. Net income increased $15,177,000, or 55%, in 1995 over 1994. As a percentage of total revenue, net income increased to 21% in 1995 from 18% in 1994. The increases were primarily due to a revenue increase of 31%, compared to an increase in total costs and expenses of 20%.

YEARS ENDED SEPTEMBER 30, 1994 AND 1993

  Total revenue increased $38,103,000, or 32%, in 1994 over 1993. The revenue increase was due to a $13,723,000 increase in services revenue, a $12,782,000 increase in products revenue, an $8,078,000 increase in product support revenue and a $3,520,000 increase in royalties from affiliated companies. Services revenue increased 35% in 1994 over 1993, primarily from the growth in existing network services customer volume and the addition of new customers, primarily in the healthcare, grocery, retail, hardlines and transportation markets. The number of network services customers grew from approximately 7,000 at September 30, 1993 to approximately 9,000 at September 30, 1994. Products revenue increased 29% and product support revenue increased 27% in 1994 over 1993. All of Commerce's product lines experienced growth in products revenue and product support revenue due to the addition of new customers, new product offerings, certain product price increases and a continuing expansion of the installed customer base for product support. Recurring revenue increased $21,801,000, or 31%, in 1994 over 1993 and represented 58% of total revenue in 1994 compared to 59% in 1993. For 1994, 30% of Commerce's product revenue was for products that run on operating platforms other than mainframe operating platforms, as compared to 25% for 1993.

  Total cost of sales increased $8,725,000, or 32%, in 1994 over 1993. As a percentage of total revenue, total cost of sales remained unchanged at 23% in 1994 from 1993. Cost of sales for services increased 5% due to higher network services costs to support a growing customer base and greater customer volume. As a percentage of total revenue, cost of sales for services decreased to 8% from 10%. Cost of sales for products and product support increased $8,116,000 due to increased costs to support expanding software sales, a larger installed customer base and higher amortization costs of capitalized development for software products. Cost of sales for products and product support increased as a percentage of total revenue to 15% in 1994 from 14% in 1993. Cost of sales includes $11,781,000 and $8,178,000 of depreciation and amortization in 1994 and 1993, respectively.

  Product development and enhancement expense for 1994 of $12,497,000, net of $9,221,000 of amounts capitalized pursuant to FAS No. 86, increased $6,019,000, or 93%, compared to 1993 product development and enhancement expense of $6,478,000, net of $12,654,000 of amounts capitalized pursuant to FAS No. 86. The increase was primarily due to a $2,586,000, or 14%, increase in gross product development and enhancement expense and a $3,433,000, or 27%, decrease in capitalized costs relating to products under development during 1994. As a percentage of total revenue, product development and enhancement expense increased to 8% in 1994 from 6% in 1993. Total capitalized costs represented 42% and 66% of total development and enhancement expense for 1994 and 1993, respectively. Product development expense and the capitalization rate may fluctuate from period to period depending in part upon the number and status of software development projects that are in process.

  Selling, general and administrative expense increased $5,955,000, or 11%, in 1994 over 1993, primarily due to increases in personnel in sales, marketing and administration in support of Commerce's revenue growth. As a percentage of total revenue, selling, general and administrative expense decreased to 39% in 1994 from 47% in 1993. There were no restructuring charges in 1994 compared to $3,638,000 of restructuring charges in 1993 resulting from the acquisition of Systems Center.

  Income before income taxes increased $20,932,000, or 83%, in 1994 over 1993. As a percentage of total revenue, income before income taxes increased to 30% in 1994 from 22% in 1993. Net income increased $12,559,000, or 83%, in 1994 over 1993. As a percentage of total revenue, net income increased to 18% in 1994 from 13% in 1993. The increases were primarily due to a total revenue increase of 32%, compared to an increase in total costs and expenses (excluding restructuring charges) of 23%.

QUARTERLY RESULTS OF OPERATIONS

  The following tables set forth Commerce's statement of operations data for each of the nine quarters ended December 31, 1995, including such amounts expressed as a percentage of total revenue. This unaudited quarterly information has been prepared on the same basis as the Consolidated Financial Statements of Commerce and, in the opinion of Commerce's management, reflects all adjustments (consisting only of normal recurring entries) necessary for a fair presentation of the information for the periods presented. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                          THREE MONTHS ENDED
                          ----------------------------------------------------------------------------------------
                          DEC. 31,  MAR. 31.  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,
                            1993      1994      1994      1994      1994      1995      1995      1995      1995
                          --------  --------  --------  --------- --------  --------  --------  --------- --------
                                                            (IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA
Revenue:
 Products...............  $11,754   $13,482   $13,274    $17,781  $15,319   $15,047   $17,350    $23,887  $17,403
 Product support........    8,944     9,419     9,719      9,871   10,466    11,367    11,872     12,485   13,477
 Services...............   12,018    12,291    13,846     15,091   17,037    17,664    18,946     20,416   21,787
 Royalties from
  affiliated companies..    1,677     1,586     2,332      2,831    2,274     2,197     3,469      3,782    3,483
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
  Total revenue.........   34,393    36,778    39,171     45,574   45,096    46,275    51,637     60,570   56,150
Costs and expenses:
 Cost of sales:
 Products and product
  support...............    5,777     5,523     5,618      7,082    5,855     5,909     6,376      7,739    7,221
 Services...............    2,927     2,836     3,289      3,230    3,737     3,739     3,857      4,338    4,695
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
  Total cost of sales...    8,704     8,359     8,907     10,312    9,592     9,648    10,233     12,077   11,916
 Product development and
  enhancement...........    2,470     3,594     3,045      3,388    3,599     4,032     3,706      3,470    3,288
 Selling, general and
  administrative........   15,218    14,168    15,270     16,076   17,303    16,535    19,284     22,071   20,255
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
  Total costs and
   expenses.............   26,392    26,121    27,222     29,776   30,494    30,215    33,223     37,618   35,459
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
Income before other
 expense and income
 taxes..................    8,001    10,657    11,949     15,798   14,602    16,060    18,414     22,952   20,691
Other expense...........       47        32        51         20       59       113       171        135      210
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
Income before income
 taxes..................    7,954    10,625    11,898     15,778   14,543    15,947    18,243     22,817   20,481
Provision for income
 taxes..................    3,182     4,250     4,759      6,311    5,817     6,379     7,297      9,127    8,192
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
Net income..............  $ 4,772   $ 6,375   $ 7,139    $ 9,467  $ 8,726   $ 9,568   $10,946    $13,690  $12,289
                          =======   =======   =======    =======  =======   =======   =======    =======  =======
                                                          THREE MONTHS ENDED
                          ----------------------------------------------------------------------------------------
                          DEC. 31,  MAR. 31.  JUNE 30,  SEPT. 30, DEC. 31,  MAR. 31,  JUNE 30,  SEPT. 30, DEC. 31,
                            1993      1994      1994      1994      1994      1995      1995      1995      1995
                          --------  --------  --------  --------- --------  --------  --------  --------- --------
PERCENTAGE OF REVENUE
Revenue:
 Products...............     34.2%     36.7%     33.9%      39.0%    34.0%     32.5%     33.6%      39.5%    31.0%
 Product support........     26.0      25.6      24.8       21.7     23.2      24.6      23.0       20.6     24.0
 Services...............     34.9      33.4      35.3       33.1     37.8      38.2      36.7       33.7     38.8
 Royalties from
  affiliated companies..      4.9       4.3       6.0        6.2      5.0       4.7       6.7        6.2      6.2
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
  Total revenue.........    100.0     100.0     100.0      100.0    100.0     100.0     100.0      100.0    100.0
Costs and expenses:
 Cost of sales:
 Products and product
  support...............     16.8      15.0      14.3       15.5     13.0      12.8      12.3       12.8     11.3
 Services...............      8.5       7.7       8.4        7.1      8.3       8.1       7.5        7.2      9.9
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
  Total cost of sales...     25.3      22.7      22.7       22.6     21.3      20.9      19.8       20.0     21.2
 Product development and
  enhancement...........      7.2       9.8       7.8        7.4      8.0       8.7       7.2        5.7      5.9
 Selling, general and
  administrative........     44.2      38.5      39.0       35.3     38.4      35.7      37.3       36.4     36.1
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
  Total costs and
   expenses.............     76.7      71.0      69.5       65.3     67.7      65.3      64.3       62.1     63.2
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
Income before other
 expense and income
 taxes..................     23.3      29.0      30.5       34.7     32.3      34.7      35.7       37.9     36.8
Other expense...........      0.1       0.1       0.2        0.1      0.1       0.2       0.4        0.2      0.3
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
Income before income
 taxes..................     23.2      28.9      30.3       34.6     32.2      34.5      35.3       37.7     36.5
Provision for income
 taxes..................      9.3      11.6      12.1       13.8     12.9      13.8      14.1       15.1     14.6
                          -------   -------   -------    -------  -------   -------   -------    -------  -------
Net income..............     13.9%     17.3%     18.2%      20.8%    19.3%     20.7%     21.2%      22.6%    21.9%
                          =======   =======   =======    =======  =======   =======   =======    =======  =======

  Commerce's future quarterly operating results may vary and reduced levels of earnings or losses could be experienced in one or more quarters. Fluctuations in Commerce's quarterly operating results could result from a variety of factors, including changes in the levels of revenue derived from sales of software products and network services, the timing of new product and service announcements by Commerce or its competitors, changes in pricing policies by Commerce or its competitors, market acceptance of new and enhanced versions of the products and services of Commerce or its competitors, the size and timing of significant orders, changes in operating expenses, changes in Commerce's strategy, the introduction of alternative technologies, the effect of potential acquisitions and industry and general economic factors. Commerce has limited or no control over many of these factors. In addition, a somewhat greater portion of Commerce's revenues tend to be recognized in the fourth fiscal quarter as a result of a number of factors, including, among others, Commerce's incentive compensation structure.

LIQUIDITY AND CAPITAL RESOURCES

  Prior to the completion of the Offering, Commerce participated in Sterling Software's central cash management system, pursuant to which all cash in excess of Commerce's daily cash requirements was transferred to Sterling Software. Following the completion of the Offering, Commerce's principal sources of liquidity consist of cash on hand, cash from operations and borrowings under such credit facilities as may be available to Commerce from time to time.

  The net proceeds to Commerce from its sale of shares of Commerce Stock pursuant to the Offering was approximately $40,500,000, reflecting an initial public offering price of $24.00 per share and after deducting underwriting discounts and commissions and Commerce's pro rata share of estimated Offering expenses. Commerce intends to use such net proceeds for working capital and general corporate purposes.

  Net cash flows from operations were $58,298,000 and $41,749,000 for 1995 and 1994, respectively. A portion of Commerce's cash flow from operations during 1995 and 1994 was used to fund software additions and capital expenditures. Software expenditures in 1995 were $10,244,000, the majority of which were costs capitalized pursuant to FAS No. 86, compared to $9,624,000 in 1994. The expenditures during 1995 were primarily for new products and enhancements of existing products. Property and equipment purchases of $15,633,000 in 1995 included purchases made for equipment upgrades for network processing systems, costs to add new network service features and computer and other equipment purchases to support Commerce's growth.

  Presently, Sterling Software continues to provide cash management services to Commerce on an interim basis pursuant to an agreement (which will automatically terminate on the occurrence of the Distribution and is otherwise terminable by either party on or after September 30, 1996). Such agreement provides, among other things, for Sterling Software to advance to Commerce funds sufficient to meet its daily cash requirements. Commerce is presently in negotiations with an agent for certain lending banks to provide a two-year, unsecured revolving credit/letter of credit facility that will permit borrowings of up to $20,000,000. It is anticipated that the loan agreement would contain various restrictions on Commerce, including limitations on additional borrowings, pledging of assets, payment of dividends, acquisitions and capital expenditures, and would also require that Commerce maintain certain financial ratios. Borrowings under the loan agreement are expected to bear interest, at Commerce's option, at the lender's base rate or Eurodollar rate plus 1.75%. Borrowings, if any, outstanding at the expiration of the two-year term are expected to be repayable, at Commerce's option, either in full upon such expiration or in four equal installments at the end of each subsequent quarter. Commerce presently expects to enter into the loan agreement for this facility effective as of the Distribution. Although Commerce does not expect to have any difficulty in this regard, there can be no assurance that Commerce will be able to obtain such credit facility on the terms or in the timeframe described above.

  At December 31, 1995, Commerce's capital resource commitments consisted of commitments under lease arrangements for office space and equipment. Commerce intends to meet such obligations from internally generated funds. Although no significant commitments exist for future capital expenditures, Commerce has budgeted capital expenditures of approximately $34,000,000 for fiscal 1996 (of which approximately $14,000,000 is expected to consist of amounts capitalized pursuant to FAS No. 86). Commerce believes that its sources of liquidity and capital resources will be sufficient to satisfy its cash requirements for the foreseeable future.

  Commerce's business strategy includes the selective acquisition of products and businesses to facilitate the expansion of its operations. Such acquisitions, if any, are expected to be funded from cash on hand, cash from operations, bank borrowings or other capital markets transactions (including possible private placements or public offerings of debt or equity securities) or a combination of one or more of the foregoing. Commerce will not be eligible to account for any acquisition as a pooling of interests for a period of two years following the completion of the Distribution.

OTHER MATTERS

  Demand for many of Commerce's products tends to improve with increased inflation as customers strive to increase employee productivity and reduce costs. However, the effect of inflation on Commerce's relatively labor-intensive cost structure could adversely affect its results of operations to the extent Commerce might not be able to recover increased operating costs through increased product licensing and prices.

                     DESCRIPTION OF COMMERCE CAPITAL STOCK

GENERAL

  Commerce's Certificate of Incorporation provides that the authorized capital stock of Commerce consists of 150,000,000 shares of Commerce Stock and 50,000,000 shares of Commerce Preferred Stock. Currently, 75,000,000 shares of Commerce Stock are issued and outstanding and no shares of Commerce Preferred Stock are issued or outstanding.

COMMERCE STOCK

  The holders of Commerce Stock are entitled to one vote per share owned of record on all matters voted upon by stockholders. Subject to preferential rights that may be applicable to any Commerce Preferred Stock outstanding, holders of Commerce Stock are entitled to receive dividends if, as and when declared by the Commerce Board out of funds legally available therefor. See "Certain Considerations--Dividend Policies." In the event of a liquidation, dissolution or winding-up of Commerce, holders of Commerce Stock are entitled to share equally and ratably in the assets of Commerce, if any, remaining after the payment of all liabilities of Commerce and the liquidation preferences of any outstanding Commerce Preferred Stock. Holders of Commerce Stock have no preemptive rights, no cumulative voting rights and no rights to convert their Commerce Stock into any other securities, and there are no redemption or sinking fund provisions with respect to the Commerce Stock.

  The Commerce Stock is listed on the NYSE under the symbol "SE," and The First National Bank of Boston acts as the transfer agent and registrar for the Commerce Stock.

COMMERCE PREFERRED STOCK

  The Commerce Board has the authority to issue the authorized shares of Commerce Preferred Stock in one or more series and to fix the designations, relative powers, preferences, rights, qualifications, limitations and restrictions of all shares of each such series, including without limitation dividend rates, conversion rights, voting rights, redemption and sinking fund provisions, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the stockholders of Commerce. The issuance of Commerce Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Commerce Stock or adversely affect the rights and powers, including voting rights, of the holders of Commerce Stock. The issuance of Commerce Preferred Stock also could have the effect of delaying, deterring or preventing a change in control of Commerce without further action by the stockholders of Commerce.

CERTAIN CORPORATE GOVERNANCE MATTERS

  In addition to the provisions relating to classification of the Commerce Board and the nomination procedures described in "Management of Commerce," Commerce's Certificate of Incorporation and Bylaws provide, in general, that
(i) the number of directors of Commerce will be fixed by resolution of the Commerce Board, (ii) the directors of Commerce in office from time to time will fill any vacancy or newly created directorship on the Commerce Board, with any new director to serve in the class of directors to which he or she is so elected, (iii) directors of Commerce may be removed only for cause by the holders of at least 75% of Commerce's voting stock, (iv) stockholder action can be taken only at an annual or special meeting of stockholders and not by written consent in lieu of a meeting, and (v) except as described below, special meetings of Commerce stockholders may be called only by the Chairman of the Board or the President of Commerce or by a majority of the total number of directors of Commerce, and the business permitted to be conducted at any such meeting is limited to that brought before the meeting by the Chairman of the Board or the President of Commerce or by a majority of the total number of directors of Commerce. Commerce's Bylaws also require that stockholders desiring to bring any business before an annual meeting of stockholders deliver written notice thereof to the Secretary of Commerce not later than 60 days in advance of the meeting of stockholders; provided, however, that in the event that the date of the meeting is not furnished to stockholders in a notice or publicly disclosed by Commerce more than 65 days prior to the meeting, notice by the stockholder to be timely must be delivered to the Secretary of Commerce not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Commerce's Bylaws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and certain information concerning the stockholder proposing such business, including such stockholder's name and address, the class and number of shares of Commerce Stock that are owned beneficially by such stockholder, and any material interest of such stockholder in the business proposed to be brought before the meeting.

  Under applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the approval of a Delaware corporation's board of directors, in addition to stockholder approval, is required to adopt any amendment to the corporation's certificate of incorporation, but a corporation's bylaws may be amended either by action of its stockholders or, if the corporation's certificate of incorporation so provides, its board of directors. Commerce's Certificate of Incorporation and Bylaws provide that the provisions summarized above and the provisions relating to the classification of the Commerce Board and nomination procedures may not be amended by the stockholders, nor may any provision inconsistent therewith be adopted by the stockholders, without the affirmative vote of the holders of at least 75% of Commerce's voting stock, voting together as a single class.

  In the event that Sterling Software ceases to beneficially own a majority of the outstanding Commerce Stock (which will occur as a result of the Distribution), the foregoing provisions of Commerce's Certificate of Incorporation and Bylaws and the provisions of Commerce's Certificate of Incorporation and Bylaws relating to classification of the Commerce Board and the nomination procedures described in "Management of Commerce" may discourage or make more difficult the acquisition of control of Commerce by means of a tender offer, open market purchase, proxy contest or otherwise. These provisions may have the effect of discouraging certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of Commerce first to negotiate with Commerce. Commerce's management believes that the foregoing measures provide benefits to Commerce and its stockholders by enhancing Commerce's ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure Commerce and that such benefits outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

  Commerce is a Delaware corporation and is subject to Section 203 of the DGCL ("Section 203"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination, (ii) upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time such transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors and which transaction is approved or not opposed by a majority of the board of directors then in office. As a result of its initial ownership of all of the outstanding Commerce Stock, Sterling Software is not subject to the restrictions imposed upon an interested stockholder under
Section 203.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF COMMERCE

  Commerce's Certificate of Incorporation provides that the personal liability of directors of Commerce to Commerce is eliminated to the maximum extent permitted by Delaware law. Commerce's Certificate of Incorporation and Bylaws provide for the indemnification of the directors, officers, employees, and agents of Commerce and its subsidiaries to the fullest extent that may be permitted by Delaware law from time to time, and the Bylaws provide for various procedures relating thereto. Certain provisions of Commerce's Certificate of Incorporation protect Commerce's directors against personal liability for monetary damages resulting from breaches of their fiduciary duty of care, except as set forth below. Under Delaware law, absent these provisions, directors could be held liable for gross negligence in the performance of their duty of care, but not for simple negligence. Commerce's Certificate of Incorporation absolves its directors of liability for negligence in the performance of their duties, including gross negligence. However, Commerce's directors remain liable for breaches of their duty of loyalty to Commerce and its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. Commerce's Certificate of Incorporation also does not absolve directors of liability under Section 174 of the DGCL, which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions in certain circumstances and expressly sets forth a negligence standard with respect to such liability.

  Under Delaware law, directors, officers, employees and other individuals may be indemnified against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of a derivative action, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and Delaware law requires court approval before there can be any indemnification of expenses where the person seeking indemnification has been found liable to the corporation.

  As authorized by Commerce's Certificate of Incorporation, Commerce has entered into indemnification agreements with each of its directors and officers. These indemnification agreements provide for, among other things,
(i) the indemnification by Commerce of the indemnitees thereunder to the extent described above, (ii) the advancement of attorneys' fees and other expenses, and (iii) the establishment, upon approval by the Commerce Board, of trusts or other funding mechanisms to fund Commerce's indemnification obligations thereunder.

                            MANAGEMENT OF COMMERCE

EXECUTIVE OFFICERS AND DIRECTORS

  Certain information regarding the current executive officers and current directors of Commerce is set forth below.

NAME                     AGE POSITION
- ----                     --- --------
Sterling L. Williams....  52 Chairman of the Board and Chief Executive Officer; Director
Warner C. Blow..........  58 President and Chief Operating Officer
George H. Ellis.........  47 Executive Vice President, Chief Financial Officer and Treasurer
Jeannette P. Meier......  48 Executive Vice President, Secretary and General Counsel
Phillip A. Moore........  53 Executive Vice President
William W. Hymes........  59 Senior Vice President and Group President
Paul L. H. Olson........  45 Senior Vice President and Group President
Stephen R. Perkins......  52 Senior Vice President and Group President
J. Brad Sharp...........  38 Senior Vice President and Group President
Thomas A. Lutz..........  55 Vice President and Group President
Albert K. Hoover........  36 Vice President, Legal
Steven P. Shiflet.......  49 Vice President, Finance
Dawn Wheeler............  36 Vice President, Investor Relations
G. Clark Woodford.......  48 Vice President, Business Development
John Blaine.............  34 Controller
Sam Wyly................  61 Director
Charles J. Wyly, Jr. ...  62 Director
Evan A. Wyly............  34 Director
Robert E. Cook..........  54 Director
Honor R. Hill...........  54 Director

  Sterling L. Williams has served as Chairman of the Board and Chief Executive Officer of Commerce and a director since December 1995. He co-founded Sterling Software in 1981, and since such time has served and continues to serve as President, Chief Executive Officer and a director of Sterling Software. Mr. Williams also currently serves as a director of INPUT, an information technology market research company. Mr. Williams is a member of the Executive Committee and the Stock Option Committee of the Commerce Board.

  Warner C. Blow has served as President and Chief Operating Officer of Commerce since December 1995. Prior to the completion of the Offering, he served as President of Sterling Software's former Electronic Commerce Group (the predecessor to Commerce) from July 1993 and as an Executive Vice President of Sterling Software from October 1989. Prior to July 1993, Mr. Blow also served as President of Sterling Software's former EDI Group.

  George H. Ellis has served as an Executive Vice President, Chief Financial Officer and Treasurer of Commerce since December 1995. Mr. Ellis has served and continues to serve as an Executive Vice President (since July 1993) and Chief Financial Officer (since February 1986) of Sterling Software. From December 1994 to April 1996, Mr. Ellis also served as the Treasurer of Sterling Software. Prior to July 1993, he served as a Senior Vice President of Sterling Software.

  Jeannette P. Meier has served as an Executive Vice President, Secretary and General Counsel of Commerce since December 1995. She has served and continues to serve as Executive Vice President (since July 1993) and General Counsel and Secretary (since 1985) of Sterling Software. Prior to July 1993, Ms. Meier served as a Senior Vice President of Sterling Software.

  Phillip A. Moore has served as an Executive Vice President of Commerce since December 1995. He co-founded Sterling Software in 1981 and since such time has served and continues to serve as a director of Sterling Software. He has served and continues to serve as Executive Vice President, Chief Technology Officer of

Sterling Software since December 1994. From July 1993 until December 1994, Mr. Moore served as Executive Vice President, Technology of Sterling Software. Prior to July 1993, Mr. Moore served as Senior Vice President, Technology of Sterling Software.

  William W. Hymes has served as a Senior Vice President and Group President of Commerce since December 1995 and served as President of the Banking Systems Division of Sterling Software's former Electronic Commerce Group (the predecessor of Commerce) from July 1993 until completion of the Offering. Prior to July 1993, Mr. Hymes served as President of the former Directions Division of Sterling Software.

  Paul L. H. Olson has served as a Senior Vice President and Group President of Commerce since December 1995 and served as President of the Network Services Division of Sterling Software's former Electronic Commerce Group (the predecessor of Commerce) from August 1992 until completion of the Offering. Prior to August 1992, Mr. Olson served as Group Vice President of Business Development for Sterling Software's former EDI Group.

  Stephen R. Perkins has served as a Senior Vice President and Group President of Commerce since December 1995 and served as President of the Communications Software Division of Sterling Software's former Electronic Commerce Group (the predecessor of Commerce) from July 1993 until completion of the Offering. Prior to July 1993, Mr. Perkins served as Vice President of Development for Systems Center, a computer software company that was acquired by Sterling Software in July 1993.

  J. Brad Sharp has served as a Senior Vice President and Group President of Commerce since December 1995 and served as President of the Interchange Software Division of Sterling Software's former Electronic Commerce Group (the predecessor of Commerce) from August 1992 until completion of the Offering. Prior to August 1992, Mr. Sharp served as Vice President of Development of Sterling Software's former EDI Labs Division.

  Thomas A. Lutz has served as a Vice President and Group President of Commerce since December 1995. Prior to completion of the Offering, he served as President of Sterling Software's Creative Data Systems Division from October 1991. Prior to October 1991, Mr. Lutz served as an Executive Vice President of Sterling Software's Creative Data Systems Division. Mr. Lutz also served as a Group Vice President of Sterling Software's former EDI Group from August 1990 to July 1993.

  Albert K. Hoover has served as Vice President, Legal of Commerce since December 1995 and as Assistant General Counsel since March 1996. Prior to completion of the Offering, he served as a Vice President (from May 1994) and Assistant General Counsel (from June 1990) of Sterling Software.

  Steven P. Shiflet has served as Vice President, Finance of Commerce since December 1995 and served as Group Vice President, Finance & Administration of Sterling Software's former Electronic Commerce Group (the predecessor of Commerce) from 1986 until completion of the Offering.

  Dawn Wheeler has served as Vice President, Investor Relations of Commerce since February 1996 and served as Director of Industry Relations of Sterling Software's former Electronic Commerce Group (the predecessor of Commerce) from October 1994 until completion of the Offering. Prior to October 1994, Ms. Wheeler served in various capacities for Sterling Software's Network Services Division from November 1988.

  G. Clark Woodford has served as Vice President, Business Development of Commerce since December 1995 and served as Vice President, Business Development of Sterling Software's former Electronic Commerce Group (the predecessor of Commerce) from November 1993 until completion of the Offering. Prior to November 1993, Mr. Woodford served as Vice President, National Accounts for the Network Services Division of Sterling Software's former Electronic Commerce Group.

  John Blaine has served as Controller of Commerce since April 1996. From September 1990 until April 1996, Mr. Blaine served in various financial positions for Sterling Software, most recently as Director, Finance & Administration for the France Division of Sterling Software's International Group.

  Sam Wyly has served as a director of Commerce since December 1995. He co-founded Sterling Software in 1981 and since such time has served and continues to serve as Chairman of the Board and a director of Sterling Software. In 1963, Mr. Wyly founded University Computing Company, a computer software and services company ("University"), and served as President or Chairman from 1963 until 1979. University created a computer utility network, one of the earliest and most successful marriages of computing and telecommunications. University was one of the original participants in the software products industry in the late 1960's when the then market-dominant IBM unbundled computer hardware and software. In 1968, Mr. Wyly founded Datran, Inc., which was envisioned as the nation's first all-digital switched "telephone company for computers" and contributed to the break up of AT&T's telephone monopoly and the resulting benefits of increased competition in the telecommunications industry. These Wyly-founded companies are among the forerunners of today's electronic commerce industry. Mr. Wyly co-founded Earth Resources Company, an oil refining and silver and gold mining company, and served as its Executive Committee Chairman from 1968 to 1980. Mr. Wyly and his brother, Charles J. Wyly, Jr., bought the 20 restaurant Bonanza Steakhouse chain in 1967. It grew to approximately 600 restaurants by 1989, during which time he served as Chairman. Sam Wyly currently serves as Chairman of Michaels Stores, Inc. ("Michaels Stores"), a specialty retail chain (which has grown from 70 to 450 stores in 10 years of Wyly control), and as President of Maverick Capital, Ltd., an investment fund management company. Sam Wyly is the father of Evan A. Wyly, a director of Commerce. Sam Wyly is the Chairman of the Executive Committee and serves on the Stock Option Committee of the Commerce Board.

  Charles J. Wyly, Jr. has served as director of Commerce since December 1995. He co-founded Sterling Software in 1981 and since such time has served and continues to serve as a director and (since November 1984) as Vice Chairman of Sterling Software. Mr. Wyly served as an officer and director of University from 1964 to 1975, including President from 1969 to 1973. Mr. Wyly and his brother, Sam Wyly, founded Earth Resources Company and Charles J. Wyly, Jr. served as Chairman of the Board from 1968 to 1980. Mr. Wyly served as Vice Chairman of the Bonanza Steakhouse chain from 1967 to 1989. Charles J. Wyly, Jr. is the uncle of Evan A. Wyly. Mr. Wyly currently serves as Vice Chairman of the Board of Michaels Stores and as Chairman of Maverick Capital, Ltd. Mr. Wyly is a member of both the Executive Committee and the Stock Option Committee of the Commerce Board.

  Evan A. Wyly has served as director of Commerce since December 1995. He has served and continues to serve as a director of Sterling Software since July 1992 and as a Vice President of Sterling Software since December 1994. Mr. Wyly is a Managing Director of Maverick Capital, Ltd. In 1988, Mr. Wyly founded Premier Partners Incorporated, a private investment firm, and served as its President until 1992. Mr. Wyly has served as an officer of Michaels Stores since 1991 and as a director of Michaels Stores since 1992. Mr. Wyly also serves as a director of Xscribe Corp., a high-technology information management company. Mr. Wyly is the son of Sam Wyly and the nephew of Charles
J. Wyly, Jr.

  Robert E. Cook has served as a director of Commerce since March 1996. Mr. Cook served as a director of Sterling Software from July 1993 to March 1996 when he resigned from the Software Board prior to his election to the Commerce Board. Prior to July 1993, Mr. Cook served as Chairman and a director of Systems Center, a computer software company that was acquired by Sterling Software in July 1993. Mr. Cook currently also serves as a director of ROADSHOW International, Inc., a privately held provider of computer-based routing solutions for private fleet operations. Mr. Cook is a member of the Special Stock Option Committee and the Audit Committee of the Commerce Board.

  Honor R. Hill, a native of England and a Canadian citizen, has served as a director of Commerce since March 1996. Mrs. Hill has been a listed Christian Science practitioner since 1984 and a Christian Science lecturer since 1994. Mrs. Hill, who has an honors degree in English from the University of Calgary in Alberta, served on the Board of Trustees of the Christian Science Publishing Society, the publications of which include the Christian Science Monitor, during its 1993-1994 term. Mrs. Hill is a member of the Special Stock Option Committee and the Audit Committee of the Commerce Board.

  Four of Commerce's executive officers are also executive officers of Sterling Software and will continue to serve in such dual capacities for some period following the Distribution. Neither the length of such period for any particular individual nor the capacity or capacities in which he or she may serve either Sterling Software or

Commerce (or both) following the conclusion of such period had been determined as of the date of this Proxy Statement and could be affected by, among other things, any limitations that may be imposed as a condition to the receipt of the ruling from the IRS described in "The Distribution--Federal Income Tax Aspects of the Distribution." Although such executive officers have severance agreements with Commerce, no minimum term of employment with Commerce is required as a condition to the receipt of the benefits and payments provided for thereunder. See "--Benefit Plans and Agreements."

  Commerce's Certificate of Incorporation and Bylaws provide that the directors of Commerce are to be classified into three classes, with the directors in each class serving for three-year terms and until their successors are elected, except that the initial terms of the initial directors of Commerce will expire at the 1997, 1998 or 1999 annual meeting of the stockholders of Commerce, depending upon the particular class in which each such director is placed. The terms of the current members of the Commerce Board will expire at the annual meeting of Commerce stockholders for the years indicated: Robert E. Cook and Evan A. Wyly: 1997; Honor R. Hill and Charles J. Wyly, Jr.: 1998; and Sterling L. Williams and Sam Wyly: 1999. Any additional person elected to the Commerce Board will be added to a particular class of directors to be determined at the time of such election. In accordance with Commerce's Certificate of Incorporation and Bylaws, the number of directors in each class will be identical, or as nearly as practicable thereto, based on the total number of directors then serving.

BOARD COMMITTEES

  Commerce's Bylaws provide that the Commerce Board may elect such directorate committees as it may from time to time determine. Four committees of the Commerce Board have been established: the Executive Committee, the Audit Committee, the Stock Option Committee and the Special Stock Option Committee. The Special Stock Option Committee is comprised of two non-employee directors who are not eligible to receive awards (other than formula awards) of options of Commerce or any of its subsidiaries. The members of the Audit Committee of the Commerce Board (the "Commerce Audit Committee") are directors who are not officers or employees of, or otherwise affiliated with, Commerce or its subsidiaries.

  The Executive Committee of the Commerce Board (the "Commerce Executive Committee") has all authority, consistent with the DGCL, granted to it by the Commerce Board. Accordingly, the Commerce Executive Committee may exercise all of the powers and authority of the Commerce Board in the oversight of the management of the business and affairs of Commerce, except that the Commerce Executive Committee does not have the power to amend Commerce's Certificate of Incorporation or Bylaws (except, to the extent authorized by a resolution of the Commerce Board, to fix the designations, preferences and other terms of any preferred stock of Commerce), adopt an agreement of merger or consolidation, recommend to the stockholders of Commerce the sale, lease or exchange of all or substantially all of Commerce's property and assets, a dissolution of Commerce or a revocation of a dissolution. The Commerce Executive Committee is also responsible for considering and making recommendations to the Commerce Board regarding nominees for election to the Commerce Board and Commerce Board committee assignments. Messrs. Sam Wyly (Chairman), Sterling L. Williams and Charles J. Wyly, Jr. are currently members of the Commerce Executive Committee.

  The Commerce Audit Committee reviews the professional services provided by Commerce's independent auditors and the independence of such auditors from management of Commerce. The Commerce Audit Committee also reviews the scope of the audit by Commerce's independent auditors, the annual financial statements of Commerce, Commerce's system of internal accounting controls and such other matters with respect to the accounting, auditing and financial reporting practices and procedures of Commerce as it finds appropriate or as are brought to its attention. Mr. Robert E. Cook and Mrs. Honor R. Hill are members of the Commerce Audit Committee.

  The Stock Option Committee of the Commerce Board (the "Commerce Stock Option Committee") and the Special Stock Option Committee of the Commerce Board (the "Commerce Special Stock Option Committee") administer Commerce's 1996 Stock Option Plan (the "Commerce Stock Option Plan"). The Commerce Stock Option Committee has the authority, subject to certain restrictions set forth in the Commerce Stock Option Plan, to determine from time to time the individuals to whom options will be granted, the number of shares to be covered by each option and the time or times at which options will become exercisable. Except in respect of the initial grants of options under the Commerce Stock Option Plan, which were made in February 1996, the Commerce Special Stock Option Committee will determine the grants that are intended to be exempt from the profit forfeiture provisions of Section 16(b) of the Exchange Act, and the members of the Commerce Stock Option Committee or the Commerce Special Stock Option Committee will determine all other grants (except that any grant to a member of the Commerce Special Stock Option Committee, in his or her capacity as a non-employee director, will be made pursuant to a formula as described in "-- Benefit Plans and Agreements--Commerce Stock Option Plan"). Messrs. Sam Wyly (Chairman), Sterling L. Williams and Charles J. Wyly, Jr., are currently members of the Commerce Stock Option Committee. Mr. Robert E. Cook and Mrs. Honor R. Hill are members of the Commerce Special Stock Option Committee.

DIRECTOR NOMINATION PROCEDURES

  Nominations for election of directors by the stockholders of Commerce at an annual meeting of stockholders of Commerce may be made by the Commerce Board as described above or by any Commerce stockholder entitled to vote in the election of directors generally. Commerce's Bylaws require that stockholders intending to nominate candidates for election as directors at an annual meeting of stockholders deliver written notice thereof to the Secretary of Commerce not later than 90 days prior to the anniversary date of the preceding annual meeting of stockholders of Commerce. Commerce's Bylaws further require that the notice by the stockholder set forth certain information concerning such stockholder and the stockholder's nominees, including their names and addresses, a representation that the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of all arrangements or understandings between the stockholder and each nominee, such other information as would be required to be included in a proxy statement filed pursuant to the proxy rules with the Commission and the consent of each nominee to serve as a director of Commerce if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with these requirements.

DIRECTOR COMPENSATION

  For Commerce's current fiscal year, each director of Commerce who is not also an employee of Commerce or any of its subsidiaries (or his or her designee) will receive an annual fee of $30,000 plus $3,000 for each meeting of the Commerce Board or a committee thereof that he or she attends during the fiscal year. Under the Commerce Stock Option Plan, members of the Commerce Special Stock Option Committee will automatically be awarded options to purchase shares of Commerce Stock on the terms described below in "--Benefit Plans and Agreements--Commerce Stock Option Plan" and other directors will be eligible to receive discretionary grants. A director who is also an employee of Commerce or any of its subsidiaries will receive no additional compensation for serving as a director. All directors are reimbursed for their out-of-pocket expenses incurred in connection with the attendance at meetings of the Commerce Board, committees thereof and other activities relating thereto.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

  The following table indicates the number of shares of Commerce Stock owned beneficially as of March 31, 1996 by (i) each person known to own 5% or more of the outstanding shares of Commerce Stock, (ii) the Commerce Named Executive Officers (as defined below), (iii) each director of Commerce, and (iv) all current directors and executive officers of Commerce as a group. Unless otherwise indicated, each person and entity listed below has sole voting and investment power with respect to such shares. In addition, the executive officers or directors of Commerce, by reason of their relationship with Sterling Software, may be deemed to beneficially own the shares of Commerce Stock held by Sterling Software.

                                               SHARES OF COMMERCE STOCK
                                                  OWNED BENEFICIALLY
                                                AS OF MARCH 31, 1996(1)
                                               ---------------------------------
                                                                   PERCENT OF
   NAME OF BENEFICIAL OWNER OR GROUP              NUMBER             CLASS
   ---------------------------------           ---------------    --------------
   Sterling Software(2).......................      61,200,000            81.6%
   Sterling L. Williams.......................       3,000,000(3)          3.9
   Warner C. Blow.............................               0             --
   George H. Ellis............................               0             --
   Jeannette P. Meier.........................               0             --
   Phillip A. Moore...........................               0             --
   Sam Wyly...................................             650(4)          --
   Charles J. Wyly, Jr........................               0(5)          --
   Evan A. Wyly...............................               0             --
   Robert E. Cook.............................               0             --
   Honor R. Hill..............................               0             --
   All current directors and executive
    officers as a group (20 persons)..........       3,004,650             3.9

- --------

(1) There were 75,000,000 shares of Commerce Stock issued and outstanding as of March 31, 1996. The number of shares shown includes outstanding shares owned by the person(s) indicated on March 31, 1996 and reflects shares underlying options owned by such person(s) on March 31, 1996 that were exercisable within 60 days of such date. The percent of class is computed giving effect to the exercise by such person(s) of such options.

(2) The address of Sterling Software is 8080 North Central Expressway, Suite 1100, Dallas, Texas 75206.

(3) All of such shares are issuable upon the exercise of an option.

(4) Includes 450 shares held by Sam Wyly's spouse and 200 shares held by family trusts of which Sam Wyly is trustee, and does not include 3,000,000 shares issuable upon exercise of options owned by an irrevocable trust established by Sam Wyly. Sam Wyly disclaims beneficial ownership of the excluded shares.
(5) Does not include 1,600,000 shares issuable upon exercise of options owned by an irrevocable trust established by Charles J. Wyly, Jr. Charles J. Wyly, Jr. disclaims beneficial ownership of the excluded shares.

  The following table indicates the number of shares of Software Stock owned beneficially as of March 31, 1996 by the Commerce Named Executive Officers, each director of Commerce and all current directors and executive officers of Commerce as a group. Unless otherwise noted, each person has sole voting and investment power with respect to such shares.

                                                             SHARES OF
                                                           SOFTWARE STOCK
                                                         OWNED BENEFICIALLY
                                                            AS OF MARCH
                                                            31, 1996(1)
                                                        ------------------------
                                                                      PERCENT OF
   NAME OF BENEFICIAL OWNER OR GROUP                     NUMBER         CLASS
   ---------------------------------                    ---------     ----------
   Sterling L. Williams................................ 1,154,000(2)     3.3%
   Warner C. Blow......................................   212,900(3)       *
   George H. Ellis.....................................   150,000(4)       *
   Jeannette P. Meier..................................   156,570(5)       *
   Phillip A. Moore....................................    38,899(6)       *
   Sam Wyly............................................   796,965(7)     2.3
   Charles J. Wyly, Jr.................................   998,273(8)     2.9
   Evan A. Wyly........................................    86,440(9)       *
   Robert E. Cook......................................    40,209(10)      *
   Honor R. Hill.......................................         0        --
   All executive officers and current
    directors as a group (20 persons).................. 3,431,614(11)    9.5

- -------
*  Less than 1%.

 (1) There were 34,140,048 shares of Software Stock issued and outstanding as of March 31, 1996. The number of shares shown includes outstanding shares owned by the person(s) indicated on March 31, 1996 and shares underlying options and/or warrants owned by such person(s) on March 31, 1996. See "Proposal II--Approval of the 1996 Stock Option Plan--Background."
 (2) Includes 1,150,000 shares issuable upon exercise of options.
 (3) Includes 211,550 shares issuable upon exercise of options.
 (4) All of such shares are issuable upon exercise of options.

 (5) Includes 144,350 shares issuable upon exercise of options.

 (6) Includes 150 shares owned by Mr. Moore's son.

 (7) Includes 257,342 shares owned by family trusts of which Sam Wyly is trustee, and 438,612 shares (300,000 of which are also beneficially owned by Charles J. Wyly, Jr.) held of record by two limited partnerships of which Sam Wyly is general partner. Also includes 101,011 shares issuable upon exercise of warrants owned by family trusts of which Sam Wyly is trustee. Does not include an aggregate of 1,304,000 outstanding shares and 666,666 shares issuable upon exercise of options owned by irrevocable trusts of which Sam Wyly and his family are included as beneficiaries. Sam Wyly disclaims beneficial ownership of the excluded shares.

 (8) Includes 307,016 shares directly owned by family trusts of which Charles
     J. Wyly, Jr. is trustee and 556,574 shares (300,000 of which are also beneficially owned by Sam Wyly) held of record by two limited partnerships of which Charles J. Wyly, Jr. is general partner. Also includes 134,683 shares issuable upon exercise of warrants owned by family trusts of which Charles J. Wyly, Jr. is trustee. Does not include an aggregate of 600,000 outstanding shares and 333,334 shares issuable upon exercise of options owned by irrevocable trusts of which Charles J. Wyly, Jr. and his family are included as beneficiaries. Charles J. Wyly, Jr. disclaims beneficial ownership of the excluded shares.

 (9) Includes 33,686 shares issuable upon exercise of warrants.

(10) Includes 30,000 shares issuable upon exercise of options, 1,000 shares held by a pension plan trust of which Mr. Cook is a trustee and 2,709 shares held by Mr. Cook's spouse. Mr. Cook disclaims beneficial ownership of the shares held by his spouse.

(11) Includes 48,464 shares issuable upon exercise of options beneficially owned by executive officers of Commerce not named in the table and 100 shares owned by the children of an executive officer.

  As of March 31, 1996, an aggregate of 4,214,496 shares of Software Stock were issuable upon the exercise of outstanding options and warrants. In connection with the Offering, substantially all unvested options became immediately exercisable upon completion of the Offering. Consequently, Sterling Software believes that substantially all such options and warrants may be exercised prior to the Distribution Record Date. However, under the terms of Sterling Software's existing stock option plans, any presently outstanding options that are not exercised prior to the Distribution Record Date will be adjusted as a result of the Distribution to preserve the economic value of the options. See "Proposal II--Approval of the 1996 Stock Option Plan--Background."

  If the Distribution occurs, the holder of each outstanding share of Software Stock as of the Distribution Record Date will be entitled to receive from Sterling Software such holder's proportionate share of the total number of shares of Commerce Stock distributed in the Distribution.

EXECUTIVE COMPENSATION

  Sterling L. Williams, Warner C. Blow, George H. Ellis, Jeannette P. Meier and Phillip A. Moore (collectively, the "Commerce Named Executive Officers") receive from a subsidiary of Commerce annualized base salaries of $500,000, $435,000, $250,000, $225,000 and $150,000, respectively, in respect of their services to Commerce and its subsidiaries. It is anticipated that Mr. Blow will receive a cash bonus based on the performance of Commerce against specified financial targets during fiscal 1996. The amount of Mr. Blow's bonus, on an annualized basis, will be $215,000 if such targets are met, will be greater than such amount if such targets are exceeded and will be less than such amount if such targets are not met. The other executive officers may also receive discretionary cash bonuses in respect of their services during fiscal 1996. In addition, such persons will be eligible to receive grants of options under the Commerce Stock Option Plan and certain other benefits. See "-- Security Ownership of Management and Certain Stockholders" and "--Benefit Plans and Agreements." Prior to the Offering, such persons (other than Mr.
Blow) were not paid any compensation or provided any benefits by Commerce or any of its subsidiaries. Rather, such persons were paid compensation and provided benefits by Sterling Software. In addition, Messrs. Williams and Ellis, Ms. Meier and Mr. Moore receive from Sterling Software annualized base salaries of $500,000, $250,000, $225,000 and $150,000, respectively, in respect of their services to Sterling Software and its subsidiaries.

BENEFIT PLANS AND AGREEMENTS

  Commerce Stock Option Plan. The Commerce Stock Option Plan is intended to provide an equity interest in Commerce to certain of Commerce's executive officers, directors, employees, advisors and consultants and to provide additional incentives for such persons to devote themselves to Commerce's business. The Commerce Stock Option Plan is also intended to aid in attracting persons of outstanding ability to serve, and remain in the service of, Commerce.

  The Commerce Stock Option Plan is administered by the Commerce Stock Option Committee and the Commerce Special Stock Option Committee as described in "-- Board Committees." Pursuant to the Commerce Stock Option Plan, the Commerce Stock Option Committee and the Commerce Special Stock Option Committee are authorized to grant stock options ("Commerce Options") to executive officers, directors, employees, advisors and consultants of Commerce and its subsidiaries (estimated to be approximately 100 persons in the aggregate) as described in "--Board Committees." The Commerce Stock Option Plan also provides for automatic awards of Commerce Options to members of the Commerce Special Stock Option Committee.

  As of March 31, 1996, the total number of shares of Commerce Stock available for issuance under the Commerce Stock Option Plan was 17,399,400 and options exercisable for 11,997,000 of such shares had been granted, resulting in options for 5,402,400 shares being available for grant as of such date. If, at the close of business on the last day of any subsequent fiscal quarter of Commerce, the sum of (i) the total number of shares of Commerce Stock theretofore issued upon the exercise of Commerce Options, (ii) the total number of shares of Commerce Stock then subject to outstanding Commerce Options, and (iii) the total number of shares of Commerce Stock then remaining available under the Commerce Stock Option Plan to be made subject to future grants of Commerce Options (such sum being the "Actual Number") is less than 20% of the total number of shares of Commerce Stock then outstanding or issuable upon the exercise, conversion or exchange of outstanding options, warrants or other securities convertible into or exchangeable for Commerce Stock (the "Target Number"), the number of shares of Commerce Stock available for issuance under the Commerce Stock Option Plan will automatically be increased to a number that will result in the Actual Number being equal to the Target Number.

  The Commerce Stock Option Plan does not specify a maximum term for Commerce Options granted thereunder. A grant of Commerce Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of Commerce Stock to which such exercise relates. The exercise price of Commerce Options may not be less than the fair market value per share of the Commerce Stock on the date determined as the grant date in accordance with the authorization of the Commerce Stock Option Committee or the Commerce Special Stock Option Committee, as the case may be. Under the Commerce Stock Option Plan, the committees may, without the consent of the option holder, amend any option agreement in various respects, including acceleration of the time at which the option may be exercised, extension of the expiration date, reduction of the exercise price and waiver of other conditions or restrictions.

  Each grant of Commerce Options will specify whether the exercise price is payable in cash, by the actual or constructive transfer to Commerce of nonforfeitable, unrestricted shares of Commerce Stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total exercise price, by any other legal consideration authorized by the Commerce Stock Option Committee or the Commerce Special Stock Option Committee, as the case may be, or by a combination of such methods of payment. The Commerce Stock Option Plan does not require that a participant hold shares received upon the exercise of Commerce Options for a specified period and would permit immediate sequential exercises of Commerce Options with the exercise price therefor being paid in shares of Commerce Stock, including shares acquired as a result of prior exercises of Commerce Options.

  Pursuant to the Commerce Stock Option Plan, each member of the Commerce Special Stock Option Committee will automatically be awarded Commerce Options to purchase 100,000 shares of Commerce Stock effective, in the case of initial awards, as of the later of the date of the Offering and the date upon which such non-employee member is first elected to the Commerce Board, and thereafter upon the fifth anniversary of the immediately preceding award to such non-employee member. Upon completion of the Offering, 11,931,000 options granted to 55 directors, officers, employees and advisors of Commerce became effective. An additional 66,000 options have been granted to three employees subsequent to the Offering and prior to the date of this Proxy Statement. The exercise price of the grants made prior to the Offering is $24.00, the initial public offering price of the Commerce Stock. The exercise price of the grants made subsequent to the Offering was $29.50.

  Commerce Options granted under the Commerce Stock Option Plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the Commerce Options if the shares are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the exercise price. An optionee's tax basis in shares acquired upon the exercise of nonqualified stock options is generally equal to the exercise price plus any amount treated as ordinary income. If the exercise price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Commerce Stock previously owned by the optionee ("Previously Acquired Shares"), no gain or loss will be recognized on the exchange of the Previously Acquired Shares for a like number of shares of Commerce Stock. The optionee's basis in the number of shares received equal to the number of Previously Acquired Shares surrendered would be the same as the optionee's basis in the Previously Acquired Shares. However, the optionee would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of shares of Commerce Stock received in excess of the number of Previously Acquired Shares surrendered, and the optionee's basis in such excess shares would be equal to their fair market value at the time of exercise.

  To the extent that an optionee recognizes ordinary income in the circumstances described above, Commerce or a subsidiary, as the case may be, would be entitled to a corresponding deduction, provided in general that
(i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness; (ii) the deduction is not disallowed pursuant to Section 162(m) of the Code, as described below; and (iii) certain statutory provisions relating to so-called "excess parachute payments" do not apply. Awards granted under the Commerce Stock Option Plan may be subject to acceleration in the event of a change in control of Commerce, and, therefore, it is possible that these change-in-control features may affect whether amounts realized upon the receipt or exercise of Commerce Options will be deductible by Commerce under the "excess parachute payments" provisions of the Code.

  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer and the four most highly compensated executive officers in addition to the chief executive officer employed by the company at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of options, one requirement is that the plan under which the options are granted state a maximum number of shares with respect to which options may be granted to any one participant during a specified period. The maximum aggregate number of shares of Commerce Stock with respect to which Commerce Options may be granted to any person during the term of the Commerce Stock Option Plan shall not exceed ten million shares of Commerce Stock that may be issued from time to time under the Commerce Stock Option Plan. Commerce intends to seek to cause a second requirement, that the Commerce Stock Option Plan be approved by Commerce's stockholders, to be satisfied by seeking the approval thereof by such stockholders prior to the Distribution.

  Other than the formula grants described above, it is not possible to determine the specific awards of Commerce Options that will be granted to various individuals in the future under the Commerce Stock Option Plan.

  Informatics Supplemental Executive Retirement Plan II ("SERP II"). Upon completion of the Offering, Commerce assumed the obligations of Software under SERP II with respect to Mr. Blow. For a description of SERP II and the obligations thereunder, see "Compensation of Sterling Software Management-- Pension Plan Table."

  Change-in-Control and Severance Agreements. Commerce has entered into an agreement (a "Commerce Change-in-Control Agreement") with each of its executive officers, including the Commerce Named Executive Officers, which agreements provide for certain payments and benefits upon the termination of the employment of such persons with Commerce following a Change in Control (as defined in such agreements). Each of the Commerce Change-in-Control Agreements covers termination within a specified number of years after the date of a Change in Control and requires Commerce to pay to such executive officer, if prior to the expiration of such period his or her employment is terminated with or without cause by Commerce (other than upon such executive officer's death) or by such executive officer upon the occurrence of certain constructive termination events, a lump sum amount equal to a multiple of such executive officer's annual salary, bonus and cash incentive compensation preceding such termination and to continue certain benefits for a specified number of months. In addition, if any payment (including payments under the Commerce Change-in-Control Agreements) to such executive officer is determined to be "excess parachute payments" under the Code, such executive officer would be entitled to receive an additional payment (net of income taxes) to compensate such executive officer for the excise tax imposed by the Code on such payments. The specified number of years, the multiple and the specified number of months referred to in the immediately preceding sentence are five, 500% and 60, respectively, in the case of Mr. Sterling L. Williams, and four, 400% and 48, respectively, in the case of Mr. Warner C. Blow, and three, 300% and 36, respectively, in the case of each of the other Commerce Named Executive Officers.

  Commerce has entered into an agreement (the "Commerce CEO Agreement") with Mr. Sterling L. Williams, which provides for a minimum initial annual base salary of $500,000 (subject to mutually agreeable annual increases) and certain benefits plus such bonuses and other benefits which Commerce and Mr. Williams may agree upon. Under the terms of the Commerce CEO Agreement, upon termination of Mr. Williams' employment by (i) Commerce (with or without cause) or (ii) Mr. Williams as a result of a reduction in his compensation or of the nature or scope of his authority or duties, the Commerce CEO Agreement will convert into a five-year consulting agreement. In such event, Mr. Williams would be entitled to continue receiving compensation and certain benefits at the levels specified in the Commerce CEO Agreement. Prior to the expiration of its five-year term, the consulting agreement could be terminated by Mr. Williams at any time and by Commerce at Mr. Williams' death. In the event of termination of Mr. Williams' employment following a Change in Control, at Mr. Williams' option, the terms of his Commerce Change-in-Control Agreement may govern the termination in lieu of conversion of the Commerce CEO Agreement into a consulting agreement. In the event of a Change in Control following conversion of the Commerce CEO Agreement into a consulting agreement, Mr. Williams would have the option of terminating the consulting agreement and would be entitled to receive a lump sum amount equal to all compensation due through the unexpired portion of the five-year consulting agreement. In addition, the Commerce CEO Agreement provides that, in the event that Mr. Williams' employment with Sterling Software is terminated (with or without cause) and Mr. Williams is willing and able to devote his full-time efforts to Commerce, Commerce will offer to increase his compensation and benefits paid by Commerce to a level reasonably equivalent to the combined compensation and benefits he is entitled to receive from both Commerce and Sterling Software immediately prior to such termination. Mr. Williams has a similar agreement (the "Software CEO Agreement") with Sterling Software (see "Compensation of Sterling Software Management--Employment and Change-in-Control Agreements"). If Mr. Williams' employment with Commerce is terminated and he accepts full-time employment with Sterling Software under the provisions of the Software CEO Agreement, Mr. Williams' right to compensation and benefits from Commerce under the Commerce CEO Agreement and his right to convert the Commerce CEO Agreement into a consulting agreement would terminate.

  Commerce has entered into an agreement (a "Commerce Severance Agreement") with each of its executive officers, including the Commerce Named Executive Officers (other than Mr. Williams), which provides for the continued compensation of such executive officer in the event that Commerce terminates his or her employment, with or without cause. Each of these agreements will expire a specified number of years (four in the case of Mr. Blow and three in the case of each other Commerce Named Executive Officer) after the date on which notice of termination is given to the executive officer by Commerce. Each such agreement requires Commerce to continue to pay the executive officer, upon his or her termination from employment by Commerce, for a specified number of months (48 in the case of Mr. Blow and 36 in the case of each other Commerce Named Executive Officer), the salary, bonus and certain benefits in effect prior to the termination of his or her employment. In the event of a termination of employment following a Change in Control, at the executive officer's option, the terms of his or her Commerce Change-in-Control Agreement may govern such termination in lieu of the terms of the Commerce Severance Agreement. In addition, the Commerce Severance Agreements with each of Mr. George H. Ellis, Ms. Jeannette P. Meier and Mr. Phillip A. Moore provide that, in the event that such executive officer's employment with Sterling Software is terminated (with or without cause) and he or she is willing and able to devote his or her full-time efforts to Commerce, Commerce will offer to increase such executive officer's compensation and benefits paid by Commerce to a level reasonably equivalent to the combined compensation and benefits such executive officer is entitled to receive from both Commerce and Sterling Software immediately prior to such termination. Each such executive officer has a similar agreement (the "Software Severance Agreements") with Sterling Software (see "Compensation of Sterling Software Management-- Employment and Change-in-Control Agreements"). If any such executive officer's employment with Commerce is terminated and he or she accepts full-time employment with Sterling Software under the provisions of the Software Severance Agreement, such executive officer's rights to compensation and benefits from Commerce under the Commerce Severance Agreement would terminate.

  Employee Stock Ownership Plan. Subsequent to the Distribution, Commerce intends to establish and offer the employees of Commerce and its subsidiaries, including their executive officers, a defined contribution plan (the "Plan") intended to qualify under Section 401(a) of the Code. Eligible employees will be permitted to contribute to the Plan through salary deferral elections of not less than 1% nor more than 17% of the employee's salary. Contributions of up to 3% of a participant's salary will be eligible for matching contributions from Commerce (at a rate presently expected to be equal to 150% of such employee contributions) under terms no less favorable than those provided in Sterling Software's current Savings and Security Plan (the "401(k) Plan").

The portion of the Plan consisting of contributions other than employer matching contributions is intended to qualify as a profit-sharing plan with a "cash or deferred arrangement" under Section 401(k) of the Code, and the portion of the Plan consisting of employer matching contributions will be designated as an employee stock ownership plan. The rate at which employee contributions will be matched will be subject to change as authorized by the Commerce Board, provided that aggregate matching contributions by Commerce do not exceed certain statutory limitations. Contributions by participants will always be 100% vested and contributions by Commerce will vest over a period of years, becoming fully vested after six years of employment with Commerce or its affiliates (including Sterling Software prior to the Distribution). Assets held in the 401(k) Plan which are attributable to employees of Commerce and its subsidiaries will be transferred to the Plan. Assuming the Plan qualifies under Section 401 of the Code, employee deferral contributions and employer matching contributions to the Plan, and income earned on such contributions, will not be taxable to the participants until withdrawn from the Plan.

  Subsequent to the Distribution, Sterling Software presently intends to amend and restate its 401(k) Plan to qualify in part as an employee stock ownership plan having terms substantially identical to the Plan. See "Compensation of Sterling Software Management--Employee Stock Ownership Plan."

BOARD AND COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The members of the Commerce Executive Committee are primarily responsible for determining executive compensation other than grants of Commerce Options. The members of the Commerce Executive Committee are Messrs. Sam Wyly (Chairman), Sterling L. Williams and Charles J. Wyly, Jr.

  Mr. Williams is an executive officer of Commerce in addition to serving on the Commerce Executive Committee. Mr. Williams also serves on the executive committee and certain stock option committees of the Software Board. See "Management of Sterling Software" and "Compensation of Sterling Software Management--Executive and Stock Option Committee Interlocks and Insider Participation."

                             BUSINESS OF COMMERCE

  Commerce is a leading provider of electronic data interchange and other electronic commerce products and services worldwide. Commerce develops, markets and supports electronic commerce software products and provides electronic commerce network services that enable businesses to engage in business-to-business electronic communications and transactions. Commerce has been providing electronic commerce solutions for over 20 years and has numerous customers in industries such as banking, pharmaceuticals and retailing. Commerce's customers include 96 of the 100 largest U.S. industrial corporations, as ranked by 1994 sales in Fortune magazine, and 99 of the top 100 U.S. commercial banks, as ranked by deposits as of December 31, 1994, in American Banker magazine. Selected customers of Commerce include Cummins Engine Company, Mobil Corporation, NationsBanc Services, Inc., The Pillsbury Company and Target Stores.

  Commerce offers a comprehensive range of electronic commerce products and services for the electronic commerce market. Commerce continually strives to understand the business requirements of the global electronic commerce market; address these requirements with flexible, reliable and secure electronic commerce solutions; and deliver these solutions in an effective and efficient manner. Commerce believes that many of today's business organizations operate as extended enterprises that include not only an entity's divisions, plant sites and sales offices, but also involve close partnering relationships with customers, suppliers, banks and other trading partners. The foundation for transacting business electronically is reliable and secure communications software. Upon this foundation, solutions are provided for messaging management, translation software, network services and automated payment integration. Commerce provides all of these elements of electronic commerce, among others, to support the extended enterprise.

  Commerce operates through five separate groups, four of which offer distinct families of products and services in North America and one of which markets network services and related products outside of North America. Commerce believes that its decentralized organizational structure promotes operating flexibility, improves responsiveness to customer requirements and focuses management on achieving revenue and profit objectives. The Network Services Group is a leading provider of electronic commerce network services, offering a variety of value-added services and software solutions under the COMMERCE family name. The Interchange Software Group is a leading provider of electronic commerce translation software, which converts data into and out of standard electronic commerce formats, marketed under the GENTRAN family name. The Communications Software Group provides software products and services under the CONNECT family name that enable customers to send and receive data electronically and support a variety of data transfer, EDI, electronic funds transfer, claims processing and inventory management functions. The Banking Systems Group, with its VECTOR family of products, is a leading provider of financial EDI, item processing and electronic payments software and related services for financial institutions. Commerce's International Group markets network services and related products outside of North America, primarily in Europe.

ELECTRONIC COMMERCE

  Electronic commerce involves the automation of business-to-business transactions through the use of telecommunications and computers to exchange and process electronically commercial information and business transaction documents. Due to the critical nature of these transactions, electronic commerce requires reliable, secure, automated connectivity between businesses. Electronic commerce typically involves software and network services to perform essential business functions such as EDI, which facilitates uniform communications with different trading partners, including suppliers, customers, transportation carriers, banks and governmental agencies. In addition, electronic commerce includes value-added services such as e-mail, electronic funds transfer, electronic forms and bulletin board and catalog services. Currently, EDI is the most widely utilized component of electronic commerce. Advantages of electronic commerce include reduced clerical workload and elimination of unnecessary paper handling; rapid, accurate and secure exchange of time sensitive business information; reduced operating and inventory carrying costs; and improved speed of ordering, delivering and paying for goods and services.

  A report by International Data Corporation indicates that the worldwide market for electronic commerce was an estimated $1.2 billion in revenues in 1994 and is estimated to increase to $2.5 billion by 1998, an average annual growth rate of approximately 20%. According to the Yankee Group, the 1994 worldwide market for EDI products and services was an estimated $850 million in revenues and is estimated to increase to $1.8 billion by 1997, an average annual growth rate of approximately 28%.

  Groups of companies that regularly trade with each other generate significant repetitive business transactions. These trading communities are natural prospects for electronic commerce. Many large companies within a trading community increasingly recommend or require that their trading partners engage in electronic commerce, particularly EDI, as the primary method of communicating business documents. Large companies within a trading community often are described as "hubs" and their trading partners as "spokes." A hub company and its trading partners communicate through electronic networks, traditionally using value-added network service providers, which utilize either their own proprietary network or third-party networks. Alternatively, some trading communities use a private network owned and operated by the hub company.

  Hub companies typically decide to engage in electronic commerce for one or more of the following reasons: (i) to reduce inventories by shortening the time required to notify vendors and replenish stocks; (ii) to reduce the administrative handling costs of documents that they send or receive from their suppliers or customers; and (iii) to improve customer support and service levels. For these reasons, a hub company often adopts a stated business objective that all of its trading partners use EDI as the principal means of communicating business documents. These trading partners or spoke companies, in turn, often expand the use of electronic commerce by requesting or requiring their trading partners to communicate through EDI. The expansion of the number of trading partners adopting EDI increases the number of potential software customers and network subscribers for EDI services.

  In a typical EDI transaction, a trading partner (the "sending partner") first generates, with its computer, the business data used for the completion of a particular set of documents, described by EDI standards as a transaction set. Transaction sets include requests for quotes, purchase orders, invoices, shipping notices, remittance advices and other related documents and messages. Second, a translation software program on the sending partner's computer converts the data into a standard EDI format. Third, this information is electronically transmitted directly to the intended trading partner's computer (the "receiving partner") or to a central computer system of a network service provider. Network service providers receive documents for subsequent delivery to the receiving partner, connect many types of computer hardware and communications devices, convert multiple transaction sets from one industry standard to another and maintain security by reducing the possibility of unauthorized access to critical business information. Finally, a translation software program on the receiving partner's computer converts the document or transaction set from a standard EDI format into the format required by the receiving partner.

  The adoption of electronic commerce products and services by a typical organization tends to be an evolutionary process. The first stage involves automating existing business processes, usually at the insistence of the largest trading partners within a particular industry. At this stage, departments within the organization typically replace paper processes with electronic processes. During the second stage, the organization is either changing existing processes or integrating new processes into its business, usually in conjunction with the business strategy of a major trading partner. For example, the organization may be a major supplier required to provide just-in-time inventory to a manufacturer, quick response to a retailer or efficient consumer response to a grocer. These activities tend to be implemented at the corporate rather than the departmental level of the organization and may involve other entities such as suppliers, shippers or banks in the use of electronic commerce processes. In the third stage, the organization integrates electronic commerce into its core business strategies. For example, the organization may require its suppliers to provide just-in-time inventory, quick response or efficient consumer response and, additionally, integrate all of its key business partners in the process.

  Based on the foregoing stages, Commerce believes that the electronic commerce market can be divided into three general segments:

    The Responsive Market. Customers in this market segment tend to be small to medium size organizations that must implement EDI in order to support a large trading partner's business. These customers may have installed a personal computer ("PC") system and, in the high end of this market, a local area network ("LAN"). These customers generally do not have a significant investment in technology and do not have other systems that require electronic commerce integration. They seek to implement EDI quickly with minimum effort and expense.

    The Proactive Market. Customers in this market segment tend to be medium to large size organizations that are initially implementing or upgrading their EDI capabilities, usually in response to a request from one of their large customers or changing market dynamics, including competitive factors or internal process changes. They generally have a mid-range computing environment with installed applications that assist in managing their business such as general ledger, inventory and accounts payable programs. They seek an electronic commerce solution that will enable them to implement EDI using their existing computing equipment and personnel.

    The Messaging Market. Customers in this market segment tend to be global, multi-divisional, decentralized organizations with complex computing environments and sophisticated applications software. Typically, these customers implement extended enterprise solutions, including quick response, just-in-time manufacturing, vendor-managed inventory, efficient consumer response and supply chain management, which encompass electronic commerce with their suppliers, shippers, banks and customers. In addition, these customers demand an array of electronic commerce products and services that interact in a flexible, reliable and secure manner and provide a comprehensive solution to their electronic commerce needs, including integration with internally or externally developed applications programs. Frequently, Messaging Market customers drive the implementation of electronic commerce by their trading partners.

  As a result of varying requirements of these market segments, the electronic commerce market requires a broad range of integrated product and service solutions with differing degrees of sophistication, rather than isolated products or services. Most current offerings in the electronic commerce market are narrowly designed to target specific computer platforms or specific industry applications and, accordingly, do not provide a total solution.

THE COMMERCE SOLUTION

  Commerce offers a comprehensive range of electronic commerce products and services for the electronic commerce market. Commerce continually strives to understand the business requirements of the global electronic commerce market; address these requirements with flexible, reliable and secure electronic commerce solutions; and deliver these solutions in an effective and efficient manner. Commerce's products and services include communications and interchange software, network services, value-added software applications and closely-related professional services. Commerce believes that its ability to offer a broad array of products across all major computing systems and to provide network services by selectively utilizing multiple transmission networks, including telecommunications carriers, public data networks and the Internet, gives it a competitive advantage in addressing the needs of the electronic commerce market. Commerce has been providing electronic commerce solutions for over 20 years and has numerous customers in industries such as banking, pharmaceuticals and retailing. Commerce is recognized as a leading provider of EDI and other electronic commerce products and services worldwide.

  The following are examples of customers utilizing Commerce's products and services:

    Retail. A major retailer uses Commerce's COMMERCE, GENTRAN and CONNECT products and services to send electronic purchase orders to over 1,700 trading partners ranging across all three electronic commerce market segments in the United States, Canada and other countries. The retailer initiates an electronic transaction using Commerce's GENTRAN translation software to convert data into a standard

  EDI document and transmits the document using Commerce's CONNECT communications software via Commerce's COMMERCE network services, which tailors delivery to trading partners based on individual specifications. Data from the purchase order exchange becomes the basis for other transaction documents such as invoices, ship notices and remittance advices.

    Manufacturing. A major manufacturer utilizes Commerce's GENTRAN translation and CONNECT communications software products and COMMERCE network services to request price quotes, issue purchase orders, accept electronic invoices and control precisely timed delivery of materials to plant sites worldwide through electronic material releases and advance ship notices. This manufacturer utilizes Commerce's network services integrated with a third-party multimedia catalog to provide its distributors with an online view of parts for procurement and to automate the ordering of these parts for the distributors' customers. The manufacturer realizes significant cost savings by using Commerce's products and services to manage suppliers and distributors as well as the manufacturer's internal divisions.

  Commerce believes that many of today's business organizations operate as extended enterprises that include not only an entity's divisions, plant sites and sales offices, but also involve close partnering relationships with customers, suppliers, banks and other trading partners. The foundation for transacting business electronically is reliable and secure communications software. Upon this foundation, solutions are provided for messaging management, translation software, network services and automated payment integration. Commerce provides all of these elements of electronic commerce to support the extended enterprise.

STRATEGY

  Commerce's objective is to continue to strengthen its position as a leading worldwide provider of electronic commerce products and services in an expanding market. Commerce's strategy to achieve this objective includes the following key elements.

  Complete Range of Software Products and Network Services. Commerce's software products and network services support all major aspects of electronic commerce and operate on all major computing systems. More importantly, Commerce's products and services are designed to provide total solutions, sometimes on an industry-specific basis, to customers' electronic commerce needs such as integrated supply chain management and business support communications. Commerce intends to maintain and enhance its position as a leader in electronic commerce by continuing to provide products and services with superior functionality, reliability, ease of use and compatibility with other business applications.

  Innovative Solutions to Satisfy Customer Needs. Commerce continually seeks to identify customer needs and anticipate market trends. Commerce's product development strategy is to enhance existing products and to introduce and acquire new products based upon current and anticipated customer needs. Recent products introduced include CONNECT:Firewall, CONNECT:Direct for Windows NT and GENTRAN:Director for Windows. In addition, Commerce has consummated a number of business acquisitions that have expanded the array of products and services available to its customers.

  Targeted Marketing Strategies; Develop International Markets. Commerce's principal marketing strategy focuses on promoting the advantages of electronic commerce and expanding the number of businesses and industries using Commerce's products and services. Commerce focuses its marketing efforts on trading communities composed of trading partners in common industries conducting recurring business transactions. Over time, Commerce works both to increase the number of customers and to expand the range of electronic commerce solutions used within the trading community. Commerce sells primarily through direct sales to hub companies and their larger trading partners and through telesales to the hub companies' smaller trading partners. Commerce also participates in a number of co-marketing arrangements and other marketing alliances. Given the global nature of the electronic commerce marketplace, Commerce intends to rapidly expand its electronic commerce business internationally, especially in Europe.

  Internet Strategy. Commerce's strategy is to use the Internet as a vehicle to expand the electronic commerce market, particularly among smaller businesses and trading partners. Commerce is a major internal user of the Internet and offers products and services that are used in connection with the Internet. Product and service offerings in this area include CONNECT:Firewall, GENTRAN:Server and COMMERCE:Network. Commerce believes that increased awareness and usage of the Internet will increase the number of businesses using electronic commerce, which will, in turn, generate demand for value-added services, as well as software and related support services, from electronic commerce vendors such as Commerce.

  Outstanding Customer Support. Commerce strives to provide the highest quality and most reliable customer support and services to its customers. Commerce supports its customers through numerous activities, including technical and non-technical support, product implementation, educational services, on-line bulletin board services, a World Wide Web page, on-site visits and user conferences. These services are designed to attract new customers and to encourage greater utilization of Commerce's products and services by existing customers, thereby increasing recurring revenues. In addition, Commerce conducts ongoing reviews to ensure that its customers are able to maximize the value of their investments in Commerce's software products and network services.

  Strategic Alliances and Acquisition Opportunities. Commerce actively seeks strategic alliances to expand its distribution channels and to integrate its products and services with complementary products and services of other vendors. In the past several years, Commerce has entered into formal and informal strategic alliances with other companies and trade associations, including SAP, Microsoft, Novell, VISA, the National Wholesale Druggists' Association and the National Hardware Manufacturers' Association. Commerce intends to continue to pursue similar alliances. Commerce's acquisition strategy is to selectively acquire technology and businesses to facilitate the expansion of its operations. In the past six years, Commerce has completed six acquisitions, including the acquisition of businesses having EDI translation software for PC and UNIX platforms, software for managing electronic commerce gateways at the enterprise level, software enabling financial electronic commerce for banks and the operations of a network services provider.

PRODUCTS AND SERVICES

  The foundation for transacting business throughout an extended enterprise is reliable and secure communications software. Upon this foundation, solutions are provided for messaging management, translation software, network services and automated payment integration. Commerce has four groups that offer distinct families of products that address targeted market segments. A brief description of each family of products is included in the following table.

    NETWORK SERVICES                     INTERCHANGE SOFTWARE          COMMUNICATIONS SOFTWARE              BANKING SYSTEMS
    ----------------                 ----------------------------     --------------------------     -----------------------------
COMMERCE: A family of                GENTRAN: A family of gate-       CONNECT: A family of auto-     VECTOR: A family of financial
value-added network services,        way message handling and EDI     mated file transfer and        electronic commerce and bank
enabling software, data-bases        translation software             communications management      automation software
and related products                                                  software

  Network Services. The COMMERCE family of value-added network services addresses the needs of all three electronic commerce market segments and includes COMMERCE:Network, a service that facilitates the secure, reliable exchange of business documents among trading partners. Commerce's network services utilize multiple transmission networks, including telecommunication carriers, public data networks and the Internet, and are supplemented with enabling software to allow customers to realize the maximum benefits of such services regardless of the customer's size or technological sophistication. Commerce's supplemental network services include, among others, COMMERCE:Library for distribution of information and COMMERCE:Catalog for management of universal product code information. Custom handling of information is readily available through COMMERCE:Network, including the simultaneous distribution of information to multiple recipients, notification of receipt of incoming communications by means of alarms, pager activation or other special means, and a number of specific handling options ranging from fax delivery to providing access via the Internet.

  Network services are generally provided to trading partners within industry markets. Commerce's primary vertical industry markets include banking, consumer goods, government, grocery, hardlines, healthcare, manufacturing, retail, telecommunications and transportation. During 1995, Commerce launched its network services business in Europe. As of September 30, 1995, Commerce had over 11,300 network customers worldwide.

  Interchange Software. The GENTRAN family of gateway management and EDI translation software is intended to fulfill the requirements of each electronic commerce market segment. Products in this family include, among others: GENTRAN:Server for high-end messaging management, including security, delivery and monitoring functionality either directly between trading partners, through value-added network services such as COMMERCE:Network or over the Internet; GENTRAN:Basic, which provides advanced EDI translation technology for mainframe and midrange computing environments; GENTRAN:Mentor for UNIX, which provides EDI translation for the UNIX environment; and GENTRAN:Director for Windows, which offers powerful, yet easy to implement, EDI translation.

  According to BIS Strategic Decisions, Commerce is the market leader in the North American EDI translation software market and provides software for all segments of the market. Commerce's GENTRAN products are widely accepted in the retailing, grocery and healthcare industries, among others, with over 3,400 EDI translation software customers as of September 30, 1995.

  Communications Software. The CONNECT family of software products offers market-leading automated file transfer software designed to fulfill the needs of mainframe, UNIX, Windows NT and PC computing environments, among others. Commerce's two primary products are CONNECT:Direct and CONNECT:Mailbox. CONNECT:Direct is a leading automated file transfer product for high speed, reliable and secure movement of large amounts of data, using advance compression and file recovery/restart techniques. CONNECT:Mailbox provides a company's computing environment with a wide variety of connectivity options. The CONNECT:Mailbox user can support dial-up or dedicated connections from customers, suppliers, remote employees and divisions using the protocols that best suit the application. Further, CONNECT:Direct and CONNECT:Mailbox interface with each other to support the automated movement of information within and outside the enterprise quickly and easily. In addition, Commerce offers additional products such as CONNECT:Firewall, which was introduced in 1995 and is designed to protect network environments from being compromised when connected to non-secure networks such as the Internet, with options for managing domain name services and encryption.

  Commerce is a leader in the automated file transfer software market, with over 2,100 installed customers in a number of industry sectors licensed to use Commerce's automated file transfer software products as of September 30, 1995. The banking, insurance, government and telephone industries have adopted Commerce's products as an integral component of their communications functions.

  Banking Systems. The VECTOR family of banking software consists of 24 distinct products to enable banks to utilize financial EDI and bank automation and to provide electronic services to their corporate clients. The VECTOR:Connexion product interfaces with the VISA network of banks, the Federal Automated Clearing House and other forms of electronic funds transfer. VECTOR software can be scaled to satisfy the electronic commerce requirements of the largest bank holding companies as well as smaller regional banks.

  Commerce has installed VECTOR products in 99 of the 100 largest banks in the United States for item processing software, and over 80% of the U.S. banks that have adopted financial EDI have done so with VECTOR software products. As of December 31, 1995, Commerce had approximately 1,900 VECTOR installations at over 800 banking institutions worldwide.

  Internet Products. Commerce has introduced a number of products for use across the Internet. Commerce's CONNECT:Firewall product is designed to provide multiple security capabilities to Internet users as well as to other network environments. Commerce has recently announced several additional initiatives targeted at enabling customers to use the Internet for reliable, secure business transactions. These initiatives include the introduction of the COMMERCE:Links interface to permit customers to mix Internet and non-Internet EDI transactions; the planned introduction of CONNECT:Veil to provide encryption and key management throughout an enterprise; and the addition of Internet functionality to GENTRAN:Server and GENTRAN:Director.

SALES AND MARKETING

  Each of Commerce's Network Services, Communications Software, Interchange Software and Banking Systems Groups has its own sales and marketing organizations. These organizations license and market Commerce's products and services in the United States and Canada through a combination of direct sales, telesales and telemarketing. Although each group's sales and marketing organizations focus primarily on its products and services, they also seek to market the products and services of Commerce's other groups when opportunities arise. Commerce's International Group markets network services and related products outside the United States and Canada, primarily in Europe. Commerce's Banking Systems Group markets its software products and product support services in the United States and internationally. Commerce has implemented a comprehensive, performance-based system of sales commissions, awards and recognition designed to compensate and motivate its sales force. At December 31, 1995, Commerce employed approximately 146 sales representatives.

  Pursuant to the International Marketing Agreement, international licensing and marketing of software products and product support services for Commerce's communications and interchange software are provided by Sterling Software's International Group. This group acts as the exclusive distributor (directly and through subdistributors) of Commerce's interchange and communications software products in markets outside the United States and Canada and is responsible for sales, marketing and first level support of such products in those markets. See "Relationship Between Sterling Software and Commerce After the Distribution--Contractual Arrangements." Sterling Software's International Group is headquartered in Paris, France and presently maintains offices throughout Europe and in Tokyo, Japan and Sydney, Australia and has relationships with agents and distributors in Asia (other than Japan), Central and South America, Eastern Europe, the Middle East, Mexico and South Africa.

  Commerce's principal marketing strategy focuses on promoting the advantages of electronic commerce and expanding the number of businesses and industries using Commerce's products and services. Commerce focuses its marketing efforts on trading communities composed of trading partners in common industries conducting recurring business transactions. In pursuing this strategy, Commerce emphasizes sales to hub companies and their trading partners in a wide range of trading communities. For example, a hub company will establish an EDI program by selecting the software, documents, formats, standards and value-added network services that it intends to employ to communicate and transact business electronically with its trading partners. After announcing the establishment of an EDI program, a hub company generally allows trading partners a period of time, typically from three months to several years, to comply with the EDI specifications and become EDI-capable. In many instances, hub companies ultimately will require trading partners to execute all transactions through EDI. Commerce's marketing and sales activities are centered around the implementation of EDI within these trading communities through hub and spoke programs, particularly within selected vertical markets.

CUSTOMERS

  Commerce's customers include 96 of the 100 largest U.S. industrial corporations, as ranked by 1994 sales in Fortune magazine, and 99 of the top 100 U.S. commercial banks, as ranked by deposits as of December 31, 1994, in American Banker magazine. Selected customers of Commerce (grouped by industry) are listed in the following table:

                                                                 GOVERNMENT AND
MANUFACTURING                   BANKING                          TELECOMMUNICATIONS
- -------------                   -------                          ------------------
Amoco Corporation                Boatman's Bancshares, Inc.      Alltel Information Services,
Cummins Engine Company,          First Interstate Bancorp        Inc.
Inc.                             First of America Corporation    Bell Atlantic Network Services,
The Dow Chemical Company         First Union Corporation         Inc.
Imperial Oil Limited             Liberty Bancorp, Inc.           Cincinnati Bell Information
Martin Marietta Manage-          NationsBanc Services, Inc.      Systems (CBIS)
ment Data Systems                PNC Bank, National Association  Defense Logistics Agency
Mead Corporation                 Union Bank & Trust Co.          Department of Agriculture
Mobil Corporation                Wachovia Operational Services,  Federal Reserve Automation
Siemens Energy & Automa-         Inc.                            Services
tion, Inc.                       Wells Fargo & Co.               HHS-Health Care Financing
Siemens Nixdorf Printing                                         Administration
Systems                                                          NYNEX Mobile Communications
Sun Microsystems Inc.                                            Company
                                                                 Social Security Administration
                                                                 Southern New England Telephone
                                                                 Company
GROCERY AND FOOD MANUFACTURING  HARDLINES                        HEALTHCARE AND PHARMACEUTICALS
- ------------------------------  ---------                        ------------------------------
Albertson's, Inc.               Ace Hardware Corp.               Abbott Laboratories
Borden Inc.                     Black & Decker (U.S.), Inc.      Baxter Healthcare Corporation
The Kroger Company              The Glidden Company              Bayer Laboratories, Inc.
Nestle Food Company             Hardware Wholesalers, Inc.       Blue Cross/Blue Shield
The Pillsbury Company           Home Depot USA, Inc.             Bristol-Myers Squibb Company
Sara Lee Corporation            Home Quarters Warehouses, Inc.   Cardinal Health, Inc.
Star-Kist Foods Inc.            Lowe's Companies, Inc.           Merck, Sharp & Dohme
Tropicana Products, Inc.        Newell Companies                 MetraHealth
Tyson Foods Inc.                Servistar/Coast to Coast Corp.   Schein Pharmaceuticals, Inc.
Wakefern Food Corpora-          The Stanley Works                Upjohn Company
 tion
RETAIL                          CONSUMER GOODS                   TRANSPORTATION
- ------                          --------------                   --------------
American Stores Company         Hartz Mountain                   Burlington Northern Railroad
Ames Department Stores          Helene Curtis                    Consolidated Freightways, Inc.
Best Buy Co., Inc.              Kimberly-Clark Corporation       Consolidated Rail Corporation
Dillard's Department            Lever Brothers Company           Federal Express Corporation
 Stores                         Levi Strauss & Co.               Freightliner Corp.
Office Depot                    Maybelline, Inc.                 LogiCorp Inc.
Revco D.S., Inc.                Nike, Inc.                       Roadway Services, Inc.
Rite Aid Corporation            The Procter & Gamble Company     Ryder Dedicated Logistics
Staples, Inc.                   Rubbermaid, Incorporated         Skyway Freight Systems, Inc.
Target Stores                   Sunbeam-Northern Company         Yellow Freight Systems, Inc.
Topco Sales

PRODUCT LICENSES AND PRODUCT SUPPORT

  Commerce's software products are licensed for perpetual use or for a fixed term. Commerce typically does not sell or otherwise transfer title to its software products. The license agreements generally restrict the use of the product to designated sites or central processing units and prohibit reproduction, transfer or disclosure of the product. However, some license agreements may cover multiple sites or multiple central processing units at one site.

  In addition to obtaining licenses to use software products, Commerce's customers often purchase product support services from Commerce. Typically, these services are purchased pursuant to product support agreements having one-year terms. Commerce's product support agreements allow customers to receive updated or enhanced versions of Commerce's software products as they become available and telephone access to Commerce's technical personnel.

PRODUCT DEVELOPMENT

  Commerce's product development strategy is to enhance existing products and to introduce and acquire new products based upon current and anticipated customer needs. In addition, Commerce has consummated a number of acquisitions that have expanded the array of products and services available to its customers.

  Each of Commerce's Network Services, Communications Software, Interchange Software and Banking Systems Groups performs its own product development function. Each group development lab operates as a profit center, with revenues derived from intracompany royalties earned on products sold in the domestic and international markets. Commerce believes that this organizational structure facilitates development cost control and focuses the development function on customer needs. Approximately 238 of Commerce's employees were engaged in product development at December 31, 1995. Gross product development costs in 1993, 1994 and 1995 were $19,132,000, $21,718,000 and $24,858,000, respectively, of which Commerce capitalized $12,654,000, $9,221,000 and $10,051,000, respectively, as the cost of developing and testing new or significantly enhanced software products.

  Commerce has a disciplined approach to product development that, among other things, includes evaluating anticipated customer needs, analyzing the cost of developing new products versus the cost of acquiring new products and analyzing anticipated revenues from new and enhanced products. In some instances, Commerce may decide either to acquire an existing product or to acquire a company that owns an existing product rather than developing the product internally, and in other instances Commerce may contract with a third-party developer to develop the product on Commerce's behalf. Because of these and other factors, Commerce is unable to estimate future product development costs.

COMPETITION

  The electronic commerce market is very competitive. Numerous companies supply electronic commerce products and services, and several competitors target specific vertical markets to which Commerce presently is, or is seeking to become, a provider. Commerce's competitors include both large companies having substantially greater resources than Commerce and small specialized companies that compete in a particular market niche. Each of Commerce's Network Services, Communications Software, Interchange Software and Banking Systems Groups faces its own set of competitors. The principal competitors of the Network Services Group include, among others, General Electric Information Systems, Advantis Systems, Inc. (a joint venture between Sears, Roebuck & Co. and IBM), a joint venture between British Telecommunications Plc and MCI Communications Corporation, Harbinger Corporation and QuickResponse Services, Inc. The Network Services Group may in the future experience increased competition from telecommunications companies such as AT&T Corp. and various regional telecommunications companies. The principal competitors of the Interchange Software Group include, among others, Premenos Technology Corp., Supply Tech Inc. and TSI International Inc., each of which markets platform-specific translation software, and Harbinger Corporation. The principal competitors of the Communications Software Group include, among others, Computer Associates International, Inc., IBM and the internal programming staffs of various businesses engaging in electronic commerce. Finally, the Banking Systems Group competes with Computer Associates International, Inc., as well as a number of smaller competitors that offer products for specific market niches.

  Commerce expects competition to increase in the future from both existing competitors and other companies that may enter Commerce's existing or future markets. In addition, Commerce could experience increased competition if the Internet becomes an accepted method of conducting electronic commerce. Commerce believes that its ability to compete successfully in the electronic commerce market depends on numerous factors, both within and outside its control, including product performance, functionality and reliability, price and customer service and support. Commerce's strategy is to offer total solutions, including sophisticated communication and interchange software, reliable network services and other value-added services designed to meet the needs of the various segments of the electronic commerce market. Commerce seeks to differentiate itself through superior products and services, its reputation for quality and value and its ability to respond quickly and efficiently to the changing needs of its electronic commerce customers. Although Commerce is presently a leading provider of products and services in its markets, there can be no assurance that it will not be adversely affected by competitive factors.

INTELLECTUAL PROPERTY RIGHTS

  Commerce relies primarily on a combination of copyright, patent and trademarks laws, trade secrets, confidentiality procedures and contractual provisions to protect its intellectual property rights. Commerce seeks to protect its software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. Commerce routinely enters into non-disclosure and confidentiality agreements with employees, contractors, consultants and customers. Despite Commerce's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of Commerce's products or to obtain and use information that Commerce regards as proprietary. There can be no assurance that Commerce's means of protecting its proprietary rights will be adequate or that Commerce's competitors will not independently develop similar technology. In addition, the laws of some foreign countries do not protect Commerce's proprietary rights to as great an extent as the laws of the United States. Commerce does not believe that any of its products infringe on the proprietary rights of third parties in any material respect. Licenses for a number of software products have been granted to Commerce for its own use or for remarketing to its customers. Certain of these licenses, individually or in the aggregate, are material to the business of Commerce. Management of Commerce believes that the risk that Commerce will lose any such licenses is remote.

  Commerce believes that, due to the rapid pace of innovation within the electronic commerce industry, factors such as the technological and creative skills of its personnel are more important in establishing and maintaining a leadership position within the industry than are the various legal protections afforded its technology.

EMPLOYEES

  Commerce's business is dependent upon its ability to attract and retain highly qualified managerial, technical and sales personnel. Competition for such personnel is intense. There can be no assurance that Commerce can retain its key managerial, technical and sales employees or that it can attract, assimilate or retain such personnel in the future. Commerce's operations could be adversely affected if it were to lose the services of a significant number of qualified employees or if it were unable to obtain additional qualified employees when needed. To attract and retain qualified personnel, Commerce offers competitive compensation and benefits packages and strives to maintain excellent employee relations, attractive office facilities and challenging working environments. None of Commerce's employees are represented by a labor union. Commerce has not experienced any work stoppages and considers its employee relations to be good.

  As of March 31, 1996, Commerce had approximately 1,123 full-time employees, including 347 technical personnel engaged in maintaining or developing Commerce's products or performing related services, 357 marketing, sales and sales support personnel, 264 customer support personnel and 155 administration, finance and management personnel.

FACILITIES

  Commerce's principal executive offices are currently located in Dallas, Texas. Commerce also leases offices and facilities in San Francisco, Sacramento and San Bernardino, California; Ann Arbor, Michigan; New York, New York; Dublin, Ohio; Washington, D.C.; Toronto, Canada; London, England; Paris, France; and Dusseldorf, Germany. Commerce believes that its facilities will be adequate for its immediate needs and that additional or substitute space is available if needed to accommodate expansion.

  Commerce's 10,000 square foot data center, which is located in Dublin, Ohio, utilizes mainframe and UNIX-based operating environments that support the processing of customers' business information, data backup, product development and customer support. Front-end processors carry hundreds of dedicated and dial-up lines and interface with over a dozen data networks used by Commerce's customers to access Commerce's network services. The data center also maintains Commerce's e-mail network and World Wide Web connection. This system supports more than 600 employees worldwide, as well as dozens of applications including e-mail and a customer tracking system. The data center connects to the Internet and uses Commerce's CONNECT:Firewall product for security.

GOVERNMENTAL REGULATIONS

  Current regulations and laws governing the telecommunications industry generally do not apply to network service providers. Accordingly, except for regulations governing the ability of Commerce to disclose the contents of communications by its customers, there are no governmental regulations pertaining to customer privacy or the pricing, service characteristics or capabilities, geographic distribution or quality control features of Commerce's network services. There exists, however, the risk that governmental policies affecting the network service industry could be implemented by executive order, legislation or administrative order. If such policies are adopted, they could have a material adverse effect on the business, results of operations and financial condition of Commerce. Regulatory changes in the telecommunications industry could cause an increase or decrease in telecommunications costs.

LEGAL PROCEEDINGS

  Commerce is not party to any material legal proceedings and is not aware of any material threatened litigation.

            SELECTED HISTORICAL FINANCIAL DATA OF STERLING SOFTWARE

  The following table presents certain selected historical financial data of Sterling Software which has been derived from Sterling Software's Consolidated Financial Statements as of and for the three months ended December 31, 1995 and December 31, 1994 and the five fiscal years ended September 30, 1995. The information set forth below does not reflect the Distribution and, accordingly, the table presents data for Sterling Software that include amounts attributable to both Commerce and Sterling Software. The information set forth below should be read in conjunction with Sterling Software's Consolidated Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Software Form 10-K and the Software Form 10-Q, which are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                                                                           THREE MONTHS
                                                                               ENDED
                                   YEARS ENDED SEPTEMBER 30               DECEMBER 31,(1)
                         ----------------------------------------------- ------------------
                           1991      1992      1993      1994     1995     1994      1995
                         --------  --------  --------  -------- -------- --------  --------
                         (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)       (UNAUDITED)
OPERATING DATA(2)(3)
Revenue................. $333,381  $378,396  $416,114  $473,393 $588,167 $126,418  $148,652
  Cost of sales.........  141,436   162,592   172,105   171,745  190,563   42,510    49,663
  Product development
   and enhancement......   24,545    25,161    27,397    33,002   42,509    9,446     9,360
  Selling, general and
   administrative.......  149,728   167,590   170,180   173,112  222,745   49,015    58,932
  Income before
   restructuring charge,
   purchased research
   and development,
   other income
   (expense), income
   taxes, extraordinary
   item and cumulative
   effect of a change in
   accounting
   principle............   17,672    23,053    46,432    95,534  132,350   25,447    30,697
  Restructuring
   charge(4)............   23,085    11,515    91,260             19,512   19,512
  Purchased research and
   development..........                                          62,000   62,000
  Income (loss) before
   extraordinary item
   and cumulative effect
   of a change in
   accounting
   principle............   (2,407)   (5,182)  (32,847)   58,339    9,274  (61,655)   21,307
  Income (loss)
   applicable to common
   stockholders.........   (5,700)   (6,656)  (38,106)   58,143    9,129  (61,704)   21,307
  Average common shares
   outstanding..........   11,763    15,496    17,507    19,812   23,649   21,476    26,630
PER COMMON SHARE DATA
  Income (loss) before
   extraordinary item
   and cumulative effect
   of a change in
   accounting principle:
    Primary.............     (.52)     (.43)    (1.93)     2.54      .39    (2.87)      .72
    Fully diluted.......     (.52)     (.43)    (1.93)     2.31      .39    (2.87)      .66
  Income (loss) before
   cumulative effect of
   a change in
   accounting principle:
    Primary.............     (.48)     (.43)    (2.02)     2.54      .39    (2.87)      .72
    Fully diluted.......     (.48)     (.43)    (2.02)     2.31      .39    (2.87)      .66
  Net Income (loss)
    Primary.............     (.48)     (.43)    (2.18)     2.54      .39    (2.87)      .72
    Fully diluted.......     (.48)     (.43)    (2.18)     2.31      .39    (2.87)      .66
BALANCE SHEET DATA(2)
  Working capital....... $ 32,402  $ 37,793  $ 53,668  $125,159 $222,405   87,066   233,092
  Total assets..........  330,499   347,484   402,266   488,773  714,180  567,303   702,497
  Long-term debt........   84,833    80,743   117,532   115,932  116,668  116,344   116,647
  Other noncurrent
   liabilities..........   16,085    13,420    22,351    25,018   27,525   23,549    25,708
  Stockholders' equity..  108,468   117,565    97,697   175,804  348,338  191,113   359,123

- -------
(1) Results of Operations for interim periods are not necessarily indicative of results of operations for the entire fiscal year.
(2) On November 30, 1994, Sterling Software acquired KnowledgeWare in a stock-for-stock acquisition accounted for as a purchase. Accordingly, the operating results of KnowledgeWare are included in Sterling Software's results of operations from the date of the acquisition. The results of operations include $62,000,000 of purchased research and development costs, which is the portion of the purchase price attributable to in-process research and development and which was charged to expense in accordance with purchase accounting guidelines. The 1995 results of operations also include a charge for restructure costs of $19,512,000 to integrate KnowledgeWare's business into Sterling Software's operations. The restructure charge includes employee termination costs, costs related to the elimination of duplicate facilities, the write-off of costs related to certain software products which were not actively marketed and other out of pocket costs related to the reorganization. Cash costs and expenses directly related to the acquisition of KnowledgeWare and unrelated to the restructuring of Sterling Software are accounted for as a cost of the acquisition. See Note 2 of Notes to Consolidated Financial Statements in the Software Form 10-K.
(3) In August 1994, Sterling Software acquired ABC in a stock-for-stock acquisition accounted for as a pooling of interests. In July 1993, Sterling Software acquired Systems Center in a stock-for-stock acquisition accounted for as a pooling of interests. Sterling Software's consolidated financial statements have been retroactively adjusted to include the results of ABC and Systems Center for all periods presented. See Note 2 of Notes to Consolidated Financial Statements in the Software Form 10-K.
(4) The 1993 restructuring charges reflect the cost of the combination of Sterling Software and Systems Center including transaction costs and charges relating to the elimination of duplicate facilities and equipment, severance costs and the write-off of costs related to certain software products not actively marketed by Sterling Software. The 1992 restructuring charges include severance and other costs related to Systems Center's reduction in workforce, elimination of duplicate facilities and the sale of certain AS/400 and UNIX utility products. The 1991 restructuring charges reflect a write-down by Systems Center of certain purchased computer software costs based on a revaluation of the products in light of changes in market conditions and increased competition, as well as severance costs and costs associated with elimination of certain management positions and duplicate functions resulting from previous business acquisitions. See Note 3 of Notes to Consolidated Financial Statements in the Software Form 10-K.

                 PRO FORMA FINANCIAL DATA OF STERLING SOFTWARE

  The following unaudited financial data illustrate the effects on Sterling Software of the receipt of net proceeds from the Offering, the proceeds and estimated tax benefit from the exercise of stock options through March 31, 1996, the conversion and redemption of the Debentures and the proposed Distribution. The pro forma balance sheet is based on the December 31, 1995, balance sheet of Sterling Software included in the Software Form 10-Q, incorporated by reference herein and assumes the transactions were consummated on that date. The pro forma statements of operations data are based on the statements of operations data of Sterling Software for fiscal 1995 and 1994 and the three months ended December 31, 1995 and 1994 included, respectively, in the Software Form 10-K and the Software Form 10-Q, incorporated by reference herein, and assumes that the Distribution and the conversion and redemption of the Debentures were consummated at the beginning of the fiscal periods presented.

  The pro forma financial data of Sterling Software do not purport to represent what the financial position or results of operations of Sterling Software would have been if the transactions had in fact been consummated on such date or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period. The pro forma adjustments are estimates based upon currently available information and upon certain assumptions that Sterling Software's management believes are reasonable in the circumstances. Actual results may vary from these estimates.

                                                      PRO FORMA      PRO FORMA
                                         PRO FORMA   ADJUSTMENTS    ADJUSTMENTS
                          HISTORICAL    ADJUSTMENTS    FOR THE        FOR THE        STERLING
                           STERLING       FOR THE    EXERCISE OF   OFFERING AND     SOFTWARE AS
                          SOFTWARE AT    DEBENTURE      STOCK    THE DISTRIBUTION   ADJUSTED AT
                         DEC. 31, 1995 CONVERSION(1) OPTIONS(2)  OF COMMERCE(3)(4) DEC. 31, 1995
                         ------------- ------------- ----------- ----------------- -------------
                                                     (IN THOUSANDS)
BALANCE SHEET DATA
Current assets:
  Cash and cash equiva-
   lents................   $ 93,977      $     (10)   $109,180       $266,316        $469,463
  Marketable securi-
   ties.................    142,562                                                   142,562
  Accounts and notes re-
   ceivable, net........    176,266                                   (48,758)        127,508
  Other current assets..     21,306                                   (10,484)         10,822
                           --------      ---------    --------       --------        --------
    Total current as-
     sets...............    434,111            (10)    109,180        207,074         750,355
  Property and equip-
   ment, net............     70,418                                   (31,668)         38,750
  Computer software,
   net..................     88,602                                   (33,552)         55,050
  Excess cost over net
   assets acquired,
   net..................     84,337                                   (10,152)         74,185
  Other noncurrent as-
   sets.................     25,029                                   (19,394)          5,635
                           --------      ---------    --------       --------        --------
    Total assets........   $702,497      $     (10)   $109,180       $112,308        $923,975
                           ========      =========    ========       ========        ========
  Current liabilities...   $201,019                    (30,284)      $ 53,087        $223,822
  Long-term debt........    116,647      $(114,882)                    (1,461)            304
  Other noncurrent lia-
   bilities.............     25,708                                   (18,420)          7,288
Stockholders' equity:
  Common stock..........      2,741            405         424                          3,570
  Additional paid in
   capital..............    356,747        114,467     139,040                        610,254
  Retained earnings.....     30,822                                    79,102         109,924
  Less: treasury stock..    (31,187)                                                  (31,187)
                           --------      ---------    --------       --------        --------
    Total stockholders'
     equity.............    359,123        114,872     139,464       $ 79,102         692,561
                           --------      ---------    --------       --------        --------
    Total liabilities &
     stockholders' equi-
     ty.................   $702,497      $     (10)   $109,180       $112,308        $923,975
                           ========      =========    ========       ========        ========

- --------
(1) Adjusted to give effect to the conversion and redemption of the outstanding Debentures. On December 20, 1995, Sterling Software gave notice of the redemption of all of the $114,922,000 then outstanding principal amount of the Debentures. The effective date of the redemption was February 12, 1996. The Debentures were convertible into shares of Software Stock. Approximately $114,912,000 principal amount of the Debentures was presented for conversion. In addition, approximately $78,000 principal amount of the Debentures had been converted prior to the announcement of the redemption. Approximately 4,056,000 shares of Software Stock were issued upon conversion of the Debentures. Approximately $10,000 principal amount of Debentures was redeemed for cash on February 12, 1996.

(2) In connection with the Offering, Sterling Software accelerated the vesting of substantially all outstanding options granted under Sterling Software's existing stock option plans. The pro forma balance sheet has been adjusted to give effect to the receipt of proceeds of $109,180,000 from the exercise of 4,242,000 employee stock options for the period from January 1, 1996 to March 31, 1996. If all remaining outstanding options and warrants to purchase Software Stock at March 31, 1996 were exercised, 4,214,496 additional shares of Software Stock would be issued and outstanding, resulting in additional proceeds to Sterling Software of $152,154,000.

(3) Adjusted to give effect to the proposed Distribution. Assumes all options and warrants are exercised prior to the Distribution Record Date.

(4) Adjusted to give effect to the receipt of net proceeds of approximately $267,000,000 from the sale of Commerce Stock in the Offering. Based upon certain assumptions and current estimates, Sterling Software presently expects to record a gain of approximately $125,000,000 from the sale of Commerce Stock in the Offering.

                                                                       PRO FORMA     PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS   ADJUSTMENTS         STERLING
                                                         STERLING       FOR THE       FOR THE          SOFTWARE AS
                                                         SOFTWARE      DEBENTURE    DISTRIBUTION        ADJUSTED
                                                      SEPT. 30, 1995 CONVERSION(1) OF COMMERCE(2)   SEPT. 30, 1995(3)
                                                      -------------- ------------- --------------   -----------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
YEAR ENDED SEPTEMBER 30, 1995
Revenue:
  Products..........................................     $239,903       $            $ (71,603)         $168,300
  Product Support...................................      159,942                      (46,190)          113,752
  Services..........................................      188,322                      (74,063)          114,259
  Royalties from affiliated companies...............                                   (11,722)
                                                                                        11,722 (4)
                                                         --------       ------       ---------          --------
    Total revenue...................................      588,167                     (191,856)          396,311
Cost and expenses:
  Cost of sales:
  Product and product support.......................       71,883                      (25,879)           57,726
                                                                                        11,722 (4)
  Services..........................................      118,680                      (15,671)          103,009
                                                         --------       ------       ---------          --------
                                                          190,563                      (29,828)          160,735
                                                         --------       ------       ---------          --------
  Product research, development and enhancement.....       42,509                      (14,807)           27,702
  Selling, marketing, general and administrative....      222,745                      (75,193)          151,052
                                                                                         3,500 (5)
  Restructuring charges.............................       19,512                                         19,512
  Purchased research and development................       62,000                                         62,000
                                                         --------       ------       ---------          --------
    Total costs and expenses........................      537,329                     (116,328)          421,001
  Income (loss) from operations.....................       50,838                      (75,528)          (24,690)
  Interest expense..................................       (8,625)       6,612              43            (1,970)
  Investment and interest income....................        9,044                          (47)            8,997
  Other income......................................        1,637                          482             2,119
                                                         --------       ------       ---------          --------
                                                            2,056        6,612             478             9,146
Income (loss) before income taxes...................       52,894        6,612         (75,050)          (15,544)
Provision for income taxes..........................       43,620        2,645         (30,020)           16,245
                                                         --------       ------       ---------          --------
Income (loss) from continuing operations............     $  9,274       $3,967       $ (45,030)         $(31,789)
                                                         ========       ======       =========          ========
Income (loss) from continuing operations per share..     $    .39                                       $  (1.15)
                                                         ========                                       ========

- --------
(1) Adjusted to give effect to the interest savings associated with the conversion into Software Stock and retirement of the outstanding Debentures.

(2) Adjusted to give effect to the proposed Distribution. Assumes all options and warrants are exercised prior to the Distribution Record Date.

(3) Following the declaration by the Software Board of the special dividend effecting the Distribution, Sterling Software expects to present the business of Commerce and its subsidiaries, including the gain from the Offering, as discontinued operations. Therefore, the net gain to be recorded as a result of the sale of Commerce Stock by Sterling Software has not been reflected herein.

(4) As owner of software products distributed by Sterling Software's international operations, Commerce includes royalties received from Sterling Software as revenue. Such revenues are eliminated in the pro forma adjustment and are an expense to Sterling Software.

(5) Administrative charges incurred by Sterling Software allocated to Commerce were $3,500,000 in 1995. This adjustment reflects the addition of those costs to Sterling Software as if Commerce had been historically distributed to stockholders.

                                                                       PRO FORMA     PRO FORMA
                                                        HISTORICAL    ADJUSTMENTS   ADJUSTMENTS         STERLING
                                                         STERLING       FOR THE       FOR THE          SOFTWARE AS
                                                         SOFTWARE      DEBENTURE    DISTRIBUTION        ADJUSTED
                                                      SEPT. 30, 1994 CONVERSION(1) OF COMMERCE(2)   SEPT. 30, 1994(3)
                                                      -------------- ------------- --------------   -----------------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
YEAR ENDED SEPTEMBER 30, 1994
Revenue:
  Products..........................................     $178,233       $            $ (56,291)         $121,942
  Product Support...................................      133,752                      (37,953)           95,799
  Services..........................................      161,408                      (53,246)          108,162
  Royalties from affiliated companies...............                                    (8,426)
                                                                                         8,426 (4)
                                                         --------       ------       ---------          --------
    Total revenue...................................      473,393                     (147,490)          325,903
Cost and expenses:
 Cost of sales:
  Products and product support......................       64,123                      (24,000)           48,549
                                                                                         8,426 (4)
  Services..........................................      107,622                      (12,282)           95,340
                                                         --------       ------       ---------          --------
                                                          171,745                      (27,856)          143,889
                                                         --------       ------       ---------          --------
Product research, development  nd enhancement.......       33,002                      (12,497)           20,505
Selling, marketing, general and administrative......      173,112                      (60,732)          115,880
                                                                                         3,500 (5)
Restructuring charges...............................
Purchased research and development..................
                                                         --------       ------       ---------          --------
    Total costs and expenses........................      377,859                      (97,585)          280,274
Income (loss) from operations.......................       95,534                      (49,905)           45,629
Interest expense....................................       (6,658)       6,612              60                14
Investment and interest income......................        1,519                          (29)            1,490
Other income........................................        2,206                          119             2,325
                                                         --------       ------       ---------          --------
                                                           (2,933)       6,612             150             3,829
Income before income taxes..........................       92,601        6,612         (49,755)           49,458
Provision for income taxes..........................       34,262        2,645         (19,902)           17,005
                                                         --------       ------       ---------          --------
Income (loss) from continuing operations............     $ 58,339       $3,967       $ (29,853)         $ 32,453
                                                         ========       ======       =========          ========
Income (loss) from continuing operations per share..     $   2.31                                       $   1.20
                                                         ========                                       ========

- --------
(1) Adjusted to give effect to the interest savings associated with the conversion into Software Stock and retirement of the outstanding Debentures.

(2) Adjusted to give effect to the proposed Distribution. Assumes all options and warrants are exercised prior to the Distribution Record Date.

(3) Following the declaration by the Software Board of the special dividend effecting the Distribution, Sterling Software expects to present the business of Commerce and its subsidiaries, including the gain from the Offering, as discontinued operations. Therefore, the net gain to be recorded as a result of the sale of Commerce Stock by Sterling Software has not been reflected herein.

(4) As owner of software products distributed by Sterling Software's international operations, Commerce includes royalties received from Sterling Software as revenue. Such revenues are eliminated in the pro-forma adjustment and are an expense to Sterling Software.

(5) Administrative charges incurred by Sterling Software allocated to Commerce were $3,500,000 in 1994. This adjustment reflects the addition of those costs to Sterling Software as if Commerce had been historically distributed to shareholders.

                                          PRO FORMA     PRO FORMA
                           HISTORICAL    ADJUSTMENTS   ADJUSTMENTS        STERLING
                            STERLING       FOR THE       FOR THE        SOFTWARE AS
                            SOFTWARE      DEBENTURE    DISTRIBUTION       ADJUSTED
                          DEC. 31, 1995 CONVERSION(1) OF COMMERCE(2)  DEC. 31, 1995(3)
                          ------------- ------------- --------------  ----------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA
QUARTER ENDED DECEMBER
 31, 1995
Revenue:
  Products..............    $ 52,375                     $(17,403)        $34,972
  Product Support.......      44,671                      (13,477)         31,194
  Services..............      51,606                      (21,787)         29,819
  Royalties from affili-
   ated companies.......                                   (3,483)
                                                            3,483 (4)
                            --------       ------        --------         -------
    Total revenue.......     148,652                      (52,667)         95,985
Cost and expenses:
 Cost of sales:
  Product and product
   support..............      18,892                       (7,221)         15,154
                                                            3,483 (4)
  Services..............      30,771                       (4,695)         26,076
                            --------       ------        --------         -------
                              49,663                       (8,433)         41,230
                            --------       ------        --------         -------
  Product research,
   development and
   enhancement..........       9,360                       (3,288)          6,072
  Selling, marketing,
   general and
   administrative.......      58,932                      (20,255)         39,552
                                                              875 (5)
                            --------       ------        --------         -------
    Total costs and ex-
     penses.............     117,955                      (31,101)         86,854
Income from operations..      30,697                      (21,566)          9,131
Interest expense........      (1,851)       1,745              12             (94)
Investment & interest
 income.................       3,121                          (16)          3,105
Other income............         317                          214             531
                            --------       ------        --------         -------
                               1,587        1,745             210           3,452
                            --------       ------        --------         -------
Income before income
 taxes..................      32,284        1,745         (21,356)         12,673
Provision for income
 taxes..................      10,977          698          (8,542)          3,133
                            --------       ------        --------         -------
Income from continuing
 operations.............    $ 21,307       $1,047        $(12,814)        $ 9,540
                            ========       ======        ========         =======
Income from continuing
 operations per share...    $    .66                                      $   .28
                            ========                                      =======

- --------
(1) Adjusted to give effect to the interest savings associated with the conversion of the outstanding Debentures into Software Stock.

(2) Adjusted to give effect to the proposed Distribution. Assumes all options and warrants are exercised prior to the Distribution Record Date.

(3) Following the declaration by the Software Board of the special dividend effecting the Distribution, Sterling Software expects to present the business of Commerce and its subsidiaries, including the gain from the Offering, as discontinued operations. Therefore, the net gain to be recorded as a result of the sale of Commerce Stock by Sterling Software has not been reflected herein.

(4) As owner of software products distributed by Sterling Software's international operations, Commerce includes royalties received from Sterling Software as revenue. Such revenues are eliminated in the pro forma adjustment and are an expense to Sterling Software.

(5) Administrative charges incurred by Sterling Software allocated to Commerce were approximately $875,000 in the three months ended December 31, 1995. This adjustment reflects the addition to those costs to Sterling Software as if Commerce had been historically distributed to stockholders.

                                          PRO FORMA     PRO FORMA
                           HISTORICAL    ADJUSTMENTS   ADJUSTMENTS        STERLING
                            STERLING       FOR THE       FOR THE        SOFTWARE AS
                            SOFTWARE      DEBENTURE    DISTRIBUTION       ADJUSTED
                          DEC. 31, 1994 CONVERSION(1) OF COMMERCE(2)  DEC. 31, 1994(3)
                          ------------- ------------- --------------  ----------------
                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA
QUARTER ENDED DECEMBER
 31, 1994
Revenue:
  Products..............    $ 49,551                     $(15,319)        $ 34,232
  Product support.......      34,671                      (10,466)          24,205
  Services..............      42,196                      (17,037)          25,159
  Royalties from affili-
   ated companies.......                                   (2,274)
                                                            2,274 (4)
                            --------       ------        --------         --------
    Total revenue.......     126,418                      (42,822)          83,596
Cost and expenses:
 Cost of sales:
  Product and product
   support..............      16,011                       (5,855)          12,430
                                                            2,274 (4)
  Services..............      26,499                       (3,737)          22,762
                            --------       ------        --------         --------
                              42,510                       (7,318)          35,192
                            --------       ------        --------         --------
  Product research,
   development and
   enhancement..........       9,446                       (3,599)           5,847
  Selling, marketing,
   general and
   administrative.......      49,015                      (17,303)          32,587
                                                              875 (5)
  Restructuring
   charges..............      19,512                                        19,512
  Purchased research and
   development..........      62,000                                        62,000
                            --------       ------        --------         --------
    Total costs and ex-
     penses.............     182,483                      (27,345)         155,138
Income (loss) from oper-
 ations.................     (56,065)                     (15,477)         (71,542)
Interest expense........      (1,990)       1,745              25             (220)
Investment & interest
 income.................         888                                           888
Other income............        (136)                          34             (102)
                            --------       ------        --------         --------
                              (1,238)       1,745              59              566
                            --------       ------        --------         --------
Income (loss) before in-
 come taxes.............     (57,303)       1,745         (15,418)         (70,976)
Provision (benefit) for
 income taxes...........       4,352          698          (6,167)          (1,117)
                            --------       ------        --------         --------
Income (loss) from con-
 tinuing operations.....    $(61,655)      $1,047        $ (9,251)        $(69,859)
                            ========       ======        ========         ========
Income (loss) from con-
 tinuing operations per
 share..................    $  (2.87)                                     $  (2.74)
                            ========                                      ========

- --------
(1) Adjusted to give effect to the interest savings associated with the conversion of the outstanding Debentures into Software Stock.

(2) Adjusted to give effect to the proposed Distribution. Assumes all options and warrants are exercised prior to the Distribution Record Date.

(3) Following the declaration by the Software Board of the special dividend effecting the Distribution, Sterling Software expects to present the business of Commerce and its subsidiaries, including the gain from the Offering, as discontinued operations. Therefore, the net gain to be recorded as a result of the sale of Commerce Stock by Sterling Software has not been reflected herein.

(4) As owner of software products distributed by Sterling Software's international operations, Commerce includes royalties received from Sterling Software as revenue. Such revenues are eliminated in the pro forma adjustment and are an expense to Sterling Software.

(5) Administrative charges incurred by Sterling Software allocated to Commerce were approximately $875,000 in the three months ended December 31, 1994. This adjustment reflects the addition of those costs to Sterling Software as if Commerce had been historically distributed to stockholders.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF PRO FORMA
                      FINANCIAL CONDITION AND RESULTS OF
                        OPERATIONS OF STERLING SOFTWARE

  The following discussion and analysis of pro forma financial condition and results of operations is based on information derived from the pro forma statements of operations for the three months ended December 31, 1995 and December 31, 1994 and the pro forma consolidated balance sheets at December 31, 1995 of Sterling Software. See "Pro Forma Financial Data of Sterling Software." The pro forma financial data of Sterling Software illustrate the effects of the receipt of net proceeds from the Offering, the receipt of proceeds and estimated tax benefit from the exercise of stock options through March 31, 1996, the conversion and redemption of the Debentures and the proposed Distribution. Management has used estimates in the preparation of the pro forma financial data. Actual results may vary from these estimates. The following discussion and analysis should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations contained in the Software Form 10-K and the Software Form 10-Q, which are incorporated herein by reference. See "Incorporation of Certain Documents By Reference."

PRO FORMA RESULTS OF OPERATIONS
THREE MONTHS ENDED DECEMBER 31, 1995 AND 1994

  Revenue increased by $12,389,000 or 15% in the first quarter of 1996 over the same period of 1995. The Systems Management Group ("SMG") revenue increased $1,836,000, or 6%. SMG's product and product support revenue increased across the operations management and storage management product lines. This increase was partially offset by a revenue decline in the VM software product line due to the continuing trend of consolidation and downsizing by customers using the VM operating system. The Applications Management Group ("AMG") revenue increased $6,449,000, or 32%, due to the inclusion of a full quarter of operating results of businesses acquired from KnowledgeWare. Sterling Software acquired KnowledgeWare in a stock-for-stock acquisition on November 30, 1994 (the "Merger"). AMG's product revenue declined 11% in the first quarter of 1996 over the first quarter of 1995. In the first quarter of 1995, the group's operations outside of North America closed several large contracts which were not repeated in the first quarter of 1996 and subsequent to the Merger there was a reduced marketing and sales emphasis on certain products which became non-strategic after the Merger. As a direct result of the Merger, product support and consulting services revenue increased 99% and 61% respectively in the first quarter of 1996 versus the same quarter of 1995. The Federal Systems Group ("FSG") revenue increased $2,597,000, or 11%, due to higher contract billings in the Information Technology Division offset in part by lower contract billings due to the completion of certain contracts at NASA. Revenue from outside North America represented approximately 26% of Sterling Software's revenue in the first quarter of 1996 compared to 25% in the first quarter of 1995. Approximately 35% of Sterling Software's total product revenue was generated from non-mainframe products in the first quarter of 1996 and 1995.

  Total costs and expenses decreased $68,284,000, primarily due to a $62,000,000 charge in the first quarter of 1995 for the portion of the purchase price of KnowledgeWare attributed to in-process research and development and to a $19,512,000 charge for restructuring in the first quarter of 1995 resulting from the Merger. Total cost of sales increased $6,038,000, or 17%, on a 15% increase in revenue. Product development expense for the first quarter of 1996 was $6,072,000, net of $3,132,000 of capitalized software costs, as compared to first quarter of 1995 product development expense of $5,874,000, net of $2,232,000 of capitalized software costs. The increase in gross product development expense is primarily due to more projects in development and higher costs in the first quarter of 1996 than in the same period of 1995 resulting from the businesses acquired in the Merger. Total capitalized costs represented 34% and 28% of total development expense in the first quarter of 1996 and 1995 respectively. Product development expense and the capitalization rate may fluctuate from period to period depending in part upon the number and status of software development projects which are in process. Selling, general and administrative expense increased $6,965,000, or 21%, primarily due to expenses attributable to the businesses acquired in the Merger and due to increased head count in the International Group ("IG") to support the continuing growth of Sterling Software.

  Investment income increased $2,217,000 as a result of higher average balances of investments in marketable securities. Income before income taxes was $12,673,000 in the first quarter of 1996 as compared to a loss before income taxes of $70,976,000 in the first quarter of 1995. Excluding the $62,000,000 non-recurring charge for purchased research and development and the $19,512,000 non-recurring charge for restructuring, income before income taxes increased $2,137,000, or 20%, primarily due to higher operating profits in FSG, up 51%, and SMG, up 4%, partially offset by a 14% decline in AMG's operating profit resulting from the inclusion of the full operating costs of the businesses acquired in the first quarter of 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Sterling Software's pro forma liquidity and financial position includes $526,533,000 of working capital at December 31, 1995, which includes $469,463,000 of cash and cash equivalents and $142,562,000 of marketable securities.

  The pro forma balance sheet reflects the receipt of net proceeds of approximately $267,000,000 from the sale of Commerce Stock in the Offering. In addition, the pro forma balance sheet reflects the receipt of proceeds of $109,180,000 from the exercise of options to purchase Software Stock for the period from January 1, 1996 through March 31, 1996. The estimated tax benefit of approximately $30,284,000 from the exercise of stock options through March 31, 1996 has also been reflected in the accompanying pro forma balance sheet as a reduction of taxes payable.

  Also reflected in the pro forma balance sheet is the redemption of the Debentures. On December 20, 1995, Sterling Software gave notice of the redemption of all of the $114,922,000 then-outstanding principal amount of the Debentures. The effective date of the redemption was February 12, 1996. The Debentures were convertible into shares of Software Stock. Approximately $114,912,000 principal amount of the Debentures was presented for conversion. In addition, approximately $78,000 principal amount of the Debentures had been converted prior to the announcement of the redemption. Approximately 4,056,000 shares of Software Stock had been issued upon conversion of the Debentures. Approximately $10,000 principal amount of Debentures was redeemed for cash on February 12, 1996. The conversion of the Debentures will reduce Sterling Software's future interest charges by approximately $1,700,000 per quarter.

  At December 31, 1995, after the utilization of $247,000 for standby letters of credit, $34,753,000 was available for borrowing on Sterling Software's $35 million revolving credit and term loan agreement. Certain of Sterling Software's foreign subsidiaries have separate lines of credit available for foreign exchange exposure management and working capital requirements. These lines of credit are guaranteed by Sterling Software. At December 31, 1995, $5,633,000 was outstanding pursuant to foreign lines of credit and $16,615,000 was available for borrowing thereunder.

  On October 2, 1995, Sterling Software renewed a share repurchase program pursuant to which it may repurchase shares of Software Stock from time to time through open market transactions. Through December 31, 1995, 699,500 shares of Software Stock were repurchased for an aggregate of approximately $30,931,000. Since December 31, 1995 and through March 31, 1996, approximately 429,400 shares of Software Stock were repurchased for an aggregate of approximately $22,256,000.

  At December 31, 1995, Sterling Software's capital resource commitments consisted of commitments under lease arrangements for office space and equipment. Sterling Software intends to meet such obligations primarily from internally generated funds. No significant commitments exist for future capital expenditures. Sterling Software believes available balances of cash, cash equivalents and short-term investments combined with cash flows from operations and amounts available under credit and term loan agreements are sufficient to meet Sterling Software's cash requirements for the foreseeable future.

                         BUSINESS OF STERLING SOFTWARE

GENERAL

  Following the Distribution, Sterling Software will continue to operate four business groups, the Systems Management Group, the Applications Management Group, the Federal Systems Group, and the International Group (collectively, the "Sterling Software Businesses"), substantially as previously operated by Sterling Software. Sterling Software was founded in 1981 and became a publicly owned corporation in 1983. Sterling Software is a recognized worldwide supplier of software products and services within the systems management and applications management software markets and also provides technical professional services to certain sectors of the federal government. Consistent with Sterling Software's decentralized operating style, each major market is served by independently operated business groups which consist of divisions that focus on specific business niches within those markets. Sterling Software has steadily expanded its operations through internal growth and by business and product acquisitions.

  Sterling Software is currently organized into the following four business groups:

    . The Systems Management Group, headquartered in Washington, D.C., provides systems management software products for computing environments across the enterprise. The group provides software products that specialize in storage management, VM systems management and operations management. Sterling Software addresses the needs of corporations as they move to client/server computing environments, offering products that operate on a variety of computer platforms and operating systems.

    . The Applications Management Group, headquartered in Atlanta, Georgia, provides products for developing new applications and revitalizing existing applications and services to ensure that customers are successful using the applications management products. These software tools allow customers to quickly develop and implement new software applications and to integrate and improve existing applications at the desktop.

    . The Federal Systems Group, headquartered in Washington, D.C., provides technical professional services to the federal government under several multi-year contracts primarily in support of secure communications systems for the U.S. Department of Defense ("DoD") and National Aeronautics and Space Administration ("NASA") aerospace research projects. The group's personnel serve as a source of technical expertise for commercial customers and other divisions of Sterling Software.

    . The International Group, headquartered in Paris, France, is the exclusive channel outside the United States and Canada for all of Sterling Software's products. In addition, pursuant to the International Marketing Agreement, the International Group acts as the exclusive distributor (directly and through subdistributors) of Commerce's interchange and communications software products in markets outside the United States and Canada. See "Relationship between Sterling Software and Commerce after the Distribution-- Intercompany Agreements." The group operates through six regional divisions representing four regions of Europe, Asia/Pacific and other countries throughout the world. The products are sold and supported through 30 offices in 17 countries and through trained agents and distributors in 36 additional countries.

  A large percentage of Sterling Software's business is recurring business through annual and multi-year product support agreements, generally having terms ranging from one to three years, fixed term product lease and rental agreements, generally having terms ranging from month-to-month to year-to-year, and multi-year federal contracts. Recurring revenue of the Sterling Software Businesses represented 55% and 63% of Sterling Software's total revenue in 1995 and 1994, respectively. Sterling Software's customer base includes 90 of the 100 largest U.S. industrial corporations, as ranked by 1994 sales reported in Fortune Magazine.

  The product names used herein are registered or unregistered trademarks owned by Sterling Software.

SYSTEMS MANAGEMENT GROUP

  The Systems Management Group is comprised of three divisions that provide systems management software for computing environments across the enterprise. These divisions specialize in storage management, VM systems management and operations management software.

  Under the SAMS family name, the Storage Management Division provides software that manages, monitors, and automates data storage in both distributed and centralized environments. These products provide enterprise-wide storage management capabilities and include solutions for a variety of platforms. The division's enterprise products, SAMS:Vantage, SAMS:Expert, SAMS:Protect and SAMS:Control, automate the management of enterprise data storage. SAMS:Vantage delivers automation, interactive reporting, analysis and predictive modeling capabilities and centralized allocation control for MVS environments. SAMS:Expert provides policy-based automation, interactive viewing and fault-tolerant data protection for NetWare networks. SAMS:Protect provides high-performance data protection for OS/2 LAN Server and workstations. SAMS:Control integrates these three products to provide high-performance LAN-to-mainframe backup, restore and remote vaulting. SAMS:Allocate is a centralized allocation control system to make volume pooling easier and SAMS:Disk is a complete DASD/tape management solution. SAMS:Select is a high-performance backup accelerator for MVS data and SAMS:Compress is a data compression tool available for MVS, IMS and DB2 data. SAMS:Defrag is a defragmentation tool that reorganizes data on-line and in-place.

  Sterling Software's VM Software Division provides comprehensive integrated systems management software for the VM operating system. VM:Manager, the division's flagship product, allows VM sites to control costs, improve performance and increase user productivity. VM:Manager provides solutions for automated operations, storage management, service-level management, security and recovery. In 1995, the VM Software Division introduced VM:Migrate, a storage management package that enables sites to better exploit the advantages and cost-savings potential of IBM's Shared File System ("SFS"). VM:Migrate automatically migrates unused and infrequently used SFS files from expensive primary storage to less expensive media.

  Sterling Software's remaining systems management products are marketed by the Operations Management Division under the SOLVE family name. The division is a pioneer in service-driven operations, providing software for managing systems and network operations from a service perspective. SOLVE:Netmaster automates SNA and other network management operations across a variety of enterprise platforms. SOLVE:Attach integrates network management across a number of environments including IBM, Tandem, TCP/IP and NetWare. SOLVE:Monitor provides a graphical user interface to SOLVE:Netmaster. SOLVE:Central is a suite of products for managing enterprise-wide service desk operations and is comprised of: SOLVE:Problem for problem tracking and resolution; SOLVE:Change for managing the systems change process; SOLVE:Configuration for tracking software and hardware configuration changes; and SOLVE:Asset for business management of computer assets and the services they deliver. During the year, Sterling Software released the following products: SOLVE:Viewpoint, a Windows-based interface to the SOLVE:Central suite that brings complete administrative control to the desktop; SOLVE:Commander, a UNIX-based product that provides users with single-console visibility of both MVS/SNA and UNIX/SNMP environments from a service perspective; and SOLVE:Operations, a package that automates systems and network operations driven by enterprise policies, service-level agreements and business priorities.

APPLICATIONS MANAGEMENT GROUP

  Effective November 1, 1995, Sterling Software reorganized the Applications Management Group, establishing four divisions focused on the specific target markets the group serves, offering both products and services.

  The Applications Development Division markets scaleable PC-based products and services under the KEY family name for predictably developing new applications systems. The products combine business and applications modeling with state-of-the-art rapid prototyping and visual client/server development to produce applications for Windows, UNIX, OS/2, OS/400 and MVS environments. A systematic approach to modeling, delivering and managing applications throughout the development process is provided. KEY:Enterprise is an OS/2-based suite of second generation client/server development and support products for the enterprise class business application. The toolset facilitates the development of multi-tier, client/server applications, assisting users in all development phases: planning, analysis, prototyping, design, code generation, system documentation and maintenance. The KEY:Enterprise components are: KEY:Advise, KEY:Analyze, KEY:Client, KEY:Coordinate, KEY:Construct, KEY:Design, KEY:Document, KEY:Guide, KEY:Insight, KEY:Plan, KEY:Rapid, KEY:Rochade and KEY:Team. In September 1995, Sterling Software released KEY:Workgroup, a Windows-based application development environment based on an underlying object oriented architecture that combines the strengths of business modeling with the capabilities of visual development. The toolset is a complete environment consisting of integrated components based on the Object Linking and Embedding
2.0 interoperability framework. The Key:Workgroup components are: KEY:Advise, KEY:Model, KEY:Assemble and KEY:Empower.

  The Information Management Division markets products and services under the VISION family name that enable customers to extract value from their existing corporate data and maximize the return on their information technology investment by extending the life and usefulness of their legacy applications. By improving existing applications, customers can reconcile their legacy and new development strategies, ensuring they have the resources to implement required new systems. VISION:Results is a comprehensive information management and report generation system for IBM mainframes and a dynamic complement to COBOL. VISION:Builder and VISION:Transact are applications development tools for batch and on-line environments, respectively, that operate on major IBM mainframe platforms. The VISION:Legacy suite of tools addresses the functions required to assess the quality and maintainability of applications, restructure old COBOL programs, redocument the flow of control through legacy systems and graphically represent the architecture and flow of existing systems. VISION:Inform facilitates data extraction from the mainframe database to the PC.

  The Data Access Division markets products and services under the CLEAR family name that enable business users to access corporate data in an organized, efficient manner. CLEAR:Access and CLEAR:Manage are the cornerstones of the product line and run on Windows, Windows NT, Windows 95 and Macintosh platforms. CLEAR:Access facilities end-user access as a query and reporting tool. CLEAR:Manage allows database managers to monitor and control database access in a client/server environment.

  The Desktop Integration Division provides software products and services under the STAR family name that assist organizations in their delivery of client/server applications which integrate desktop systems with an operational host. The division's flagship product, STAR:Flashpoint, is a Windows-based tool that, using visual development techniques, allows users to incorporate and integrate information at the desktop as well as to create graphical user interfaces for legacy applications.

FEDERAL SYSTEMS GROUP

  The Federal Systems Group formed a new division during the year and combined two formerly independent divisions. The group is now composed of two divisions that provide highly specialized technical professional services to sectors of the federal government, generally under multi-year contracts.

  The group's major customers are NASA and the DoD. In 1995, Sterling Software began its 29th year of service to both NASA and the DoD. Altogether, in 1995 the Federal Systems Group was working under 106 contracts, many of which are for multi-year terms.

  Sterling Software's Information Technology Division provides highly technical professional services, generally requiring Top Secret security clearances, to military command and control, intelligence and weather agencies. The division specializes in data handling, secure communications, networking, systems integration and application development in support of varied technical projects ranging from satellite data collection to counter-terrorism. Division computing resources include data processing facilities approved for classified operations, and substantial hardware and software configurations to support software life cycle activities in a distributed processing environment.

  Effective September 30, 1995, Sterling Software combined the Scientific Systems Division and NASA Ames Division, both located in Redwood City, California and suppliers to NASA, into the new Scientific Systems Division. Sterling Software's Scientific Systems Division is a provider of scientific software support and highly technical professional services to civil sectors of the federal government, particularly in scientific and engineering areas and specialty software products in advanced graphics, visualization and virtual realty. The divisions's contracts include projects such as spacecraft imagery and scientific data systems and applications such as aero-dynamics, aviation research and transportation safety. Under contract to NASA, the division's engineers designed and now operate the NASA Science Internet and designed and installed the Worldwide Web server home page for the White House. Customers include the Jet Propulsion Laboratory, the NASA Ames Research Center, the NASA Lewis Research Center and the MIT Lincoln Laboratory. In 1995, the division received "excellent" award fee scores on its three most significant NASA contracts.

INTERNATIONAL GROUP

  The International Group is the exclusive channel outside the United States and Canada for all of Sterling Software's products. In addition, pursuant to the International Marketing Agreement, the International Group acts as the exclusive distributor (directly and through subdistributors) of Commerce's interchange and communications software products in markets outside the United States and Canada. See "Relationship between Sterling Software and Commerce after the Distribution--Intercompany Agreements." The group operates through six regional divisions representing four regions of Europe, Asia/Pacific and a division representing the smaller, emerging growth markets located throughout the world.

  Each division is responsible for sales, marketing and first level support of all of Sterling Software's products and services in their respective regions. The Northern Europe Division, headquartered in London, England has responsibility for direct sales in the United Kingdom, Belgium, The Netherlands, Norway and Sweden and has offices in eight European cities. The Central Europe Division, headquartered in Dusseldorf, Germany, has responsibility for direct sales in Germany, Switzerland and Austria and has offices in five European cities. The Southern Europe Division, headquartered in Rome, Italy, has responsibility for direct sales in Italy, Spain and Portugal, has responsibility for indirect sales in Italy and has offices in four European cities. The France Division, with an office in Paris, France, has responsibility for direct sales in France. The Pacific Division, headquartered in Tokyo, Japan with an office in Sydney, has responsibility for direct sales in Japan, Australia and New Zealand and indirect sales in Japan. Sterling Software's Distributor Division, headquartered in London, England, was renamed the Emerging Markets Division effective October 1, 1995. The division continues to manage approximately 74 agents and distributors and also has responsibility for direct sales in Singapore. Agents and distributors are responsible for territories that include: Asia (except Japan), the Middle East, South Africa, Eastern Europe, Mexico, and Central and South America.

COMPETITION

  Sterling Software competes with internal programming staffs of corporations and, increasingly, with hardware manufacturers. Some internal programming staffs of corporations are capable of developing products similar to those offered by Sterling Software. In general, however, Sterling Software believes that the time and costs associated with custom software development significantly exceed the time and costs required to license and install the comparable product from Sterling Software. Also, competition within Sterling Software's federal business is increasing because of continued federal budget constraints and cutbacks.

  Sterling Software believes that its products will continue to be chosen by customers due to superior product functionality, reliability and technical support, ease of product installation and use, close integration between the products and customer business applications and, finally, Sterling Software's history of success and reputation for providing quality products. However, there can be no assurance regarding future customer decisions or the impact of the Distribution on customers' perception of Sterling Software.

EMPLOYEES

  Sterling Software's business is dependent upon its ability to attract and retain qualified personnel who are in limited supply. Sterling Software's operations could be adversely affected if it were to lose the services of a significant number of qualified employees or if it were unable to obtain additional qualified employees when needed. To attract and retain qualified personnel, Sterling Software strives to maintain excellent employee relations, attractive office facilities and challenging working environments, and offers competitive compensation and benefits packages.

  At March 31, 1996, Sterling Software employed approximately 2,600 people, not including approximately 1,123 employees of Commerce.

LEGAL PROCEEDINGS

  On March 14, 1995, the Commission entered an Order Directing Private Investigation and Designating Officers to take Testimony titled "In the Matter of KnowledgeWare, Inc. (NY-6231)." Sterling Software acquired KnowledgeWare in a stock-for-stock acquisition on November 30, 1994. The investigation generally relates to trading in KnowledgeWare securities from July 1, 1992 through the time of Sterling Software's acquisition of KnowledgeWare, KnowledgeWare's compliance with Commission filing and reporting obligations and the adequacy and/or accuracy of its public disclosures, recordkeeping and accounting controls.

  Sterling Software is subject to certain legal proceedings and claims that arise in the ordinary conduct of its business. In the opinion of Sterling Software's management, the amount of ultimate liability, if any, with respect to these actions, net of applicable reserves, will not materially affect the financial condition or results of operations of Sterling Software.

                        MANAGEMENT OF STERLING SOFTWARE

  The directors and executive officers of Sterling Software following the Distribution will be substantially identical to the current directors and executive officers of Sterling Software, with the exception of Warner C. Blow. Mr. Blow is presently considered an executive officer of Sterling Software in his capacity as the President and Chief Operating Officer of Commerce. Following the Distribution, Mr. Blow will no longer be an executive officer of Sterling Software.

EXECUTIVE OFFICERS

NAME                            AGE POSITION
- ----                            --- --------
Sam Wyly.......................  61 Chairman of the Board and Director
Charles J. Wyly, Jr............  62 Vice Chairman of the Board and Director
Sterling L. Williams...........  52 President, Chief Executive Officer and Director
Warner C. Blow.................  58 President and Chief Operating Officer of Commerce
Geno P. Tolari.................  52 Executive Vice President and Chief Operating Officer
George H. Ellis................  47 Executive Vice President and Chief Financial Officer
Werner L. Frank................  66 Executive Vice President
M. Gene Konopik................  53 Executive Vice President and Group President
                                 48 Executive Vice President, Secretary and General
Jeannette P. Meier.............      Counsel
Phillip A. Moore...............  53 Executive Vice President and Director
A. Maria Smith.................  54 Executive Vice President and Group President
Clive A. Smith.................  41 Executive Vice President and Group President
Richard Connelly...............  44 Vice President, Treasurer
Pamela L. Isbell...............  36 Vice President, Financial Planning
James E. Jenkins, Jr...........  42 Vice President, Finance
Julie G. Kupp..................  32 Vice President, Investor Relations
Anne Vahala....................  35 Vice President, Business Development
Evan A. Wyly...................  34 Vice President and Director
Laura Appling..................  34 Controller

  Sam Wyly co-founded Sterling Software in 1981 and has served as Chairman of the Board and a director since its formation. Mr. Wyly has served as a director of Commerce since December 1995. For additional biographical information see "Management of Commerce--Executive Officers and Directors."

  Charles J. Wyly, Jr. co-founded Sterling Software in 1981 and has served as a director since its formation and as Vice Chairman since 1984. Mr. Wyly has served as a director of Commerce since December 1995. For additional biographical information see "Management of Commerce--Executive Officers and Directors."

  Sterling L. Williams co-founded Sterling Software in 1981 and since such time has served as President, Chief Executive Officer and a director of Sterling Software. Mr. Williams has served as Chairman of the Board and Chief Executive Officer of Commerce since December 1995 and also currently serves as a director of INPUT, an information technology market research company.

  Warner C. Blow has served as President and Chief Operating Officer of Commerce since December 1995. Prior to the completion of the Offering, he served as President of Sterling Software's former Electronic Commerce Group (the predecessor to Commerce) from July 1993 and as an Executive Vice President of Sterling Software from October 1989. Prior to July 1993, Mr. Blow served as President of Sterling Software's former EDI Group.

  Geno P. Tolari has served as an Executive Vice President of Sterling Software since March 1990 and as Chief Operating Officer of Sterling Software since April 1996. From November 1986 to March 1990, he served as a Senior Vice President of Sterling Software. Mr. Tolari has also served as President of Sterling Software's Systems Management Group since December 1, 1994 and he served as President of the Federal Systems Group from October 1985 until December 1994.

  George H. Ellis has served as Executive Vice President (since July 1993) and Chief Financial Officer (since February 1986) of Sterling Software. From December, 1994 to April 1996, Mr. Ellis also served as Treasurer of Sterling Software. Prior to July 1993, Mr. Ellis served as a Senior Vice President of Sterling Software. Mr. Ellis has served as an Executive Vice President and Chief Financial Officer of Commerce since December 1995.

  Werner L. Frank has served as an Executive Vice President of Sterling Software since October 1984. From July 1993 until December 1994, Mr. Frank served as President of Sterling Software's former Enterprise Software Group. From 1985 until July 1993, Mr. Frank served as President of Sterling Software's former Systems Software Group.

  M. Gene Konopik has served as an Executive Vice President of Sterling Software and President of Sterling Software's Federal Systems Group since December 1994. From July 1993 until December 1994 Mr. Konopik served as the President of Sterling Software's Information Technology Division. Prior to July 1993 he served as the President of the former Intelligence and Military Division of Sterling Software.

  Jeannette P. Meier has served as an Executive Vice President (since July
1993) and as General Counsel and Secretary (since 1985) of Sterling Software. Prior to July 1993, Ms. Meier served as a Senior Vice President of Sterling Software. Ms. Meier has served as an Executive Vice President, Secretary and General Counsel of Commerce since December 1995.

  Phillip A. Moore co-founded Sterling Software in 1981 and since such time has served as a director of Sterling Software. He has served as an Executive Vice President of Software since July 1993. Prior to July 1993, Mr. Moore served as Senior Vice President, Technology of Sterling Software. Mr. Moore has served as Executive Vice President of Commerce since December 1995.

  A. Maria Smith has served as an Executive Vice President of Sterling Software and President of Sterling Software's Applications Management Group since December 1994. From July 1993 until December 1994, Ms. Smith served as President of Sterling Software's former Systems Management Division and prior to July 1993 she served as President of the former Systems Software Marketing Division of Sterling Software.

  Clive A. Smith has served as an Executive Vice President of Sterling Software since December 1994 and President of its International Group since October 1994. From July 1993 until October 1994, Mr. Smith served as the President of the former Europe Division and from September 1990 until July 1993 he served as the President of the former International Division.


  Richard Connelly has served as a Vice President of Sterling Software since July 1993 and as Treasurer of Sterling Software since April 1996. From July 1993 to April 1996, Mr. Connelly also served as the Controller of Sterling Software. From October 1992 until July 1993, Mr. Connelly served as Corporate Controller and from June 1987 until October 1992 he served as Director of Accounting of Sterling Software.

  Pamela L. Isbell has served as Vice President, Financial Planning of Sterling Software since April 1996. From April 1988 until April 1996 Ms. Isbell served as a Financial Analyst of Sterling Software.

  James E. Jenkins, Jr. has served as Vice President, Finance of Sterling Software since April 1996. From May 1994 to April 1996, Mr. Jenkins served as Vice President, Tax and from May 1986 until May 1994 he served as Director of Tax of Sterling Software.

  Julie G. Kupp has served as Vice President, Investor Relations of Sterling Software since April 1996. From September 1995 to April 1996 Ms. Kupp served as Director, Investor Relations and from April 1995 to September 1995 she served as Senior Financial Analyst of Sterling Software. From December 1993 to April 1995

Ms. Kupp served as Director of Accounting. Prior to December 1993, Ms. Kupp was employed by Ernst & Young, LLP, most recently as Audit Senior Manager.

  Anne Vahala has served as Vice President, Business Development of Sterling Software since October 1995 and served as Vice President, Investor Relations of Sterling Software from July 1993 until October 1995. From August 1992 until July 1993, Ms. Vahala served as Director, Investor Relations and prior to August 1992 she served as Senior Financial Analyst of Sterling Software.

  Evan A. Wyly has served as a director of Sterling Software since July 1992 and as a Vice President of Sterling Software since December 1994. Mr. Wyly has served as a director of Commerce since December 1995. For additional biographical information see "Management of Commerce--Executive Officers and Directors."

  Laura Appling has served as Controller of Sterling Software since April 1996. From July 1993 to April 1996, Ms. Appling served as Vice President, Finance for the former Banking Systems Division of Sterling Software. From October 1992 to July 1993, Ms. Appling served as Senior Financial Analyst for Sterling Software and from August 1991 to October 1992, Ms. Appling served as Accounting Manager for the international headquarters of Sterling Software. From August 1987 to August 1991, Ms. Appling served in various other accounting capacities for Sterling Software.

DIRECTORS

  For biographical information regarding the directors of Sterling Software, see "Proposal III--Election of Directors."

                      MARKET FOR STERLING SOFTWARE STOCK

  The Software Stock has been traded on the NYSE since March 28, 1990, under the symbol "SSW." Prior to that time, the Software Stock was traded on the American Stock Exchange from May 4, 1983. As of December 19, 1995, the trading day preceding public announcement of the proposed Distribution, and as of April 22, 1996, the closing sales price per share of the Software Stock on the NYSE was $55 7/8 and $74 3/4 respectively. The high and low sales prices for the Software Stock for the periods indicated are set forth below.

                                                              PRICE RANGE
                                                              --------------
                                                              HIGH      LOW
                                                              ------   -----
   Year Ended September 30, 1994:
    Quarter Ended:
     December 31, 1993.......................................  $33 5/8  $23 7/8
     March 31, 1994..........................................  $35 5/8  $27 1/2
     June 30, 1994...........................................  $34 1/2  $26 1/2
     September 30, 1994......................................  $32      $25
   Year Ended September 30, 1995:
    Quarter Ended:
     December 31, 1994.......................................  $36 7/8  $28 5/8
     March 31, 1995..........................................  $38 3/8  $34 1/4
     June 30, 1995...........................................  $39 5/8  $32 7/8
     September 30, 1995......................................  $47 7/8  $38 1/4
   Year Ended September 30, 1996:
    Quarter Ended:
     December 31, 1995.......................................  $62 3/8 $  40
     March 31, 1996 .........................................  $72 5/8 $48 3/4
     June 30, 1996 (through April 22, 1996)..................  $75 5/8 $70 3/8

  The Commerce Stock began trading on the NYSE under the symbol "SE" on March 8, 1996. For information with respect to the high and low sale prices for the Commerce Stock. See "Certain Considerations--Listing and Trading of Commerce Stock."

              PROPOSAL II--APPROVAL OF THE 1996 STOCK OPTION PLAN

BACKGROUND

  In connection with the Offering, substantially all of the unvested stock options outstanding under Sterling Software's existing stock option plans were accelerated and became exercisable upon the completion of the Offering. Sterling Software anticipates that substantially all options will be exercised prior to the Distribution. The acceleration of such options was intended to facilitate the establishment of an effective equity incentive plan for each of Sterling Software and Commerce through the creation of stock options for separate equity securities that will be more closely linked to the separate businesses of the two companies. See "Proposal I--The Distribution--Background and Reasons for the Distribution."

  Substantially all of the options available for grant under Sterling Software's existing option plans have been issued. Consequently, on April 22, 1996, the Software Board adopted the 1996 Stock Option Plan and directed that it be submitted for approval at the Meeting. The 1996 Stock Option Plan is intended to provide incentive compensation to certain of Sterling Software's executive officers, directors, employees, advisors and consultants. The 1996 Stock Option Plan is also intended to aid in attracting persons of outstanding ability to serve, and remain in the service of, Sterling Software. The Software Board believes that the attraction and retention of executive officers and other key employees in the highly competitive industry in which Sterling Software does business is critical to Sterling Software's future success. The Software Board also believes that a principal component of attracting and retaining qualified executives and key employees is an equity-based incentive plan which aligns the long-term economic interests of such executives and employees with the long-term economic interests of Sterling Software's stockholders. Because of this compensation philosophy, Sterling Software has historically emphasized the use of stock options for creating such equity-based incentives. Because substantially all of the options available for grant under Sterling Software's existing stock option plans have been issued, the Software Board adopted the 1996 Stock Option Plan.

  Although the Software Board's adoption of the 1996 Stock Option Plan does not require the approval of Sterling Software's stockholders, such approval is being sought (i) in order to qualify the 1996 Stock Option Plan under Rule 16b-3 of the Exchange Act, (ii) to ensure that compensation pursuant to the 1996 Stock Option Plan will not be subject to the deduction limits under
Section 162(m) of the Code discussed below, and (iii) to comply with the rules of the NYSE.

  If the 1996 Stock Option Plan is approved by stockholders, the Software Board will not issue any remaining options available for grant under any of Sterling Software's other existing stock option plans. However, under the terms of Sterling Software's other existing stock option plans, any outstanding options that are not exercised prior to the Distribution Record Date will be adjusted as a result of the Distribution to preserve the economic value of the options. Although the adjustment will require the approval of the applicable stock option committee, it is anticipated that the adjustment will be made pursuant to a formula that will both increase the number of shares subject to options and decrease the exercise price thereof. The magnitude of the adjustment is not presently determinable because it is expected to be determined based upon the market price of the Software Stock prior to and following the Distribution.

DESCRIPTION OF THE 1996 STOCK OPTION PLAN

  The 1996 Stock Option Plan will be administered by the Sterling Software 1996 Stock Option Committee (the "1996 Stock Option Committee") and the Sterling Software 1996 Special Stock Option Committee (the "1996 Special Stock Option Committee") as described in "--1996 Stock Option Plan Board Committees." Pursuant to the 1996 Stock Option Plan, the 1996 Stock Option Committee and the 1996 Special Stock Option Committee will be authorized to grant 1996 Plan Options to certain executive officers, directors, employees, advisors and consultants of Sterling Software and its subsidiaries (estimated to be approximately 200 persons in the aggregate at the time the Distribution is completed). The 1996 Stock Option Plan also provides for automatic awards of 1996 Plan Options to members of the 1996 Special Stock Option Committee.

  The total number of shares of Software Stock presently available for issuance under the 1996 Stock Option Plan is 7,750,000. However, if at the close of business on the last day of any fiscal quarter of Sterling Software the sum of (i) the total number of shares of Software Stock theretofore issued upon the exercise of 1996 Plan Options, (ii) the total number of shares of Software Stock then subject to outstanding 1996 Plan Options, and (iii) the total number of shares of Software Stock then remaining available under the 1996 Stock Option Plan to be made subject to future grants of 1996 Plan Options (such sum being the "Software Actual Number") is less than 20% of the total number of shares of Software Stock then outstanding or issuable upon the exercise, conversion or exchange of outstanding options, warrants or other securities convertible into or exchangeable for Software Stock (the "Software Target Number"), the number of shares of Software Stock available for issuance under the 1996 Stock Option Plan will automatically be increased to a number that will result in the Software Actual Number being equal to the Software Target Number.

  The 1996 Stock Option Plan does not specify a maximum term for 1996 Plan Options granted thereunder. The exercise price of 1996 Plan Options may not be less than the fair market value per share of the Software Stock on the date determined as the grant date in accordance with the authorization of the 1996 Stock Option Committee or the 1996 Special Stock Option Committee, as the case may be. Under the 1996 Stock Option Plan, the committees may, without the consent of the option holder, amend any option agreement in various respects, including acceleration of the time at which the option may be exercised, extension of the expiration date, reduction of the exercise price and waiver of other conditions or restrictions.

  Each grant of 1996 Plan Options will specify whether the exercise price is payable in cash, by the actual or constructive transfer to Sterling Software of nonforfeitable, unrestricted shares of Software Stock already owned by the participant having an actual or constructive value as of the time of exercise equal to the total exercise price, by any other legal consideration authorized by the 1996 Stock Option Committee or the 1996 Special Stock Option Committee, as the case may be, or by a combination of such methods of payment. A grant of 1996 Plan Options may provide for the deferred payment of the exercise price from the proceeds of sales through a bank or broker on the exercise date of some or all of the shares of Software Stock to which such exercise relates. The 1996 Stock Option Plan does not require that a participant hold shares received upon the exercise of 1996 Plan Options for a specified period and would permit immediate sequential exercises of 1996 Plan Options with the exercise price therefor being paid in shares of Software Stock, including shares acquired as a result of prior exercises of 1996 Plan Options.

  Pursuant to the 1996 Stock Option Plan, each member of the 1996 Special Stock Option Committee will receive automatic awards of 1996 Plan Options to purchase 50,000 shares of Software Stock every five years. Initial awards to the members of the 1996 Special Stock Option Committee will be made on the date of appointment to the 1996 Special Stock Option Committee and subsequent awards will be effective upon the fifth anniversary of the immediately preceding award to such director.

  The foregoing discussion of the material provisions of the 1996 Stock Option Plan is qualified in its entirety by reference to the full text of the 1996 Stock Option Plan, a copy of which is attached hereto as Annex I and is incorporated herein by reference.

1996 STOCK OPTION PLAN BOARD COMMITTEES

  The 1996 Stock Option Committee and the 1996 Special Stock Option Committee will administer the 1996 Stock Option Plan. The 1996 Stock Option Committee has the authority, subject to certain restrictions set forth in the 1996 Stock Option Plan, to determine from time to time the individuals to whom options will be granted, the number of shares to be covered by each option and the time or times at which options will become exercisable. The 1996 Stock Option Plan provides that the 1996 Special Stock Option Committee consist of two or more non-employee directors who are not eligible to receive awards (other than formula awards) of options of Sterling Software or any of its subsidiaries. The 1996 Special Stock Option Committee will determine the grants intended to be exempt from Section 16 of the Exchange Act. The members of the 1996 Stock Option Committee or the 1996 Special Stock Option Committee may determine the grants for all other participants. It is presently anticipated that Messrs. Sam Wyly, Charles J. Wyly, Jr. and Sterling L. Williams will be appointed to be the members of the 1996 Stock Option Committee and that Messrs. Robert J. Donachie and Donald R. Miller will be appointed to be the members of the 1996 Special Stock Option Committee.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  1996 Plan Options granted under the 1996 Stock Option Plan are intended to be nonqualified stock options. Nonqualified stock options generally will not result in any taxable income to the optionee at the time of the grant, but the holder thereof will realize ordinary income at the time of exercise of the 1996 Plan Options if the shares are not subject to any substantial risk of forfeiture (as defined in Section 83 of the Code). Under such circumstances, the amount of ordinary income is measured by the excess of the fair market value of the optioned shares at the time of exercise over the Exercise Price. An optionee's tax basis in shares acquired upon the exercise of nonqualified stock options is generally equal to the exercise price plus any amount treated as ordinary income. If the Exercise Price of a nonqualified stock option is paid for, in whole or in part, by the delivery of shares of Software Stock previously owned by the optionee ("Previously Purchased Shares"), no gain or loss will be recognized on the exchange of the Previously Purchased Shares for a like number of shares of Software Stock. The optionee's basis in the number of shares received equal to the number of Previously Purchased Shares surrendered would be the same as the optionee's basis in the Previously Purchased Shares. However, the optionee would be treated as receiving ordinary income equal to the fair market value (at the time of exercise) of the number of shares of Software Stock received in excess of the number of Previously Purchased Shares surrendered, and the optionee's basis in such excess shares would be equal to their fair market value at the time of exercise.

  To the extent that an optionee recognizes ordinary income in the circumstances described above, Sterling Software or a subsidiary, as the case may be, would be entitled to a corresponding deduction, provided in general that (i) the amount is an ordinary and necessary business expense and such income meets the test of reasonableness, (ii) the deduction is not disallowed pursuant to Section 162(m) of the Code, as described below, and (iii) certain provisions of the Code relating to so-called "excess parachute payments" do not apply. Awards granted under the 1996 Stock Option Plan may be subject to acceleration in the event of a change in control of Sterling Software, and, therefore, it is possible that these change-in-control features may affect whether amounts realized upon the receipt or exercise of 1996 Options will be deductible by Sterling Software under the "excess parachute payments" provisions of the Code.

  Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1.0 million accrued with respect to the chief executive officer and the four most highly compensated executive officers in addition to the chief executive officer employed by the company at the end of the applicable year. Qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. In the case of options, one requirement is that the plan under which the options are granted state a maximum number of shares with respect to which options may be granted to any one participant during a specified period. The maximum aggregate number of shares of Software Stock with respect to which 1996 Plan Options may be granted to any person during the term of the 1996 Stock Option Plan shall not exceed 5,425,000. A second requirement of Section 162(m) of the Code is that the 1996 Stock Option Plan be approved by Sterling Software's stockholders.

GRANTS UNDER THE 1996 STOCK OPTION PLAN

  As of the date of this Proxy Statement, no 1996 Plan Options have been granted. Although it is presently anticipated that the 1996 Stock Option Committee and the 1996 Special Stock Option Committee will consider making grants of 1996 Plan Options following the Distribution, other than the formula grants described above, it is not possible to determine the specific awards of 1996 Plan Options that will be granted to various individuals in the future under the 1996 Stock Option Plan.

                      PROPOSAL III--ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR

  Sterling Software's Certificate of Incorporation provides for a Board of Directors divided into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year at Sterling Software's Annual Meeting of Stockholders. Each class of directors is elected for a term of three years except in the case of elections to fill vacancies or newly created directorships. The Software Board presently consists of nine persons: Sam Wyly (Chairman), Charles J. Wyly, Jr. (Vice Chairman), Sterling L. Williams, Phillip A. Moore, Robert J. Donachie, Michael C. French, Evan A. Wyly, Donald R. Miller, Jr. and Francis A. Tarkenton.

  Sam Wyly, Sterling L. Williams and Donald R. Miller, Jr. are the Class C directors whose terms expire in 1996, and each of whom has been nominated for reelection as a Class C director to serve as such for a term expiring at Sterling Software's Annual Meeting of Stockholders in 1999 or until their successors have been duly elected and qualified. It is intended that the persons named in the Proxy will vote for the reelection of each of the three nominees. Each of the nominees has indicated his willingness to serve as a member of the Software Board if elected; however, in case any nominee shall become unavailable for election to the Software Board for any reason not presently known or contemplated, the Proxy holders will have discretionary authority in that instance to vote the Proxy for a substitute. Proxies cannot be voted for more than three nominees.

  Following is certain information concerning the three nominees for election as Class C directors together with the Class A and Class B directors whose terms of office will continue after the Meeting. There is currently a vacancy in the Class A Directors as a result of Mr. Cook's resignation in connection with becoming a director of Commerce. The Class C directors who are nominees for reelection at the Meeting are as follows:

  Sam Wyly, age 61. Sam Wyly co-founded Sterling Software in 1981 and since such time has served as Chairman of the Board and a director. Mr. Wyly has served as a director of Commerce since December 1995. In 1963, Mr. Wyly founded University, a computer software and services company, and served as President or Chairman from 1963 until 1979. University created a computer utility network, one of the earliest and most successful marriages of computing and telecommunications. University was one of the original participants in the software products industry in the late 1960s when the then market-dominant IBM unbundled computer hardware and software. In 1968, Mr. Wyly founded Datran, Inc., which was envisioned as the nation's first all-digital switched "telephone company for computers" and contributed to the break up of AT&T's telephone monopoly and the resulting benefits of increased competition in the telecommunications industry. These Wyly-founded companies are among the forerunners of today's electronic commerce industry. Mr. Wyly co-founded Earth Resources Company, an oil refining and silver mining company, and served as its Executive Committee Chairman from 1968 to 1980. Mr. Wyly and his brother, Charles J. Wyly, Jr., bought the 20 restaurant Bonanza Steakhouse chain in 1967. It grew to approximately 600 restaurants by 1989, during which time he served as Chairman. Mr. Wyly currently serves as Chairman of Michaels Stores and as President of Maverick Capital, Ltd., an investment fund management company. Sam Wyly is the father of Evan A. Wyly. Sam Wyly is the Chairman of the Executive Committee and the Stock Option Committee of the Software Board. It is presently anticipated that Mr. Wyly will also be appointed to serve as a member of the 1996 Stock Option Committee of the Software Board.

  Sterling L. Williams, age 52. Sterling L. Williams co-founded Sterling Software in 1981 and since such time has served as President, Chief Executive Officer and a director of Sterling Software. Mr. Williams has served as Chairman of the Board and Chief Executive Officer and a director of Commerce since December 1995 and also currently serves as a director of INPUT, an information technology market research company. Mr. Williams is a member of the Executive Committee and the Stock Option Committee of the Software Board. It is presently anticipated that Mr. Williams will also be appointed to serve as a member of the 1996 Stock Option Committee of the Software Board.

  Donald R. Miller, age 41. Donald R. Miller, Jr. has served as a director of Sterling Software since September 1993. Mr. Miller has served as Vice President-Market Development of Michaels Stores since November 1990 and as a director of Michaels Stores since September 1992. Prior to November 1990, Mr. Miller served as Director of Real Estate of Michaels Stores. Mr. Miller also serves on the Board of Directors of Xscribe Corp., a high technology information management company. Mr. Miller is the son-in-law of Charles J. Wyly, Jr. Mr. Miller is a member of the Audit Committee and the Special Stock Option Committee of the Software Board. It is presently anticipated that Mr. Miller will also be appointed to serve as a member of the 1996 Special Stock Option Committee of the Software Board.

CURRENT DIRECTORS

  The current Class A Directors of Sterling Software who are not standing for reelection at the Meeting and whose terms will expire in 1997 are as follows:

  Robert J. Donachie, age 68. Robert J. Donachie has served as a director of Sterling Software since May 1983. He has been principally employed as a private business consultant since March 1981. Mr. Donachie is a member of the Audit Committee and the Special Stock Option Committee of the Software Board. It is presently anticipated that Mr. Donachie will also be appointed to serve as a member of the 1996 Special Stock Option Committee of the Software Board.

  Francis A. Tarkenton, age 56. Francis A. Tarkenton has served as a director of Sterling Software since November 1994. From December 1986 until November 1994, Mr. Tarkenton served as Chairman of the Board and Chief Executive Officer of KnowledgeWare, a provider of applications development software and services that was acquired by Sterling Software in November 1994. Prior to December 1986, Mr. Tarkenton was a founder and served as President and a director of Tarkenton Software, Inc. from its incorporation in 1977 until its merger with KnowledgeWare in 1986. Mr. Tarkenton is also a director of Coca Cola Enterprises, Inc.

  Evan A. Wyly, age 34. Evan A. Wyly has served as a director of Sterling Software since July 1992 and as a Vice President of Sterling Software since December 1994. Mr. Wyly has served as a director of Commerce since December 1995 and is a Managing Director of Maverick Capital, Ltd. Prior to joining Maverick Capital, Ltd., Mr. Wyly served as a Vice President of Michaels Stores from December 1991 to October 1993. In June 1988, Mr. Wyly founded Premier Partners Incorporated, a private investment firm, and served as President prior to joining Michaels Stores. Mr. Wyly also serves as a director of Michaels Stores and Xscribe Corp., a high-technology information management company. Mr. Wyly is the son of Sam Wyly and the nephew of Charles J. Wyly, Jr.

  The current Class B Directors of Sterling Software who are not standing for reelection at the Meeting and whose terms will expire in 1998 are as follows:

  Charles J. Wyly, Jr., age 62. Charles J. Wyly, Jr. co-founded Sterling Software in 1981 and since such time has served as a director and as Vice Chairman since 1984. Mr. Wyly has served as a director of Commerce since December 1995. Mr. Wyly served as an officer and director of University from 1964 to 1975, including President from 1969 to 1973. Mr. Wyly and his brother, Sam Wyly, founded Earth Resources Company and Charles J. Wyly, Jr. served as Chairman of the Board from 1968 to 1980. Mr. Wyly served as Vice Chairman of the Bonanza Steakhouse chain from 1967 to 1989. Mr. Wyly currently serves as Vice Chairman of Michaels Stores and as Chairman of Maverick Capital, Ltd. Charles J. Wyly, Jr. is the father-in-law of Donald R. Miller, Jr. and the uncle of Evan A. Wyly. Mr. Wyly is a member of the Executive Committee and the Stock Option Committee of the Software Board. It is presently anticipated that Mr. Wyly will also be appointed to serve as a member of the 1996 Stock Option Committee of the Software Board.

  Phillip A. Moore, age 53. Phillip A. Moore co-founded Sterling Software in 1981 and since such time has served as a director of Sterling Software. He has served as an Executive Vice President of Sterling Software since July 1993. Mr. Moore has also served as an Executive Vice President of Commerce since December 1995. Prior to July 1993, Mr. Moore served as Senior Vice President, Technology of Sterling Software.

  Michael C. French, age 53. Michael C. French has served as a director of Sterling Software since July 1992. He was a partner with the law firm of Jackson & Walker, L.L.P from 1976 through 1995. He is currently a consultant to the international law firm of Jones, Day, Reavis & Pogue. Since September 1992, Mr. French has served as a director of Michaels Stores. Mr. French also currently serves as a Managing Director of Maverick Capital, Ltd.

BOARD OF DIRECTORS AND COMMITTEES

  The business of Sterling Software is managed under the direction of the Software Board. The Software Board meets on a regularly scheduled basis during its fiscal year to review significant developments affecting Sterling Software and to act on matters requiring Software Board approval. It also holds special meetings when an important matter requires Software Board action between scheduled meetings. The Software Board met four times and acted by unanimous written consent seven times during the 1995 fiscal year. During the 1995 fiscal year, each member of the Software Board participated in at least 75% of all Software Board and applicable committee meetings held during the period for which he was a director.

  The Software Board has established executive, audit and stock option committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during the 1995 fiscal year are described below.

  Executive Committee. The Executive Committee is empowered to act on any matter except those matters for which the Software Board may specifically reserve authority to itself and except those matters specifically reserved to the full Software Board or by applicable law. Messrs. Sam Wyly (Chairman), Charles J. Wyly, Jr. and Sterling L. Williams currently are members of the Executive Committee. The Executive Committee met one time and acted by unanimous written consent 17 times during the 1995 fiscal year. The Executive Committee held responsibility for determining executive compensation for fiscal 1995 excluding determinations relating to the grants of stock options under Sterling Software's various stock option plans.

  Audit Committee. The Audit Committee recommends to the Software Board the appointment of the firm selected to be independent public accountants for Sterling Software and its subsidiaries and monitors the performance of such firm; reviews and approves the scope of the annual audit and evaluates with the independent public accountants Sterling Software's annual audit and annual consolidated financial statements; reviews with management the status of internal accounting controls; evaluates problem areas having a potential financial impact on Sterling Software which may be brought to its attention by management, the independent public accountants or the Software Board and evaluates public financial reporting documents of Sterling Software.
Mr. Robert J. Donachie currently is the only member of the Audit Committee. The Audit Committee met two times during the 1995 fiscal year.

  Stock Option Committee. The Stock Option Committee administers Sterling Software's Incentive Stock Option Plan (the "Incentive Plan") and Sterling Software's Non-Statutory Stock Option Plan (the "Non-Statutory Plan") with respect to the participants in such plans who are not executive officers or directors of Sterling Software. The Stock Option Committee has the authority, subject to certain restrictions set forth in such plans, to determine from time to time the individuals (excluding executive officers and directors of Sterling Software) to whom options are granted, the number of shares covered by each option grant and the time or times at which options become exercisable. The Stock Option Committee also administers Sterling Software's 1992 Non-Statutory Stock Option Plan (the "1992 Plan"). In this capacity, the Stock Option Committee has the authority, subject to certain restrictions set forth in the 1992 Plan, to determine from time to time the individuals (including executive officers and directors of Sterling Software) to whom options are granted under the 1992 Plan, the number of shares covered by each option grant and the time or times at which options become exercisable. Messrs. Sam Wyly (Chairman), Charles J. Wyly, Jr. and Sterling L. Williams currently are the members of the Stock Option Committee. The Stock Option Committee met 22 times and acted by unanimous written consent two times during the 1995 fiscal year.

  Special Stock Option Committee. The Special Stock Option Committee administers the Incentive Plan and Non-Statutory Plan with respect to the participants in such plans who are executive officers or directors of Sterling Software. The Special Stock Option Committee has the authority, subject to certain restrictions set forth in such plans, to determine from time to time the executive officers and employee directors of Sterling Software to whom options are granted, the number of shares covered by each option grant and the time or times at which options become exercisable. In accordance with amendments made to the Non-Statutory Plan in June 1995 to comply with new Rule 16b-3 under the Exchange Act, the Special Stock Option Committee does not have the authority to determine the terms and number of options granted under the Non-Statutory Plan to non-employee directors of Sterling Software. Instead, grants to non-employee directors are made pursuant to a formula as set forth in such plan. Non-employee directors are not eligible to receive option grants under the Incentive Plan. The Special Stock Option Committee also administers Sterling Software's 1994 Non-Statutory Stock Option Plan (the "1994 Plan"). In this capacity, the Special Stock Option Committee has the authority, subject to certain restrictions set forth in the 1994 Plan, to determine from time to time the individuals (including executive officers and directors of Sterling Software) to whom options are granted, the number of shares covered by each option grant and the time or times at which options become exercisable. Messrs. Robert J. Donachie and Donald R. Miller, Jr. currently are the members of the Special Stock Option Committee. The Special Stock Option Committee met one time and acted by unanimous written consent six times during the 1995 fiscal year.

  The Software Board expects to establish the 1996 Stock Option Committee and the 1996 Special Stock Option Committee to administer the 1996 Stock Option Plan. See "Proposal II--Approval of the 1996 Stock Option Plan--1996 Stock Option Plan Board Committees."

  Sterling Software does not have a nominating or compensation committee. The functions customarily attributable to a nominating committee are performed by the Software Board as a whole, and the functions customarily attributable to a compensation committee generally are performed by the Executive Committee.

  SECURITY OWNERSHIP OF STERLING SOFTWARE MANAGEMENT AND CERTAIN STOCKHOLDERS

  The following table sets forth as of March 31, 1996 information regarding the beneficial ownership of Software Stock by each director of Sterling Software (which includes all nominees), each of the Software Named Executive Officers (as defined below), the directors and executive officers of Sterling Software as a group and each person or entity known by Sterling Software to own 5% or more of the outstanding shares of Software Stock. The information regarding beneficial ownership of Software Stock by the entities identified below is included in reliance on a report filed with the Commission by such entities, except that the percentage of Software Stock owned is based upon Sterling Software's calculations made in reliance upon the number of shares of Software Stock reported to be beneficially owned by such entities in such report and the number of shares of Software Stock outstanding on March 31, 1996. The persons and entities named in the table have sole voting and investment power with respect to all shares of Software Stock owned by them, except as otherwise noted.

                                                            SHARES OF
                                                          SOFTWARE STOCK
                                                        OWNED BENEFICIALLY
                                                         AS OF MARCH 31,
                                                             1996(1)
                                                       ------------------------
                                                                     PERCENT OF
NAME OF BENEFICIAL OWNER OR GROUP                       NUMBER         CLASS
- ---------------------------------                      ---------     ----------
Sam Wyly..............................................   796,965(2)      2.3%
Charles J. Wyly, Jr...................................   998,273(3)      2.9
Evan A. Wyly..........................................    86,440(4)        *
Sterling L. Williams.................................. 1,154,000(5)      3.3
Phillip A. Moore......................................    38,899(6)        *
Robert J. Donachie....................................     1,100           *
Michael C. French.....................................       800(7)        *
Warner C. Blow........................................   212,900(8)        *
George H. Ellis.......................................   150,000(9)        *
Donald R. Miller, Jr..................................         0          --
Francis A. Tarkenton..................................   183,113(10)       *
All current directors and executive officers as a
 group (21 persons)................................... 3,988,461(11)    10.9
Alpha Assurances I.A.R.D. and related entities,
 AXA and The Equitable Companies Incorporated......... 3,827,892(12)    11.2

- -------
* Less than 1%.

                                             (footnotes on following page)

(1) There were 34,140,048 shares of Software Stock issued and outstanding as of March 31, 1996. The number of shares shown includes outstanding shares owned by the person(s) indicated on March 31, 1996 and shares underlying options on such date and/or warrants owned by such person(s) on March 31, 1996 that were exercisable within 60 days of such date. See "Proposal II-- Approval of the 1996 Stock Option Plan--Background." The table above does not include information regarding the beneficial ownership of Software Stock by Friess Associates, Inc. ("Freiss") or AIM Management Group, Inc. ("AIM"). Each of Freiss and AIM has filed a Schedule 13G with the Commission reporting beneficial ownership of 1,430,000 shares (4.2%) and 1,361,513 shares (4.0%) of Software Stock, respectively. At the time such reports were filed with the Commission, each of Freiss and AIM beneficially owned more than 5% of the outstanding Software Stock. However, due to the increase in the number of outstanding shares of Software Stock resulting from the conversion of Debentures and the exercise of outstanding options and warrants, neither Freiss nor AIM beneficially owned 5% or more of the outstanding Software Stock as of March 31, 1996 based on the number of shares of Software Stock reported to be owned by such entities in the reports filed with the Commission.

(2) Includes 257,342 shares owned by family trusts of which Sam Wyly is trustee, of 438,612 shares (300,000 of which are also beneficially owned by Charles J. Wyly, Jr.) held of record by two limited partnerships of which Sam Wyly is general partner. Also includes 101,011 shares issuable upon exercise of warrants owned by family trusts of which Sam Wyly is trustee. Does not include an aggregate of 1,304,000 outstanding shares and 666,666 shares issuable upon exercise of options owned by irrevocable trusts of which Sam Wyly and his family are included as beneficiaries. Sam Wyly disclaims beneficial ownership of the excluded shares.

(3) Includes 307,016 shares directly owned by family trusts of which Charles
    J. Wyly, Jr. is trustee and 556,574 shares (300,000 of which are also beneficially owned by Sam Wyly) held of record by two limited partnerships of which Charles J. Wyly, Jr. is general partner. Also includes 134,683 shares issuable upon exercise of warrants directly owned by family trusts of which Charles J. Wyly, Jr. is trustee. Does not include an aggregate of 600,000 outstanding shares and 333,334 shares issuable upon exercise of options owned by irrevocable trusts of which Charles J. Wyly, Jr. and his family are included as beneficiaries. Mr. Wyly disclaims beneficial ownership of the excluded shares.

(4) Includes 33,686 shares issuable upon exercise of warrants.
(5) Includes 1,150,000 shares issuable upon exercise of options.

(6) Includes 150 shares owned by Mr. Moore's son.

(7) Includes 800 shares held in a retirement account directed by Mr. French.

(8) Includes 211,550 shares issuable upon exercise of options.

(9) All of such shares are issuable upon exercise of options.

(10) Includes 26,449 shares issuable upon exercise of options and 250 shares owned by Mr. Tarkenton's stepdaughter.

(11) Includes 586,104 shares issuable upon exercise of options beneficially owned by executive officers of Sterling Software not named in the table above.

(12) Based on a Schedule 13G dated April 9, 1996 filed by Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and Uni Europe Assurance Mutuelle, as a group (collectively, the "Mutuelles AXA"), AXA and The Equitable Companies Incorporated. It was reported that three subsidiaries of The Equitable Companies Incorporated, The Equitable Life Assurance Society of the United States, Alliance Capital Management L.P. and Wood, Struthers and Winthrop Management Corporation, are deemed to have sole voting power for an aggregate of 3,491,600, shared voting power for 119,300 shares and sole dispositive power for 3,827,392 shares. The address of Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle is 101-100 Terrasse Boieldieu, 92042 Paris La Defense, France; the address of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is La Grande Arche, Pardi Nord, 92044 Paris La Defense, France; the address of Uni Europe Assurance Mutuelle is 24 Rue Drouot, 75009 Paris, France; the address of AXA is 23 Avenue Matignon, 75008 Paris, France; and the address of The Equitable Companies Incorporated is 787 Seventh Avenue, New York, New York 10019.

                 COMPENSATION OF STERLING SOFTWARE MANAGEMENT

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid or accrued for services rendered during each of Sterling Software's last three fiscal years to Sterling Software's Chief Executive Officer and each of the other four most highly compensated executive officers of Sterling Software based on salary and bonus earned during fiscal 1995 (collectively, the "Software Named Executive Officers").

                                                                        LONG TERM
                                                                      COMPENSATION
                                   ANNUAL COMPENSATION                   AWARDS
                              ---------------------------------   ---------------------
        NAME AND                                   OTHER ANNUAL        SECURITIES        ALL OTHER
   PRINCIPAL POSITION    YEAR  SALARY     BONUS(1) COMPENSATION   UNDERLYING OPTIONS(2) COMPENSATION
   ------------------    ---- --------    -------- ------------   --------------------- ------------
Sterling L. Williams.... 1995 $750,000    $450,000   $168,833(3)          650,000         $ 33,900(4)
 President, Chief        1994  650,000     400,000    127,701(3)              -0-           39,771
 Executive Officer       1993  600,000     300,000     30,695(3)          300,000           29,423
 and Director
Sam Wyly................ 1995  850,000(5)  450,000     44,417(6)        1,466,666          120,649(7)
 Chairman of the         1994  770,000(5)  400,000      3,025(6)              -0-           70,660
 Board and Director      1993  710,000(5)  300,000     33,212(6)          300,000           62,581
Charles J. Wyly, Jr..... 1995  425,000(8)  225,000     66,783(9)          733,334           60,020(10)
 Vice Chairman of the    1994  385,000(8)  200,000        582(9)              -0-           62,718
 Board and Director      1993  355,000(8)  150,000      1,986(9)          150,000           28,385
Warner C. Blow.......... 1995  348,000     273,610        --               75,000            4,773(11)
 Executive Vice          1994  315,000     246,614     63,689(12)          50,000            4,598
 President               1993  290,000     170,000        --              100,000           12,823
George H. Ellis......... 1995  375,000     225,000     86,961(13)         200,000            4,500(11)
 Executive Vice          1994  325,000     200,000     34,172(13)             -0-            3,960
 President and Chief     1993  300,000     150,000     61,525(13)          80,000            7,942
 Financial Officer

- --------
(1) Reflects bonus earned during the fiscal year. In some instances, the payment of all or a portion of the bonus was deferred until the next fiscal year.
(2) Reflects options to acquire shares of Software Stock. Sterling Software has not granted stock appreciation rights.
(3) For fiscal 1995, includes a $47,897 reimbursement for medical expenses, a $44,222 housing allowance bonus and a $55,541 reimbursement for the payment of taxes; for fiscal 1994, includes a $55,710 reimbursement for medical expenses and a $52,168 reimbursement for the payment of taxes; and for fiscal 1993 consists of a reimbursement for the payment of taxes.
(4) Consists of $4,500 in Sterling Software contributions to the 401(k) Plan, and $29,400 in premiums on a universal life insurance policy for Mr. Williams' benefit.
(5) Includes director's fees of $425,000, $385,000 and $355,000 paid to Sam Wyly in fiscal 1995, 1994 and 1993, respectively, for his services as Chairman of the Software Board.
(6) Consists of reimbursements for the payment of taxes.
(7) Consists of $4,225 in Sterling Software contributions to the 401(k) Plan and $116,424 in premiums on a universal life insurance policy for Mr. Wyly's benefit.
(8) Includes director's fees of $212,500, $192,500 and $177,500 paid to Charles J. Wyly, Jr. in fiscal 1995, 1994 and 1993, respectively, for his services as Vice Chairman of the Software Board.
(9) For fiscal 1995, includes $43,046 for costs related to his use of a Sterling Software-provided automobile and a $14,626 reimbursement for the payment of taxes; and for fiscal 1994 and 1993 consists of reimbursements for the payment of taxes.
(10) Consists of $4,363 in Sterling Software contributions to the 401(k) Plan and $55,657 in premiums on a universal life insurance policy for Mr. Wyly's benefit.
(11) Consists of Sterling Software contributions to the 401(k) Plan.
(12) Includes $45,573 in the form of incentive travel and a $1,288 reimbursement for the payment of taxes.
(13) For fiscal 1995, includes a $24,470 reimbursement for medical expenses, $20,146 for costs related to his use of a Sterling Software-provided automobile, a $18,514 reimbursement for the payment of taxes and $17,314 in the form of incentive travel; for fiscal 1994, consists of a reimbursement for the payment of taxes; and for fiscal 1993 includes $22,689 in the form of incentive travel, $13,700 for costs related to his use of a Sterling Software-provided automobile, a $10,181 reimbursement for medical expenses and a $6,096 reimbursement for the payment of taxes.

OPTION GRANTS IN FISCAL 1995

                                                                                    POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES
                                                                                          OF STOCK PRICE
                                                                                      APPRECIATION FOR OPTION
                                             INDIVIDUAL GRANTS                               TERM (3)
                         ---------------------------------------------------------- ---------------------------
                         NUMBER OF  PERCENTAGE OF
                         SECURITIES TOTAL OPTIONS
                         UNDERLYING  GRANTED TO
                          OPTIONS   EMPLOYEES IN  EXERCISE PRICE
                         GRANTED(1)  FISCAL 1995   PER SHARE(2)   EXPIRATION DATE        5%            10%
                         ---------- ------------- -------------- ------------------ ------------- -------------
Sterling L. Williams....  650,000       12.7%        $29.00       November 23, 2004 $  11,854,664 $  30,042,045
Sam Wyly................  800,000       15.6          29.00       November 23, 2004    14,590,355    36,974,825
                          666,666       13.0          45.875     September 11, 2005    19,233,675    48,741,908
Charles J. Wyly, Jr.....  400,000        7.8          29.00       November 23, 2004     7,295,178    18,487,413
                          333,334        6.5          45.875     September 11, 2005     9,616,866    24,371,027
Warner C. Blow..........   75,000        1.5          29.00       November 23, 1999       600,912     1,327,859
George H. Ellis.........  200,000        3.9          29.00       November 23, 2004     3,647,589     9,243,706

  The following table provides information related to options granted to the Software Named Executive Officers during fiscal 1995.

- --------
(1) Reflects options to acquire shares of Software Stock. In connection with the Offering, Sterling Software accelerated such options, all of which are presently exercisable. See "Proposal II--Approval of the 1996 Stock Option Plan--Background." Sterling Software has not granted stock appreciation rights.
(2) The option exercise price may be paid in shares of Software Stock owned by the Software Named Executive Officer, in cash, or in any other form of valid consideration or a combination of any of the foregoing, as determined by the Stock Option Committee in its discretion. The exercise price was equal to the fair market value of the Software Stock on the date of grant.

(3) The potential realizable value portion of the foregoing table illustrates value that might be realized upon exercise of the options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Software Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or vesting over periods of up to four years. The use of the assumed 5% and 10% returns are established by the Commission and is not intended by Sterling Software to forecast possible future appreciation of the price of the Software Stock.

OPTION EXERCISES IN FISCAL 1995 AND FISCAL YEAR-END OPTION VALUES

  The following table provides information related to options exercised by the Software Named Executive Officers during fiscal 1995 and the number and value of options held at fiscal year-end. Sterling Software does not have any outstanding stock appreciation rights.

                                                      NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                           SHARES                    UNDERLYING UNEXERCISED            IN-THE-MONEY
                         ACQUIRED ON     VALUE              OPTIONS                      OPTIONS
          NAME            EXERCISE    REALIZED(1)   AT SEPTEMBER 30, 1995(#)   AT SEPTEMBER 30, 1995($)(2)
          ----           -----------  ----------- ---------------------------- ----------------------------
                                                  EXERCISABLE UNEXERCISABLE(3) EXERCISABLE UNEXERCISABLE(3)
                                                  ----------- ---------------- ----------- ----------------
Sterling L. Williams....   308,000    $ 5,771,463  1,142,000          --       $24,061,500           --
Sam Wyly................         0(4)         --   1,100,000      666,666       21,112,500           --
Charles J. Wyly, Jr.....         0(5)         --     550,000      333,334       10,556,250           --
Warner C. Blow..........   107,200      2,622,013     17,800      193,750          346,038    $4,057,812
George H. Ellis.........   202,500      3,818,063        --       150,000              --      2,475,000

- --------
(1) Value was calculated based on the difference between the option exercise price and the closing market price of Software Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
(2) The closing price for Software Stock as reported by the NYSE on September 30, 1995 was $45.50. See "Market for Software Stock." Value is calculated on the basis of the difference between the option exercise price and $45.50 multiplied by the number of shares of Software Stock underlying the option.
(3) In connection with the Offering Sterling Software accelerated such options, all of which are presently exercisable. See "Proposal II-- Approval of the 1996 Stock Option Plan--Background."
(4) In fiscal 1993 Sam Wyly transferred options to purchase 667,000 shares of Software Stock and disclaims the beneficial ownership of the transferred options and the underlying shares of Software Stock. The table above does not include the value realized upon exercise of such options in fiscal 1995.
(5) In fiscal 1993 Charles J. Wyly, Jr. transferred options to purchase 333,000 shares of Software Stock and disclaims the beneficial ownership of the transferred options and the underlying shares of Software Stock. The table above does not include the value realized upon exercise of such options in fiscal 1995.

COMPENSATION OF DIRECTORS

  Messrs. Donachie, French, Miller and Tarkenton received an annual fee of $30,000 for their services as directors of Sterling Software plus $2,500 for each meeting of the Software Board and each meeting of any committee of the Software Board that they attended during fiscal 1995. Additionally, during fiscal 1995, Messrs. Sam Wyly and Charles J. Wyly, Jr. received annual directors' fees of $425,000 and $212,500 in their capacities as Chairman and Vice Chairman of the Software Board, respectively. Messrs. Evan Wyly, Williams and Moore did not receive separate compensation for their services as directors. For fiscal 1996, Messrs. Sam Wyly and Charles J. Wyly, Jr. are entitled to receive annual directors' fees of $500,000 and $250,000, respectively, and Messrs. Donachie, French, Miller and Tarkenton are each entitled to receive an annual fee of $30,000 plus $2,500 for each meeting of the Software Board and each meeting of any committee of the Software Board that they attend. In addition, all directors of Sterling Software are eligible to receive options under Sterling Software's stock option plans, except that options under the Incentive Plan may be granted only to directors who are also employees of Sterling Software. During fiscal 1995, Mr. Sam Wyly, Mr. Charles
J. Wyly, Jr., and Mr. Williams received options to purchase 1,466,666, 733,334 and 650,000 shares of Software Stock, respectively. See "--Option Grants In Fiscal 1995." Additionally, in fiscal 1995, Messrs. Donachie, French, Miller, Moore and Evan Wyly received options to purchase 30,000, 30,000, 30,000, 50,000 and 60,000 shares of Software Stock, respectively. In connection with Sterling Software's acquisition of KnowledgeWare, Mr. Tarkenton's outstanding KnowledgeWare options were converted to options to purchase 26,449 shares of Software Stock on the same terms applicable to all KnowledgeWare option holders.

  Jackson & Walker, L.L.P, a law firm of which Michael C. French was a partner until August 1995, provided legal services to Sterling Software in fiscal 1995. Sterling Software was not charged by such firm for time spent by Mr. French on any Sterling Software matters during fiscal 1995. Jones, Day, Reavis & Pogue, a law firm for whom Mr. French is currently a consultant, provides legal services to Sterling Software. Such firm does not charge Sterling Software for any time spent by Mr. French on Sterling Software matters. Since January 1, 1994, Mr. French has received a non-refundable retainer of $15,000 per month for his assistance in significant acquisitions and other matters. Beginning January 15, 1996, Mr. French has received $1,000 per month as an employee of Sterling Software, which amount is deducted from amounts paid to him as a retainer.

  Pursuant to the terms of the Merger Agreement between Sterling Software and KnowledgeWare, in December 1994 Sterling Software entered into a three-year Consultation Agreement with Mr. Francis A. Tarkenton (who served as the Chairman and Chief Executive Officer of KnowledgeWare prior to Sterling Software's acquisition of KnowledgeWare on November 30, 1994). Pursuant to this Consultation Agreement, Mr. Tarkenton receives a monthly fee of $25,000 for the term of the agreement. In consideration for such fee, Mr. Tarkenton serves in an advisory capacity to the President of Sterling Software for the purpose of making certain financial and strategic recommendations regarding Sterling Software's applications development business, and, at the request of Sterling Software's President, is required to represent Sterling Software in certain mergers and acquisitions and at trade shows, user group meetings, quota clubs, professional association meetings and meetings with prospective and current clients. In addition, Mr. Tarkenton receives an allowance of $3,000 per month for office and secretarial assistance relating to the performance of his duties under the agreement. The agreement may be terminated by Mr. Tarkenton at any time. During the three-year term, Mr. Tarkenton also receives $10,000 per year as an employee of Sterling Software in order to meet certain obligations to Mr. Tarkenton in effect prior to November 30, 1994, which amount is deducted from amounts paid under the Consultation Agreement.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

  Sterling Software has entered into an agreement (a "Change-in-Control Agreement") with each of Messrs. Sam Wyly, Charles J. Wyly, Jr., Williams and Ellis and certain of its other executive officers, which agreements provide for certain payments and benefits upon the termination of the employment of such persons with Sterling Software following a Change in Control (as defined in such agreements). Each of the Change-in-Control Agreements covers termination within a specified number of years after the date of a Change in Control and requires Sterling Software to pay to such executive officer, if prior to the expiration of such period his or her employment is terminated with or without cause by Sterling Software (other than upon such executive officer's death) or by such executive officer upon the occurrence of certain constructive termination events, a lump sum amount equal to a multiple of such executive officer's annual salary, bonus and cash incentive compensation preceding such termination and to continue certain benefits for a specified number of months. In addition, if any payments (including payments under the Change-in-Control Agreement) to such executive officer are determined to be "excess parachute payments" under the Code, such executive officer would be entitled to receive an additional payment (net of income taxes) to compensate such executive officer for the excise tax imposed by the Code on such payments. The specified number of years, the multiple and the specified number of months referred to in the immediately preceding sentence are five, 500% and 60, respectively, in the case of Sterling L. Williams and seven, 700% and 84, respectively in the case of each of Sam Wyly and Charles J. Wyly, Jr., and three, 300% and 36, respectively, in the case of George H. Ellis.

  Sterling Software has also entered into an agreement (the "Software CEO Agreement") with Mr. Sterling L. Williams, which provides for a minimum initial base salary of $500,000 (subject to mutually agreeable annual increases) and certain benefits plus such bonuses and other benefits which Sterling Software and Mr. Williams may agree upon. Under the terms of the Software CEO Agreement, upon termination of Mr. Williams' employment by (i) Sterling Software (with or without cause) or (ii) Mr. Williams as a result of a reduction in his compensation or of the nature or scope of his authority or duties, the Software CEO Agreement will convert into a five-year consulting agreement. In such event, Mr. Williams would be entitled to continue receiving compensation and certain benefits at the levels specified in the Software CEO Agreement. Prior to the expiration of its five-year term, the consulting agreement could be terminated by Mr. Williams at any time and by Sterling Software at Mr. Williams' death. In the event of termination of Mr. Williams' employment following a Change in Control, at Mr. Williams' option, the terms of his Change-in-Control Agreement may govern the termination in lieu of conversion of the Software CEO Agreement into a consulting agreement. In the event of a Change in Control following conversion of the Software CEO Agreement into a consulting agreement, Mr. Williams would have the option of terminating the consulting agreement and would be entitled to receive a lump sum amount equal to all compensation due through the unexpired portion of the five-year consulting agreement. In addition, the Software CEO Agreement provides that, in the event that Mr. Williams' employment with Commerce is terminated (with or without cause) and Mr. Williams is willing and able to devote his full-time efforts to Sterling Software, Sterling Software will offer to increase his compensation and benefits paid by Sterling Software to a level reasonably equivalent to the combined compensation and benefits he is entitled to receive from both Sterling Software and Commerce immediately prior to such termination. Mr. Williams has a similar agreement (the "Commerce CEO Agreement") with Commerce (see "Management of Commerce--Benefit Plans and Agreements"). If Mr. Williams' employment with Sterling Software is terminated and he accepts full-time employment with Commerce under the provisions of the Commerce CEO Agreement, Mr. Williams' rights to compensation and benefits from Sterling Software under the Software CEO Agreement and his right to convert the Software CEO Agreement into a consulting agreement would terminate.

  Sterling Software has entered into agreements (a "Software Severance Agreement") with certain of its executive officers, including Mr. Ellis and certain Sterling Software executive officers who are also executive officers of Commerce ("Dual Executive Officers"), which provide for the continued compensation of such executive officer in the event that Sterling Software terminates his or her employment, with or without cause. The Dual Executive Officers' Software Severance Agreements will expire three years after the date on which notice of termination is given to him or her by Sterling Software. Such agreement requires Sterling Software to continue to pay such Dual Executive Officer, upon his or her termination from employment by Sterling Software, for 36 months, the salary, bonus and certain benefits in effect prior to the termination of his or her employment. In the event of a termination of employment following a Change in Control, at the executive officer's option, the terms of his or her Change-in-Control Agreement may govern such termination in lieu of the terms of the Software Severance Agreement. In addition, the Software Severance Agreement with such Dual Executive Officers provides that, in the event that his or her employment with Commerce is terminated (with or without cause) and he or she is willing and able to devote his or her full-time efforts to Sterling Software, Sterling Software will offer to increase his or her compensation and benefits paid by Sterling Software to a level reasonably equivalent to the combined compensation and benefits such Executive Officer is entitled to receive from both Sterling Software and Commerce immediately prior to such termination. Each such Dual Executive Officer has a similar agreement (the "Commerce Severance Agreement") with Commerce (see "Management of Commerce--Benefit Plans and Agreements"). If any such Dual Executive Officers's employment with Sterling Software is terminated and he or she accepts full-time employment with Commerce under the provisions of the Commerce Severance Agreement, such executive officer's rights to compensation and benefits from Sterling Software under the Software Severance Agreement would terminate.

  In addition to the above-described agreements, Sterling Software has agreed to reimburse each of Messrs. Williams and Ellis for legal planning (up to $20,000 per fiscal year for Mr. Williams and up to $10,000 per fiscal year for Mr. Ellis) and for financial planning (up to $20,000 per fiscal year for Mr. Williams and up to $10,000 per fiscal year for Mr. Ellis). Additionally, Commerce has agreed to reimburse Mr. Blow for legal planning (up to $10,000 per fiscal year) and for financial planning (up to $10,000 per fiscal year).

  During 1995, Mr. Warner Blow was a party to agreements substantially similar to the Change-in-Control Agreements and the Software Severance Agreements, which agreements were terminated when he resigned as an officer of Sterling Software upon completion of the Offering.

EXECUTIVE COMPENSATION

  Following the completion of the Offering, the base salaries of each of the four executive officers of Sterling Software who also serve as executive officers of Commerce were adjusted downward. The current annualized base salaries that Messrs. Williams and Ellis, Ms. Meier and Mr. Moore receive from Sterling Software are $500,000, $250,000, $225,000 and $150,000, respectively.
See "Management of Commerce--Executive Compensation."

REPORT OF THE EXECUTIVE AND STOCK OPTION COMMITTEES ON EXECUTIVE COMPENSATION

  Overview and Philosophy. Sterling Software is engaged in a highly competitive industry. In order to succeed, Sterling Software believes that it must be able to attract and retain qualified executives. To achieve this objective, Sterling Software believes that providing executive compensation that is tied in part to operating performance enables Sterling Software to attract and retain key employees.

  During fiscal 1995, the members of the Executive Committee had primary responsibility for determining executive compensation levels. The Executive Committee, as part of its review and consideration of executive compensation, took into account, among other things, the following goals:

    . Provision of incentives and rewards that will attract and retain highly qualified and productive people;

    .  Motivation of employees to high levels of performance;

    .  Differentiation of individual pay based on performance;

    .  Ensuring external competitiveness and internal equity; and

    .  Alignment of Sterling Software, employee and stockholder interests.

  To achieve these goals, Sterling Software's executive compensation policies integrate annual base compensation with bonuses based on operating performance, with a particular emphasis on attainment of planned objectives, and on individual initiatives and performance. Compensation through stock options is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of Sterling Software. When granting stock options, the Stock Option Committee and the Special Stock Option Committee (the "Stock Option Committees") evaluate a number of criteria, including the recipient's level of cash compensation, years of service with Sterling Software, position with Sterling Software, the number of unexercised options held by the recipient, and other factors. The Stock Option Committees have not established a formula to assign specific weights to any of these factors when making their determinations.

  Chief Executive Officer's Compensation for Fiscal 1995. In 1995, Sterling Software's Chief Executive Officer, Sterling L. Williams, was compensated in accordance with an agreement entered into effective January 1, 1993. Such agreement provided for an annual base salary of $650,000 and certain benefits plus such bonuses or other benefits and annual increases on which Sterling Software and Mr. Williams may agree. Mr. Williams' base salary was increased to $750,000 for fiscal 1995. Because there was no pre-established formula for determining Mr. Williams' bonus for fiscal 1995, the Executive Committee exercised its judgment in awarding Mr. Williams' fiscal 1995 bonus of $450,000. Sterling Software's fiscal 1995 year-end results reflected record revenue and profit performance in each of Sterling Software's major worldwide markets. Revenue increased 24% in fiscal 1995 over fiscal 1994, and earnings per share increased 26% in fiscal 1995 over fiscal 1994 before restructuring charges, an extraordinary item and the cumulative effect of a change in accounting principle recorded in fiscal 1994. In addition, the Executive Committee took into account Mr. Williams' key role in acquisitions by Sterling Software, most notably the acquisition of KnowledgeWare. Based on these factors, the Executive Committee concluded that Mr. Williams' outstanding performance for Sterling Software merited his bonus.

  Compensation of Executive Officers. Compensation of Sterling Software's executive officers is comprised of base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options and various benefits. Each element has a somewhat different purpose and all of the determinations of the Executive and Stock Option Committees regarding the appropriate form and level of executive compensation, including compensation of the Chief Executive Officer, were ultimately judgments based on such committees' ongoing assessment and understanding of the computer software and services industry, Sterling Software and Sterling Software's executive officers. In determining salaries for executive officers in fiscal 1995, the Executive Committee took into account individual experience and performance of its executive officers, as well as Sterling Software's operating performance for fiscal 1995 and the attainment of financial and strategic objectives. Specifically, the Executive Committee and the Stock Option Committees took into consideration the same types of factors (such as revenue and earnings per share) as were considered with respect to the Chief Executive Officer.

  In addition, Sterling Software establishes for each fiscal year a plan for group presidents (the "Group Presidents Plan"), which is based on operating profits. All group presidents (including, during Sterling Software's fiscal year 1995, Warner Blow) are eligible to participate in the Group Presidents Plan and, pursuant to such plan, they receive a salary as well as a bonus that is calculated as a percentage of the operating profits for their respective groups. No group president will be eligible for a bonus, however, unless his or her group meets certain minimum performance criteria. In addition, because the Group Presidents Plan does not constitute an employment agreement, a participant's employment and participation in such plan may be terminated by the Chief Executive Officer at any time.

  Sterling Software has maintained four stock option plans for its executives, as well as its key employees and directors: the Non-Statutory Plan, the Incentive Plan, the 1992 Plan and the 1994 Plan. These plans are administered by the Stock Option Committees. The Non-Statutory Plan and the Incentive Plan were adopted by Sterling Software's stockholders in March 1993 and, as amended to date, such plans provided for the grant of options to purchase up to 4,875,000 and 2,000,000 shares of Software Stock, respectively. Options granted pursuant to such plans were intended to qualify for special treatment under Section 16 of the Exchange Act and options granted under the Incentive Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. In May 1992, the Software Board adopted the 1992 Plan and such plan, as amended to date, provided for the grant of options to acquire up to 5,295,000 shares of the Software Stock. The 1992 Plan was adopted as a "broad-based" plan and, unlike the Incentive Plan and Non-Statutory Plan, it was not intended to qualify for special treatment under
Section 16 of the Exchange Act. The primary difference between options granted under the 1992 Plan and the Incentive Plan and Non-Statutory Plan (in addition to treatment under Section 16) is with respect to transferability of options. Under the 1992 Plan, options may be transferred by the optionee upon five days' prior written notice to Sterling Software. In March 1994, the stockholders approved the 1994 Plan, which plan provided for the grant of options to purchase up to 1,250,000 shares of Software Stock.

Options granted under the 1994 Plan are not "incentive stock options" and are not intended to qualify for special treatment under Section 16 of the Exchange Act.

  The Stock Option Committees believe that the grant of options aligns executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enables executives to develop and maintain a significant long-term ownership position in Software Stock. All stock options granted during fiscal 1995 were granted at fair market value on the date of grant.

  In August 1993, as part of the Omnibus Budget Reconciliation Act of 1993,
Section 162(m) of the Code was enacted, which section provides for an annual $1,000,000 limitation on the deduction that an employer may claim for compensation of certain executives. Section 162(m) of the Code provides exceptions to the deduction limitation, and it is the intent of the Executive Committee and the Special Stock Option Committee to qualify for such exceptions to the extent feasible and in the best interests of Sterling Software. Option grants pursuant to Sterling Software's 1994 Plan and 1996 Stock Option Plan are intended to meet the performance based compensation exception to the deduction limitation.

  This report is submitted by the members of the Executive, Stock Option and Special Stock Option Committees:

                                                                   SPECIAL
   EXECUTIVE COMMITTEE       STOCK OPTION COMMITTEE         STOCK OPTION COMMITTEE
   -------------------       ----------------------         ----------------------
   Sam Wyly                   Sam Wyly                      Robert J. Donachie
   Charles J. Wyly, Jr.       Charles J. Wyly, Jr.          Donald R. Miller, Jr.
   Sterling L. Williams       Sterling L. Williams

EMPLOYEE STOCK OWNERSHIP PLAN

  Subsequent to the Distribution, Sterling Software intends to amend and restate its 401(k) Plan to qualify in part as an employee stock ownership plan (the "Software Plan"). Eligible employees will continue to be permitted to contribute to the Software Plan through salary deferral elections of not less than 1% nor more than 17% of the employee's salary. Contributions of up to 3% of a participant's salary will be eligible for matching contributions from Sterling Software (at a rate presently expected to be equal to 150% of such employee contributions) under terms no less favorable than those provided in the 401(k) Plan. The portion of the Software Plan consisting of contributions other than employer matching contributions is intended to qualify as a profit-sharing plan with a "cash or deferred arrangement" under Section 401(k) of the Code, and the portion of the Software Plan consisting of employer matching contributions will be designated as an employee stock ownership plan. The rate at which employee contributions will be matched will be subject to change as authorized by the Software Board, provided that aggregate matching contributions by Sterling Software do not exceed certain statutory limitations. Contributions by participants will always be 100% vested and contributions by Sterling Software will vest over a period of years, becoming fully vested after six years of employment with Sterling Software or its affiliates (including Commerce prior to the Distribution). Assets held in the 401(k) Plan which are attributable to employees of Sterling Software and its subsidiaries will be transferred to the Software Plan. Assuming the Software Plan qualifies under Section 401 of the Code, employee deferral contributions and employer matching contributions to the Software Plan, and income earned on such contributions, will not be taxable to the participants until withdrawn from the Software Plan.

EXECUTIVE AND STOCK OPTION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During fiscal 1995, the members of the Executive Committee were primarily responsible for determining executive compensation, and the members of the Stock Option Committees made decisions related to stock option grants to executive officers. The following directors, who also are members of the Executive, Stock Option and/or Special Stock Option Committees, participated in meetings with respect to executive officer compensation matters: Sam Wyly, Charles J. Wyly, Jr., Sterling L. Williams, Robert J. Donachie and Donald R. Miller, Jr. Sam Wyly, Charles J. Wyly, Jr. and Sterling L. Williams are executive officers of Sterling Software.

  Sam Wyly and Charles J. Wyly, Jr. are executive officers and members of the Executive Committees, Stock Option Committees and Boards of Directors of both Sterling Software and Michaels Stores. Additionally, Sam Wyly and Charles J. Wyly, Jr. are members of the compensation committee of the Michaels Stores' Board of Directors. Accordingly, Sam Wyly and Charles J. Wyly, Jr. have participated in decisions related to compensation of executive officers of each of Sterling Software and Michaels Stores. Donald R. Miller, Jr., a director and a member of the Special Stock Option Committee of Sterling Software, is also an officer and a director of Michaels Stores. Evan A. Wyly, an executive officer and a director of Sterling Software, is also an officer and a director of Michaels Stores.

  In June 1995, Sterling Software entered into an Exchange Agreement with Evan
A. Wyly, three trusts of which Sam Wyly serves as trustee (the "Sam Wyly Trusts"), and four trusts of which Charles J. Wyly, Jr., serves as trustee (the "Charles Wyly Trusts"). Pursuant to the Exchange Agreement, Evan A. Wyly exchanged 25,010 shares of Sterling Software's Series B Preferred Stock, par value $0.10 per share (the "Preferred Stock"), for warrants to purchase 33,686 shares of Software Stock, the Sam Wyly Trusts exchanged an aggregate of 74,995 shares of Preferred Stock for warrants to purchase 101,011 shares of Software Stock, and the Charles Wyly Trusts exchanged an aggregate of 99,995 shares of Preferred Stock for warrants to purchase 134,684 shares of Software Stock. The warrants have an exercise price of $36.50 per share of Software Stock and became fully exercisable on September 25, 1995. The warrants are fully transferable and will expire on June 27, 1997. Following this exchange, no shares of Preferred Stock remained outstanding.

  From time to time Sterling Software leases charter aircraft from a company owned by Sam Wyly and Charles J. Wyly, Jr., for travel by Sterling Software's senior management in the course of Sterling Software's business. Sterling Software is charged for the use of such aircraft at prevailing rates. For travel during fiscal 1995, such charges totalled $474,475. Sterling Software may lease such aircraft from time to time in fiscal 1996 at prevailing rates.

  During fiscal 1995, Sterling L. Williams was indebted to Sterling Software pursuant to the terms of a promissory note executed by Mr. Williams effective January 1, 1992, which note bore interest at an annual rate of 4.69% and matured on December 31, 2000. The largest amount of indebtedness outstanding by Mr. Williams to Sterling Software since the beginning of fiscal 1995 was $1,610,826. Mr. Williams repaid all outstanding principal and interest due under this promissory note on June 9, 1995. In late fiscal 1995, Mr. Williams received unsecured advances from Sterling Software totalling $110,000, which were fully repaid by Mr. Williams in November 1995.

  In fiscal 1995, Sterling Software made payments totalling $367,239 to Intelecon Services, Inc. ("Intelecon") for providing audio and visual aids and other related services at prevailing rates at customer conferences, trade shows, user group meetings and other corporate meetings. Laurie and David Matthews, the daughter and son-in-law, respectively, of Sam Wyly, jointly hold 41.5% of the outstanding stock of Intelecon. David Matthews is also an officer and a director of Intelecon.

STOCK PERFORMANCE CHART

  The following chart compares the yearly percentage change in the cumulative total stockholder return on the Software Stock during the five fiscal years ended September 30, 1995 with the cumulative total return on the S&P 500 Index and the S&P Computer Software and Services Index. The comparison assumes $100 was invested on September 30, 1990 in the Software Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                             [GRAPH APPEARS HERE]



                                                  TOTAL RETURN -- DATA SUMMARY
                                                     CUMULATIVE TOTAL RETURN
                                                  -----------------------------
                                                  9/90 9/91 9/92 9/93 9/94 9/95
                                                  ---- ---- ---- ---- ---- ----
Sterling Software................................ 100  257  293  417  539  791
S & P 500 Index.................................. 100  131  146  165  171  221
S & P Computer Software and Services Index....... 100  154  190  252  299  436

PENSION PLAN TABLE

  Informatics Supplemental Executive Retirement Plan II ("SERP II"). In connection with its acquisition of Informatics General Corporation in 1985, Sterling Software retained the SERP II. As of December 31, 1995, Mr. Warner C. Blow had accrued approximately twenty-one years of service under SERP II. None of the other Software Named Executive Officers participates in SERP II. The annual benefit payable upon retirement at age 65 or above under SERP II is equal to the lesser of the following amounts: (i) 2% of the participant's "final average pay," which is equal to the highest average of the participant's base salary plus the participant's bonuses (up to a maximum bonus amount not to exceed 50% of the participant's base salary) over three consecutive years of service times the participant's years of service and (ii) 50% of the final average pay less the annuity equivalent of the participant's account balance under the Sterling Software, Inc. Subsidiary Retirement Plan as of June 30, 1987 and the annuity equivalent of the assumed Sterling Software matching contribution under the 401(k) Plan thereafter (collectively, the "annuity offset"). Benefits paid under SERP II are adjusted in the event of disability or retirement prior to age 65. Benefits are also adjusted annually, upward or downward, to the extent that the increase or decrease, if any, in the Consumer Price Index for the preceding calendar year over the Consumer Price Index for the next preceding calendar year exceeds 5%. Amounts paid under SERP II are taxable as income. SERP II is not funded and benefits are paid as they become due. In connection with the Offering, Commerce assumed the obligations of Sterling Software under SERP II with respect to Mr. Blow.

  The following table shows the estimated annual benefits payable upon retirement at age 65 to the participants in SERP II for the indicated level of three-year average annual compensation and various periods of service. The amounts shown in the table may be subject to the annuity offset, the amount of which depends on the pay history of the participant and the return on the 401(k) Plan.

                                                  YEARS OF SERVICE
                                    --------------------------------------------
REMUNERATION                           15       20       25       30       35
- ------------                        -------- -------- -------- -------- --------
$400,000........................... $120,000 $160,000 $200,000 $200,000 $200,000
 500,000...........................  150,000  200,000  250,000  250,000  250,000
 600,000...........................  180,000  240,000  300,000  300,000  300,000
 700,000...........................  210,000  280,000  350,000  350,000  350,000

                            SECTION 16 REQUIREMENTS

  Section 16(a) of the Exchange Act requires Sterling Software's directors and officers, and persons who own more than 10% of a registered class of Sterling Software's equity securities, to file initial reports of ownership and reports of changes in ownership with the Commission and the NYSE. Such persons are required by Commission regulation to furnish Sterling Software with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by Sterling Software with respect to fiscal 1995, or written representations from certain reporting persons, Sterling Software believes that all filing requirements have been complied with, except as described below. Form 5 reports filed for the fiscal year ended September 30, 1994 by executive officers and certain directors of Sterling Software incorrectly reported share ownership held in their plan accounts in the 401(k) Plan. Because of a change in plan recordkeepers and administrators in 1994, a regular plan statement setting forth shares held in plan accounts for such reporting persons was not available at the time the Forms 5 were required to be filed. The reporting persons relied, instead, on a Sterling Software--prepared report that resulted in the underreporting of an aggregate of approximately 1,187 shares. The executive officers whose Form 5 reports contained these inaccuracies are Messrs. Blow, Connelly, Ellis, Frank, Hoover, Jenkins, Lott, Moore, Plumb, Tolari, Williams, Sam Wyly and Charles J. Wyly, Jr. and Mmes. Hill, Meier, and Vahala. The Form 3 reports for two other executive officers (Ms. Smith and Mr. Konopik) overreported an aggregate of nine additional shares for the same reason. The original Form 3 and Form 5 reports were corrected in Forms 5 filed for the fiscal year ended September 30, 1995. Messrs. Sam Wyly and Charles J. Wyly, Jr. each filed one report on Form 4 that incorrectly reported one stock option grant, which reports were promptly corrected by filing amendments to such Forms. Additionally, Robert E. Cook, a former director of Sterling Software, filed one report on Form 4 that incorrectly reported his stock ownership due to an improper elimination of fractional shares in connection with Sterling Software's 1993 acquisition of Systems Center. Mr. Cook corrected this discrepancy by filing an amendment to such Form 4.

                             INDEPENDENT AUDITORS

  The Software Board has selected Ernst & Young LLP as independent auditors to examine Sterling Software's accounts for the 1996 fiscal year. Representatives of Ernst & Young LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  It is anticipated that the 1997 Annual Meeting of Stockholders will be held in January 1997, consistent with Sterling Software's historical practice. Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of Sterling Software consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 1997 Annual Meeting of Stockholders, such proposals must be received by Sterling Software not later than September 29, 1996. Such proposals should be directed to Sterling Software, Inc., Suite 1100, 8080 North Central Expressway, Dallas, Texas 75206, Attention: Secretary.

                                 OTHER MATTERS

  The Software Board knows of no other matters other than those described herein that will be presented for consideration at the Meeting. However, should any other matters properly come before the Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote in accordance with their best judgment in the interest of Sterling Software.

                                 MISCELLANEOUS

  All costs incurred in the solicitation of Proxies will be borne by Sterling Software. In addition to the solicitation by mail, officers and employees of Sterling Software may solicit Proxies by telephone, telegraph or personally, without additional compensation. Sterling Software may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Software Stock held of record by such persons, and Sterling Software may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. In addition, Georgeson & Company has been retained by Sterling Software to aid in the solicitation of Proxies and will solicit Proxies by mail, telephone, telegraph and personal interview and may request brokerage houses and nominees to forward soliciting material to beneficial owners of Software Stock. For these services, Georgeson & Company will be paid fees not to exceed $12,500 plus expenses.

  The Software Form 10-K, which includes financial statements, accompanies this Proxy Statement.

  ADDITIONAL COPIES OF THE SOFTWARE FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES, BUT NOT INCLUDING EXHIBITS, WILL BE FURNISHED AT NO CHARGE TO EACH PERSON TO WHOM A PROXY STATEMENT IS DELIVERED UPON RECEIPT OF A WRITTEN OR ORAL REQUEST OF SUCH PERSON ADDRESSED TO STERLING SOFTWARE, INC., ATTN:
INVESTOR RELATIONS, 8080 NORTH CENTRAL EXPRESSWAY, SUITE 1100, DALLAS, TEXAS 75206 (TELEPHONE: (214) 891-8600).

                             AVAILABLE INFORMATION

  Both Sterling Software and Commerce are subject to the informational requirements of the Exchange Act and the rules and regulations promulgated thereunder and in accordance therewith file reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by Sterling Software or Commerce may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and in the Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Copies of such information may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                       FORWARD-LOOKING INFORMATION

  This Proxy Statement (including the Software Form 10-K and the other documents incorporated by reference herein) contains certain forward-looking statements and information relating to Sterling Software and Commerce that are based on the beliefs of Sterling Software's management as well as assumptions made by and information currently available to Sterling Software's management. When used in this Proxy Statement, the words "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to Sterling Software, Commerce or Sterling Software's management, identify forward-looking statements. Such statements reflect the current views of Sterling Software with respect to future events and are subject to certain risks, uncertainties and assumptions, relating to the operations and results of operations of Sterling Software and Commerce following the Distribution, competitive factors and pricing pressures, shifts in market demand, the performance and needs of the industries served by Sterling Software and Commerce, the costs of product development, general economic conditions and acts by third parties, as well as the other factors described in this Proxy Statement, including the factors described under the caption "Certain Considerations." Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Sterling Software hereby incorporates by reference into this Proxy Statement
(i) Sterling Software's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, as amended by Sterling Software's Form 10-K/A filed January 29, 1996, (ii) Sterling Software's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1995 and (iii) Sterling Software's Current Reports on Form 8-K dated March 7, 1996, January 4, 1996 and
December 20, 1995.

  All documents subsequently filed by Sterling Software pursuant to Section 13(a), 13(e), 14 or 15(d) of the Exchange Act, prior to the date of the Meeting, shall be deemed incorporated by reference in this Proxy Statement and to be a part of this Proxy Statement from the date of the filing of such reports.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement, to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

  Any person receiving a copy of this Proxy Statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than the exhibits expressly incorporated in such documents by reference). Requests should be directed to: Sterling Software, Inc., 8080 N. Central Expressway, Suite 1100, Dallas, Texas 75206, Attention: Jeannette P. Meier, Executive Vice President, Secretary and General Counsel (telephone:
(214) 891-8600).

                            STERLING COMMERCE, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

  (INFORMATION FOR THE THREE MONTHS ENDED DECEMBER 31, 1994 AND SUBSEQUENT TO
                        SEPTEMBER 30, 1995 IS UNAUDITED)

                                                                           PAGE
                                                                           ----
Report of Independent Auditors............................................ F-2
Consolidated Financial Statements:
 Consolidated Balance Sheets as of September 30, 1994, September 30, 1995
  and December 31, 1995................................................... F-3
 Consolidated Statements of Operations for the Years Ended September 30,
  1993, 1994 and 1995 and the three months ended December 31, 1994 and
  1995.................................................................... F-4
 Consolidated Statements of Equity for the Years Ended September 30, 1993,
  1994 and 1995 and the three months ended December 31, 1995.............. F-5
 Consolidated Statements of Cash Flows for the Years Ended September 30,
  1993, 1994 and 1995 and the three months ended December 31, 1994 and
  1995.................................................................... F-6
 Notes to Consolidated Financial Statements............................... F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Sterling Commerce, Inc.

  We have audited the accompanying consolidated balance sheets of Sterling Commerce, Inc. (a wholly owned subsidiary of Sterling Software, Inc.) and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of operations, equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sterling Commerce, Inc. and subsidiaries at September 30, 1994 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          Ernst & Young LLP

Dallas, Texas
March 4, 1996

                            STERLING COMMERCE, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                  DECEMBER 31,
                                     SEPTEMBER 30,   DECEMBER 31,     1995
                                   -----------------     1995     (UNAUDITED)
                                     1994     1995   (UNAUDITED)  (PRO FORMA)
                                   -------- -------- ------------ ------------
                                                                    (NOTE 1)
              ASSETS
Current assets:
  Cash............................ $    379 $    395   $  3,527     $  3,527
  Accounts and notes receivable,
   net (Note 7)...................   33,642   49,155     48,758       48,758
  Deferred income taxes benefit
   (Note 10)......................    3,726    3,463      2,669        2,669
  Prepaid expenses and other
   current assets.................    2,412    3,041      4,503        4,503
                                   -------- --------   --------     --------
    Total current assets..........   40,159   56,054     59,457       59,457
Property and equipment, net (Note
 8)...............................   17,047   25,838     29,941       29,941
Computer software, net of
 accumulated amortization of
 $24,974 in 1994 and $34,112 in
 1995 (Note 1)....................   27,208   32,263     32,890       32,890
Excess cost over net assets
 acquired, net of accumulated
 amortization of $2,661 in 1994
 and $3,087 in 1995...............   10,685   10,259     10,152       10,152
Other assets (Note 7).............    5,539    4,564      5,106        5,106
                                   -------- --------   --------     --------
                                   $100,638 $128,978   $137,546     $137,546
                                   ======== ========   ========     ========
  LIABILITIES AND STOCKHOLDERS'
              EQUITY
Current liabilities:
  Accounts payable and accrued
   liabilities (Note 9)........... $ 15,213 $ 21,442   $ 21,969     $ 21,969
  Deferred revenue................   22,748   30,920     31,127       31,127
                                   -------- --------   --------     --------
    Total current liabilities.....   37,961   52,362     53,096       53,096
Deferred income taxes (Note 10)...   13,475   17,749     17,876       17,876
Other noncurrent liabilities......    6,151    5,680      6,972        6,972
Contingencies and commitments
 (Notes 11 and 13)
Stockholders' equity:
  Preferred stock $.01 par value,
   50,000,000 shares authorized...
  Common stock $.01 par value,
   150,000,000 shares authorized;
   73,200,000 shares issued and
   outstanding....................                                       732
  Additional paid-in capital......                                    58,870
  Stockholder's net investment....   43,051   53,187     59,602
                                   -------- --------   --------     --------
    Total stockholders' equity....   43,051   53,187     59,602       59,602
                                   -------- --------   --------     --------
                                   $100,638 $128,978   $137,546     $137,546
                                   ======== ========   ========     ========

                            See accompanying notes.

                            STERLING COMMERCE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                THREE MONTHS
                                   YEARS ENDED SEPTEMBER 30  ENDED DECEMBER 31
                                  -------------------------- ------------------
                                   1993    1994      1995     1994      1995
                                  ------- ------- ---------- ------- ----------
                                                                (UNAUDITED)
Revenue:
  Products......................  $43,509 $56,291 $   71,603 $15,319 $   17,403
  Product support...............   29,875  37,953     46,190  10,466     13,477
  Services......................   39,523  53,246     74,063  17,037     21,787
  Royalties from affiliated
   companies....................    4,906   8,426     11,722   2,274      3,483
                                  ------- ------- ---------- ------- ----------
                                  117,813 155,916    203,578  45,096     56,150
Costs and expenses:
  Cost of sales:
    Products and product
     support....................   15,884  24,000     25,879   5,855      7,221
    Services....................   11,673  12,282     15,671   3,737      4,695
                                  ------- ------- ---------- ------- ----------
                                   27,557  36,282     41,550   9,592     11,916
  Product development and
   enhancement..................    6,478  12,497     14,807   3,599      3,288
  Selling, general and
   administrative...............   54,777  60,732     75,193  17,303     20,255
  Restructuring charges (Note
   5)...........................    3,638
                                  ------- ------- ---------- ------- ----------
                                   92,450 109,511    131,550  30,494     35,459
                                  ------- ------- ---------- ------- ----------
Income before other expense and
 income taxes...................   25,363  46,405     72,028  14,602     20,691
Other expense...................       40     150        478      59        210
                                  ------- ------- ---------- ------- ----------
Income before income taxes......   25,323  46,255     71,550  14,543     20,481
Provision for income taxes (Note
 10)............................   10,129  18,502     28,620   5,817      8,192
                                  ------- ------- ---------- ------- ----------
Net income......................  $15,194 $27,753 $   42,930 $ 8,726 $   12,289
                                  ======= ======= ========== ======= ==========
Pro forma earnings per common
 share data:
  Earnings per common share.....                  $     0.59         $     0.17
                                                  ==========         ==========
  Average common shares
   outstanding..................                  73,200,000         73,200,000
                                                  ==========         ==========


                            See accompanying notes.

                            STERLING COMMERCE, INC.

                       CONSOLIDATED STATEMENTS OF EQUITY

                                 (IN THOUSANDS)

YEARS ENDED SEPTEMBER 30
- ------------------------
Balance at October 1, 1992............................................ $ 38,650
Net income............................................................   15,194
Net cash distributed to Sterling Software.............................  (15,810)
Other.................................................................     (536)
                                                                       --------
Balance at September 30, 1993.........................................   37,498
Net income............................................................   27,753
Net cash distributed to Sterling Software.............................  (22,534)
Other.................................................................      334
                                                                       --------
Balance at September 30, 1994.........................................   43,051
Net income............................................................   42,930
Net cash distributed to Sterling Software.............................  (32,354)
Other.................................................................     (440)
                                                                       --------
Balance at September 30, 1995......................................... $ 53,187
                                                                       ========
THREE MONTHS ENDED DECEMBER 31 (UNAUDITED)
- ------------------------------------------
Balance at September 30, 1995......................................... $ 53,187
Net income............................................................   12,289
Net cash distributed to Sterling Software.............................   (6,189)
Other.................................................................      315
                                                                       --------
Balance at December 31, 1995.......................................... $ 59,602
                                                                       ========



                            See accompanying notes.

                            STERLING COMMERCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         THREE MONTHS ENDED
                            YEAR ENDED SEPTEMBER 30          DECEMBER 31
                           ----------------------------  --------------------
                             1993      1994      1995      1994       1995
                           --------  --------  --------  ---------  ---------
                                                             (UNAUDITED)
Operating activities:
Net income................  $15,194  $ 27,753  $ 42,930  $   8,726  $  12,289
  Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
  Depreciation and
   amortization...........   10,181    14,497    17,517      3,749      4,887
  Provision for losses on
   accounts receivable....    1,296     1,883      (466)       200        153
  Provision for deferred
   income taxes...........    2,538      (478)    4,537      1,143        921
  Changes in operating
   assets and liabilities,
   net of effects of
   business acquisitions:
    Increase in accounts
     and notes
     receivable...........   (3,950)  (10,392)  (17,474)    (1,637)      (137)
    Decrease (increase) in
     prepaid expenses and
     other assets.........    1,357      (632)     (989)      (615)    (2,202)
    Increase in accounts
     payable and accrued
     liabilities..........    4,907     2,110     5,154        183        279
    Increase in deferred
     revenue..............    3,104     4,350     7,677      1,038        221
    Other.................     (531)    2,658      (588)      (263)       123
                           --------  --------  --------  ---------  ---------
      Net cash provided by
       operating
       activities.........   34,096    41,749    58,298     12,524     16,534
Investing activities:
  Purchases of property
   and equipment..........   (6,038)  (10,346)  (15,633)    (2,535)    (4,597)
  Purchases and
   capitalized cost of
   development of computer
   software...............  (12,717)  (9,624)   (10,244)    (2,183)    (2,935)
  Business acquisitions,
   net of cash acquired...                       (2,823)                 (185)
  Other...................     (109)     (215)      192        192
                           --------  --------  --------  ---------  ---------
      Net cash used in
       investing
       activities.........  (18,864)  (20,185)  (28,508)    (4,526)    (7,717)
Financing activities:
  Proceeds from the sale
   of lease and
   installment
   receivables............      334     1,410     3,166        556        245
  Other...................      358      (521)     (586)      (965)       259
                           --------  --------  --------  ---------  ---------
      Net cash used in
       financing
       activities.........      692       889     2,580       (409)       504
Net cash distributed to
 Sterling Software........  (15,810)  (22,534)  (32,354)    (7,698)    (6,189)
                           --------  --------  --------  ---------  ---------
Increase (decrease) in
 cash.....................      114       (81)       16       (109)     3,132
                           --------  --------  --------  ---------  ---------
Cash at beginning of
 year.....................      346       460       379        379        395
                           --------  --------  --------  ---------  ---------
Cash and cash equivalents
 at end of year........... $    460  $    379  $    395  $     270  $   3,527
                           ========  ========  ========  =========  =========

                            See accompanying notes.

                            STERLING COMMERCE, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL INFORMATION

  Sterling Software, Inc. ("Sterling Software") organized Sterling Commerce, Inc. (the "Company") as a wholly owned subsidiary in December 1995. Thereafter, in contemplation of initial public offerings (the "Offerings") by Sterling Software and the Company of shares of common stock of the Company ("Common Stock"), Sterling Software caused to be transferred to or merged into the Company the direct and indirect subsidiaries through which Sterling Software has historically conducted its electronic commerce business. Upon the completion of the Offerings, Sterling Software will own approximately 84% of the outstanding shares of Common Stock (or approximately 81.6% if certain options granted to underwriters in connection with the Offerings are exercised in full). The unaudited pro forma balance sheet reflects the formation of the Company through the foregoing transactions.

  Sterling Software has announced that, following the completion of the Offerings, Sterling Software intends to distribute pro rata to its stockholders as a dividend its remaining shares of Common Stock by means of a tax-free distribution. The distribution will be subject to certain conditions, including approval by Sterling Software's stockholders of both the distribution and a new Sterling Software stock option plan and the declaration by Sterling Software's Board of Directors of a dividend of the shares of Common Stock then owned by Sterling Software. Sterling Software has advised the Company that such declaration will be conditioned upon the receipt of a favorable ruling from the IRS as to the tax-free nature of the distribution and the absence of any change in market conditions or other circumstances that would cause the Board of Directors of Sterling Software to conclude that the distribution is not in the best interests of the stockholders of Sterling Software. Sterling Software has advised the Company that it presently anticipates that the distribution will occur prior to September 30, 1996.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The Consolidated Financial Statements have been prepared using Sterling Software's historical basis in the assets and liabilities of its Electronic Commerce Group, including goodwill and other intangible assets recognized by Sterling Software in the original acquisition of certain businesses conducted by the Company. All significant intercompany accounts among the Company and its consolidated subsidiaries have been eliminated.

  The Consolidated Financial Statements reflect the results of operations, financial condition and cash flows of the Company as a component of Sterling Software and may not be indicative of actual results of operations and financial position of the Company under other ownership. Management believes that the consolidated income statements include a reasonable allocation of the incremental administrative costs previously incurred by Sterling Software, including executive compensation and the related costs of a corporate staff function. The allocations of such costs were approximately $3,500,000 in each of 1993, 1994 and 1995 and $875,000 in each of the three month periods ended December 31, 1994 and 1995 and represent management's estimate of the costs that would have been incurred had the Company operated independently of Sterling Software. Management does not anticipate that such costs in the immediate future will be significantly different than the historical costs.

  The consolidated financial information for the three months ended December 31, 1994 and 1995 contained herein is unaudited but, in the opinion of management, reflects all adjustments (consisting only of normal recurring entries) necessary for a fair presentation of the financial position and results of operations for the periods presented. Results of operations for the three month periods presented herein are not necessarily indicative of results of operations for the entire year.

  Sterling Software's international operations will act as a distributor of the Company's products outside the United States and Canada for the foreseeable future and will pay a royalty to the Company. Management believes that the royalties as reflected herein have been determined in accordance with royalties payable in other comparable uncontrolled transactions.

                            STERLING COMMERCE, INC.

 Revenue

  Revenue from license fees, including leasing transactions, for standard software products is recognized when the software is delivered, provided no significant future vendor obligations exist and collection is probable. If software product transactions include the right to receive future products, a portion of the software product revenue is deferred and recognized as products are delivered. Services revenue and revenue from products involving installation or other services are recognized as the services are performed. Network services revenue earned but not invoiced at the end of a month is recognized as revenue in such month and recorded as unbilled accounts receivable until invoiced in the following month.

  Product support contracts entitle the customer to telephone support, bug fixing and the right to receive software updates as they are released. Revenue from product support contracts, including product support included in initial license fees, is recognized ratably over the contract period. All significant costs and expenses associated with product support contracts are expensed as incurred, which approximates ratable expenses over the contract period.

  When products, product support and services are billed prior to the time the related revenue is recognized, deferred revenue is recorded and related costs paid in advance are deferred.

 Software Development Costs

  The Company capitalizes the costs of developing and testing new or significantly enhanced software products in accordance with the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." Unamortized software development costs of $24,928,000 and $27,555,000 are included in "Computer software, net" at September 30, 1994 and 1995, respectively. Pursuant to FAS No. 86, costs are capitalized upon the establishment of technological feasibility of the product. Technological feasibility is established either upon the completion of a detailed program design or the completion of a working model. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Software development capitalized costs include, among other things, programmers' salaries and benefits, outside contractor costs, computer time and allocated facilities costs.

 Depreciation and Amortization

  Property and equipment are recorded at cost and depreciated using the straight-line method over average useful lives of three to fifteen years. Computer software costs are amortized on a product-by-product basis using the greater of the amount computed by taking the ratio of current year net revenue to estimated future net revenue or the amount computed by the straight-line method over periods ranging from three to five years. Leasehold improvements are amortized over the term of the lease. Excess costs over the net assets of businesses acquired are amortized on a straight-line basis over periods of ten to forty years. Other intangible assets are amortized on a straight-line basis over periods of three to ten years.

                            STERLING COMMERCE, INC.

  Depreciation and amortization consists of the following for the years ended September 30, 1993, 1994 and 1995 (in thousands):

                                                        1993    1994    1995
                                                       ------- ------- -------
   Property and equipment............................. $ 3,184 $ 4,579 $ 7,084
   Purchased computer software........................   1,822   1,385   1,405
   Capitalized computer software development costs....   3,919   7,353   7,772
   Excess costs over net assets of businesses ac-
    quired............................................     438     407     426
   Intangible assets..................................     818     773     830
                                                       ------- ------- -------
                                                       $10,181 $14,497 $17,517
                                                       ======= ======= =======

 Income Taxes

  The Company has entered into a tax sharing agreement with Sterling Software covering the period of time the Company will be included in Sterling Software's consolidated tax returns. The Company's operations have historically been included in consolidated income tax returns filed by Sterling Software. Income tax expense in the accompanying financial statements has been computed assuming the Company filed separate income tax returns. Deferred taxes result primarily from the use of accelerated depreciation for tax purposes, expensing of development costs and the timing of deductions for expenses under certain employee benefit plans and accrued expenses.

 Earnings Per Share

  The earnings per share calculation is based on shares outstanding after the organization of the Company and before the Offerings. The shares have been reflected as outstanding for all years presented.

3. TRANSACTIONS WITH AFFILIATED COMPANIES

  Amounts payable and receivable from Sterling Software arise as a result of various transactions between the Company and Sterling Software, including the Company's participation in Sterling Software's central cash management program, royalties paid to the Company as a result of Sterling Software acting as an international distributor, tax expense charged to the Company and other expenses incurred on behalf of the Company as described below. At the end of each year, net available cash flow after consideration of the charges as described above, is distributed to Sterling Software.

  Certain costs and expenses (other than the expense allocations discussed in Note 2) are initially incurred by Sterling Software on behalf of the Company, and charged to the Company. An analysis of significant items follows (in thousands):

                                                        YEAR ENDED SEPTEMBER 30
                                                        -----------------------
                                                         1993    1994    1995
                                                        ------- ------- -------
     Summary of Expenses:
       Legal, accounting and professional fees......... $   846  $1,376 $   600
       Payroll related.................................     276     739   1,403
       Occupancy.......................................     599     694     661
       Miscellaneous...................................     204     349     374
                                                        ------- ------- -------
                                                        $ 1,925 $ 3,158 $ 3,038
                                                        ======= ======= =======

  The international operations of Sterling Software act as a distributor of certain of the Company's products.

                            STERLING COMMERCE, INC.

4. BUSINESS COMBINATIONS

  In July 1993, Sterling Software acquired all of the outstanding common stock and preferred stock of Systems Center, Inc. ("Systems Center"), a recognized leader in data communications and systems management software, for approximately $156 million in a stock-for-stock acquisition (the "SCI Merger") accounted for as a pooling of interests. Certain businesses formerly conducted by Systems Center are included in the results of operations of the Company. The Company's financial statements for periods prior to the SCI Merger represent the combined financial statements of the previously separate entities adjusted to conform Systems Center's fiscal years and accounting policies to those used by the Company.

  In August 1994, Sterling Software acquired all of the outstanding common stock of American Business Computer Company ("ABC"), a Michigan corporation based near Detroit, Michigan, which developed, marketed and supported UNIX-based electronic data interchange products, including products that provide sophisticated electronic commerce gateway functionality, in a stock-for-stock acquisition (the "ABC Merger") accounted for as a pooling of interests. The business formerly conducted by ABC is included in the results of operations of Sterling Commerce, Inc. The Company's financial statements for periods prior to the ABC Merger represent the combined financial statements of the previously separate entities adjusted to conform ABC's fiscal years and accounting policies to those used by the Company.

  In March 1995, Sterling Software acquired for cash all of the outstanding common stock of MAXXUS, Inc. ("MAXXUS"), a San Francisco-based leading provider of Financial Electronic Data Interchange software. MAXXUS's business is included in the results of operations of the Company from the date of acquisition.

5. RESTRUCTURING CHARGE

  The Company recorded a restructuring charge of approximately $3,638,000 during 1993. The restructuring charge reflects the cost of combining certain businesses of Sterling Software and Systems Center, including charges relating to the elimination of duplicate facilities and equipment, severance costs and the write-off of costs related to certain software products not actively marketed by the Company.

6. LEGAL PROCEEDINGS AND CLAIMS

  The Company is subject to certain legal proceedings and claims which arise in the conduct of its business. In the opinion of management, the amount of any liability with respect to these actions will not have a material effect on the financial condition or results of operations of the Company.

7. ACCOUNTS AND NOTES RECEIVABLE

  Accounts and notes receivable consist of the following at September 30 (in thousands):

                                                                 1994    1995
                                                                ------- -------
     Trade..................................................... $26,794 $39,851
     Unbilled..................................................   7,692   9,490
     Other.....................................................   1,986   1,814
                                                                ------- -------
                                                                 36,472  51,155
     Less: Allowance for doubtful accounts.....................   2,830   2,000
                                                                ------- -------
                                                                $33,642 $49,155
                                                                ======= =======

  At September 30, 1994 and 1995, accounts receivable include $1,154,000 and $1,290,000, respectively, due under contracts with the federal government and related agencies. The remainder of the Company's receivables are due principally from corporations in diverse industries located in the United States and Canada.

                            STERLING COMMERCE, INC.

8. PROPERTY AND EQUIPMENT

  Property and equipment consist of the following at September 30 (in thousands):

                                                                 1994    1995
                                                                ------- -------
     Computer and peripheral equipment......................... $23,700 $36,634
     Furniture, fixtures and other equipment...................   3,989   5,016
     Building and improvements.................................   2,072   3,131
                                                                ------- -------
                                                                 29,761  44,781
     Less accumulated depreciation.............................  12,714  18,943
                                                                ------- -------
                                                                $17,047 $25,838
                                                                ======= =======

9. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

  Accounts payable and accrued liabilities consist of the following at September 30 (in thousands):

                                                                 1994    1995
                                                                ------- -------
     Trade accounts payable.................................... $ 5,178 $ 7,204
     Accrued compensation......................................   7,906  11,113
     Other accrued liabilities.................................   2,129   3,125
                                                                ------- -------
                                                                $15,213 $21,442
                                                                ======= =======

10. INCOME TAXES

  The provision for income taxes is composed of the following (in thousands):

                                                      YEARS ENDED SEPTEMBER 30
                                                     ---------------------------
                                                       1993     1994      1995
                                                     -------- --------  --------
     Current:
       Federal...................................... $  6,642 $ 16,608  $ 21,073
       State........................................      949    2,372     3,010
     Deferred:
       Federal......................................    2,221     (418)    3,970
       State........................................      317      (60)      567
                                                     -------- --------  --------
                                                     $ 10,129 $ 18,502  $ 28,620
                                                     ======== ========  ========

  The effective income tax rate on income before taxes differed from the federal income tax statutory rate for the following reasons (in thousands):

                                                     YEARS ENDED SEPTEMBER 30
                                                    --------------------------
                                                      1993     1994     1995
                                                    -------- -------- --------
     Tax expense at U.S. federal statutory rate.... $  8,863 $ 16,189 $ 25,043
     State income taxes, net of federal benefit....    1,266    2,313    3,577
                                                    -------- -------- --------
                                                    $ 10,129 $ 18,502 $ 28,620
                                                    ======== ======== ========

                            STERLING COMMERCE, INC.

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax asset as of September 30 are as follows (in thousands):

                                                                1994    1995
                                                               ------- -------
   Deferred income tax assets:
     Deferred revenue......................................... $ 1,254 $   843
     Reserves and restructuring accruals......................   2,472   2,620
                                                               ------- -------
       Deferred income tax assets.............................   3,726   3,463
                                                               ------- -------
   Deferred income tax liabilities:
     Capitalized software costs...............................  11,240  11,361
     Depreciation and amortization............................   2,235   6,388
                                                               ------- -------
       Deferred income tax liabilities........................  13,475  17,749
                                                               ------- -------
       Deferred income tax liability net of deferred income
        tax assets............................................ $ 9,749 $14,286
                                                               ======= =======

11. COMMITMENTS

  The Company leases certain facilities and equipment under operating leases. Total rent expense for the years ended September 30, 1993, 1994 and 1995 was $4,684,000, $6,071,000 and $7,537,000, respectively. At September 30, 1995, minimum future rental payments due under all operating leases, net of future sublease income, are as follows (in thousands):

        1996............................................................ $ 7,562
        1997............................................................   6,820
        1998............................................................   5,990
        1999............................................................   4,857
        2000............................................................   2,289
        Thereafter......................................................  11,333
                                                                         -------
                                                                         $38,851
                                                                         =======

  It is anticipated that a subsidiary of the Company will pay to its executive officers annualized salaries and cash bonuses aggregating approximately $4,700,000 in respect of their services to the Company and its subsidiaries during 1996. The Company has also entered into change-in-control agreements with each of its executive officers which provide for payments based on the individual's respective salary, bonus and cash incentive compensation and the continuation of certain benefits if there has been a change of control (as defined) of the Company and the employment of the executive officer has been terminated. Based upon annualized salary, bonus, incentive cash compensation and benefit levels expected to be in effect upon the completion of the Offerings, the aggregate potential cash cost of the Company's obligations under these agreements is estimated to be up to approximately $14,800,000.

  In addition, the Company has entered into agreements with each of its executive officers which provide for the continued compensation of such executive officer in the event that the employment of the executive officer is terminated. Each such agreement requires the Company to continue to pay the executive officer, upon his or her termination of employment by the Company, for a specified number of months the salary, bonus and certain benefits in effect prior to the termination of his or her employment (or, in the case of Mr. Williams, the conversion of his agreement into a five-year consulting agreement entitling Mr. Williams to continue to receive compensation and benefits). In the event of a termination of employment following a change in control (as

                            STERLING COMMERCE, INC.

defined) of the Company, at the executive officer's option, the terms of his or her change-in-control agreement will govern such termination (or, in the case of Mr. Williams in certain circumstances, his consulting agreement will terminate and all amounts payable during the remaining term thereof will become immediately due and payable). Based upon salary, bonus and benefit levels expected to be in effect upon the completion of the Offerings, the aggregate potential cash cost of the Company's obligations under these agreements is estimated to be up to approximately $12,900,000.

12. STOCK OPTIONS

  The Company has a stock option plan for the granting of options to certain of the Company's officers, directors, employees, advisors, consultants and non-employee directors. The total number of shares of Common Stock available for issuance under the option plan initially will be 15,000,000.

13. POSTRETIREMENT BENEFITS

  The Company participated in Sterling Software's plan that provides retirement benefits under the provisions of Section 401(k) of the Internal Revenue Code for all domestic employees who have completed a specified term of service. Pursuant to this plan, eligible participants may elect to contribute a percentage of their annual gross compensation and the Company will contribute additional amounts, as provided by the plan. Benefits under the plan are limited to the assets of the plan. Company contributions charged to expense during 1993, 1994 and 1995 were $423,000, $861,000 and $930,000, respectively. A portion of the Company contributions are invested in Sterling Software's Common Stock. During 1993, 1994 and 1995, the Company's contributions included 7,368, 12,088 and 7,807 shares of Sterling Software Common Stock, respectively. Of the 1995 contribution, 2,789 shares of Sterling Software Common Stock were transferred to the plan in October 1995.

  The Company does not provide other significant postemployment benefits.

14. QUARTERLY FINANCIAL RESULTS (UNAUDITED)

  The Company's consolidated operating results for each quarter of 1994 and 1995 are summarized as follows (in thousands):

                                                 THREE MONTHS ENDED
                                      -----------------------------------------
                                      DECEMBER 31 MARCH 31 JUNE 30 SEPTEMBER 30
                                      ----------- -------- ------- ------------
  Year ended September 30, 1994:
    Revenue..........................   $34,393   $36,778  $39,171   $45,574
    Cost of sales....................     8,704     8,359    8,907    10,312
    Product development and enhance-
     ment............................     2,470     3,594    3,045     3,388
    Selling, general and administra-
     tive............................    15,218    14,168   15,270    16,076
    Income before other expense and
     income
     taxes...........................     8,001    10,657   11,949    15,798
    Net income.......................     4,772     6,375    7,139     9,467
  Year ended September 30, 1995:
    Revenue..........................   $45,096   $46,275  $51,637   $60,570
    Cost of sales....................     9,592     9,648   10,233    12,077
    Product development and enhance-
     ment............................     3,599     4,032    3,706     3,470
    Selling, general and administra-
     tive............................    17,303    16,535   19,284    22,071
    Income before other expense and
     income
     taxes...........................    14,602    16,060   18,414    22,952
    Net income.......................     8,726     9,568   10,946    13,690

                                                                        ANNEX I

                            STERLING SOFTWARE, INC.
                            1996 STOCK OPTION PLAN

  Sterling Software, Inc., a Delaware corporation (the "Company"), hereby establishes the Sterling Software, Inc. 1996 Stock Option Plan (the "Plan"), effective as of April 22, 1996.

  1. Purpose. The purpose of the Plan is to attract and retain the best available talent and encourage the highest level of performance by executive officers, key employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company's business, in order to serve the best interests of the Company and its shareholders. All options granted under the Plan are intended to be nonstatutory stock options.

  2. Definitions. The following terms, when used in the Plan with initial capital letters, will have the following meanings:

    (a) "Act" means the Securities Exchange Act of 1934 as in effect from time to time.

    (b) "Board" means the Board of Directors of the Company.

    (c) "Code" means the Internal Revenue Code of 1986, as in effect from time to time.

    (d) "Common Stock" means the common stock, par value $.10 per share, of the Company or any security into which such common stock may be changed by reason of any transaction or event of the type described in Paragraph 9.

    (e) "Date of Grant" means (i) with respect to Participants, the date specified by the Stock Option Committee or the Special Stock Option Committee, as applicable, on which a grant of Stock Options will become effective (which date will not be earlier than the date on which such committee takes action with respect thereto) and (ii) with respect to Nonemployee Directors, the applicable date specified in Paragraph 7.

    (f) "Market Value per Share" means (i) the fair market value per share of the Common Stock on the Date of Grant as determined by the Stock Option Committee or the Special Stock Option Committee, as applicable, with respect to Stock Options granted to Participants, and (ii) with respect to Stock Options granted to Nonemployee Directors pursuant to Paragraph 7, the average of the high and low closing sale prices as reported on any national securities exchange on which the Common Stock is listed on the Date of Grant if such date is a trading day and, if such date is not a trading day, on the immediately preceding date which is a trading day.

    (g) "Nonemployee Director" means a member of the Board who is not an employee of the Company or any Subsidiary, who qualifies as a "disinterested person" within the meaning of Rule 16b-3 and who is a member of the Special Stock Option Committee.

    (h) "Option Price" means the purchase price per share payable on exercise of a Stock Option.

    (i) "Participant" means a person who is selected by the Stock Option Committee or the Special Stock Option Committee, as applicable, to receive Stock Options under Paragraph 5 or Paragraph 6 of the Plan and who is at that time (i) an executive officer or other key employee of the Company or any Subsidiary, (ii) an advisor or consultant to the Company or any Subsidiary, or (iii) a member of the Board other than a Nonemployee Director.

    (j) "Rule 16b-3" means Rule 16b-3 under Section 16 of the Act, as such Rule is in effect from time to time.

    (k) "Special Stock Option Committee" means the 1996 Special Stock Option Committee, which is a committee of the Board whose members are appointed by the Board from time to time. All of the members of the Special Stock Option Committee at all times will qualify as "outside directors" within the meaning of Section 162(m) of the Code, and at least two of the members of the Special Stock Option Committee at all times will qualify as "disinterested persons" within the meaning of Rule 16b-3.

    (l) "Stock Option" means the right to purchase a share of Common Stock upon exercise of an option granted pursuant to Paragraph 5, Paragraph 6 or Paragraph 7.

    (m) "Stock Option Committee" means the 1996 Stock Option Committee appointed by the Board.

    (n) "Subsidiary" means any corporation, partnership, joint venture or other entity in which the Company owns or controls, directly or indirectly, not less than 50% of the total combined voting power or equity interests represented by all classes of stock issued by such corporation, partnership, joint venture or other entity.

  3. Shares Available Under Plan. The shares of Common Stock which may be issued under the Plan will not exceed in the aggregate 7,750,000 shares, subject to adjustment as provided in this Paragraph 3. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

    (a) Any shares of Common Stock which are subject to Stock Options that are terminated, unexercised, forfeited or surrendered or that expire for any reason will again be available for issuance under the Plan.

    (b) If, as of the close of business on the last day of each fiscal quarter of the Company following the effective date of the Plan, the sum of
  (i) the total number of shares of Common Stock previously issued upon the exercise of Stock Options, (ii) the total number of shares of Common Stock then subject to outstanding Stock Options, and (iii) the total number of shares of Common Stock then remaining available for future Stock Option grants under the Plan (such sum being the "Plan Shares") is less than 20% of the total number of shares of Common Stock then outstanding computed on a fully diluted basis (such total number being the "Outstanding Shares"), the number of shares of Common Stock available for issuance under the Plan will be increased (but not decreased) so that the number of Plan Shares will be equal to 20% of the number of Outstanding Shares. For purposes of the foregoing adjustment, all outstanding Stock Options will be treated as fully exercised in computing the number of outstanding shares of Common Stock on a fully diluted basis, without regard to whether the Stock Options are then fully exercisable.

    (c) The shares available for issuance under the Plan will be also subject to adjustment as provided in Paragraph 9.

  4. Individual Limitation on Stock Options. The maximum aggregate number of shares of Common Stock with respect to which Stock Options may be granted to any Participant during the term of the Plan will not exceed 5,425,000 shares.

  5. Stock Options for Participants--Nonexempt Grants. The Stock Option Committee or the Special Stock Option Committee may from time to time authorize grants to any Participant of options to purchase shares of Common Stock upon such terms and conditions as such committee may determine in accordance with the provisions set forth below. Grants made by the Stock Option Committee or the Special Stock Option Committee pursuant to this Paragraph 5 are not intended to comply with or otherwise satisfy the requirements of Rule 16b-3.

    (a) Each grant will specify the number of shares of Common Stock to which it pertains.

    (b) Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

    (c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Stock Option Committee or the Special Stock Option Committee, as applicable, for less than six months) having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Stock Option Committee or the Special Stock Option Committee, as applicable, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate fair market value per share on the date of exercise equal to the aggregate Option Price or
  (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

    (d) Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

    (e) Each grant will specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any other conditions to be satisfied before the Stock Options or installments thereof will become exercisable, and any grant may provide, or may be amended to provide, for the earlier exercise of the Stock Options in the event of a change in control of the Company (as defined in the stock option agreement evidencing such grant or in any agreement referred to in such stock option agreement) or in the event of any other similar transaction or event.

    (f) Each Stock Option granted pursuant to this Paragraph 5 will be subject to the transfer restrictions set forth in Paragraph 8.

    (g) Each grant will be evidenced by a stock option agreement executed on behalf of the Company by the Chief Executive Officer (or another officer designated by the Stock Option Committee or the Special Stock Option Committee, as applicable) and delivered to the Participant and containing such further terms and provisions, consistent with the Plan, as such committee may approve.

  6. Stock Options for Participants--Exempt Grants. The Special Stock Option Committee may from time to time authorize grants to any Participant of options to purchase shares of Common Stock upon such terms and conditions as it may determine in accordance with the provisions set forth below. Grants made by the Special Stock Option Committee pursuant to this Paragraph 6 are intended to comply with and otherwise satisfy the requirements of Rule 16b-3.

    (a) Each grant will specify the number of shares of Common Stock to which it pertains.

    (b) Each grant will specify the Option Price, which will not be less than 100% of the Market Value per Share on the Date of Grant.

    (c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Participant for at least six months (or, with the consent of the Special Stock Option Committee, for less than six months) having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price, (iii) with the consent of the Special Stock Option Committee, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Participant having an aggregate fair market value per share on the date of exercise equal to the aggregate Option Price or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. Any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

    (d) Successive grants may be made to the same Participant whether or not any Stock Options previously granted to such Participant remain unexercised.

    (e) Each grant will specify the required period or periods (if any) of continuous service by the Participant with the Company or any Subsidiary and/or any other conditions to be satisfied before the Stock Options or installments thereof will become exercisable, and any grant may provide, or may be amended to provide, for the earlier exercise of the Stock Options in the event of a change in control of the Company (as defined in the stock option agreement evidencing such grant or in any agreement referred to in such stock option agreement) or in the event of any other similar transaction or event.

    (f) Each Stock Option granted pursuant to this Paragraph 6 will be subject to the transfer restrictions set forth in Paragraph 8.

    (g) Each grant will be evidenced by a stock option agreement executed on behalf of the Company by the Chief Executive Officer (or another officer designated by the Special Stock Option Committee) and delivered to the Participant and containing such further terms and provisions, consistent with the Plan, as the Special Stock Option Committee may approve.

  7. Stock Options for Nonemployee Directors. Each Nonemployee Director will be granted an option to purchase 50,000 shares of Common Stock on the date of his or her initial appointment to the Special Stock Option Committee. Each Nonemployee Director will also be granted an additional option to purchase 50,000 shares of Common Stock every five years on the anniversary date of the initial grant, beginning on the fifth anniversary of the initial grant, provided that such individual continues to serve as a member of the Special Stock Option Committee through the close of business on such anniversary date. All Stock Options granted pursuant to this Paragraph 7 will contain the terms and conditions set forth below. Stock Options granted pursuant to this Paragraph 7 are intended to comply with and otherwise satisfy the requirements of Rule 16b-3. To the extent any provision of the Plan applicable to a Stock Option granted pursuant to this Paragraph 7 or any act of the Board, the Stock Option Committee or the Special Stock Option Committee would cause such Stock Option to fail to satisfy or comply with any requirement of Rule 16b-3, such provision or act will be deemed null and void for purposes of such Stock Option.

    (a) Each grant will specify the number of shares of Common Stock to which it pertains.

    (b) Each grant will specify the Option Price, which will be 100% of the Market Value per Share on the Date of Grant.

    (c) Each grant will specify that the Option Price will be payable (i) in cash or by check acceptable to the Company, (ii) by the transfer to the Company of shares of Common Stock owned by the Nonemployee Director for at least six months (or, with the consent of the Special Stock Option Committee, for less than six months) having an aggregate fair market value per share at the date of exercise equal to the aggregate Option Price,
  (iii) with the consent of the Special Stock Option Committee, by authorizing the Company to withhold a number of shares of Common Stock otherwise issuable to the Nonemployee Director having an aggregate fair market value per share on the date of exercise equal to the aggregate Option Price or (iv) by a combination of such methods of payment; provided, however, that the payment methods described in clauses (ii) and (iii) will not be available at any time that the Company is prohibited from purchasing or acquiring such shares of Common Stock. Each grant will also provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker of some or all of the shares to which such exercise relates.

    (d) Stock Options for Nonemployee Directors will become exercisable in cumulative annual installments of one-fourth of the shares subject to the Stock Options, beginning one year after the Date of Grant and will expire on the fifth anniversary of the Date of Grant. Such Stock Options will also provide for immediate exercise in the event of a Change in Control, as hereinafter defined.

    (e) Each Stock Option granted pursuant to this Paragraph 7 will be subject to the transfer restrictions set forth in Paragraph 8.

    (f) Each grant will be evidenced by a stock option agreement executed on behalf of the Company by the Chief Executive Officer (or another officer designated by the Special Stock Option Committee) and delivered to the Nonemployee Director and containing such terms and provisions, consistent with the Plan and Rule 16b-3, as the Special Stock Option Committee may approve.

  For purposes of this Paragraph 7, a "Change in Control" means the occurrence, prior to the expiration of a Stock Option granted to a Nonemployee Director, of any of the following events:

    (i) the Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than two-thirds of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

    (ii) the Company sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person, and as a result of such sale or transfer less than two-thirds of the combined voting power of the then-outstanding Voting Stock of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

    (iii) there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Act) of securities representing 20% or more of the combined voting power of the then-outstanding Voting Stock of the Company;

    (iv) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has occurred or will occur in the future pursuant to any then-existing contract or transaction; or

    (v) if, during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof; provided, however, that for purposes of this clause (v) each director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the directors of the Company (or a committee thereof) then still in office who were directors of the Company at the beginning of any such period will be deemed to have been a director of the Company at the beginning of such period.

Notwithstanding the foregoing provisions of clauses (iii) or (iv) above, unless otherwise determined in a specific case by majority vote of the Board, a "Change in Control" will not be deemed to have occurred for purposes of clause (iii) or clause (iv) above solely because (A) the Company, (B) a Subsidiary or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any Subsidiary either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Act disclosing beneficial ownership by it of shares of Voting Stock of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership or any increase or decrease thereof.

  8. Transferability. Except as otherwise expressly provided in the agreement evidencing a Stock Option granted pursuant to Paragraph 5 or Paragraph 6, or in any amendment to such agreement, no Stock Option will be transferable by a Participant or Nonemployee Director other than (i) by will or the laws of descent and distribution or (ii) pursuant to a qualified domestic relations order, as that term is defined under the Code or the Employee Retirement Income Security Act of 1974, as amended.

  9. Adjustments. The Stock Option Committee, with respect to Stock Options granted under Paragraph 5, and the Special Stock Option Committee, with respect to all other Stock Options, may make or provide for such adjustments in the maximum number of shares specified in Paragraph 3, in the number of shares of Common Stock covered by outstanding Stock Options granted hereunder, in the Option Price applicable to any such Stock Options, and/or in the kind of shares covered thereby (including shares of another issuer), as such Committee in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants and Nonemployee Directors that otherwise would result from any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, merger, consolidation, spin-off, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. Any fractional shares resulting from the foregoing adjustments will be eliminated.

  10. Withholding of Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any benefit realized by an optionee under the Plan, or is requested by an optionee to withhold additional amounts with respect to such taxes, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the realization of such benefit that the optionee make arrangements satisfactory to the Company for payment of the balance of such taxes required or requested to be withheld. In addition, if permitted by the Stock Option Committee, with respect to Stock Options granted under Paragraph 5, or by the Special Stock Option Committee, with respect to all other Stock Options, an optionee may elect to have any withholding obligation of the Company satisfied with shares of Common Stock that would otherwise be transferred to the optionee on exercise of the Stock Option.

  11. Administration of the Plan. (a) The Plan will be administered by the Stock Option Committee or the Special Stock Option Committee with respect to Stock Options granted under Paragraph 5 and by the Special Stock Option Committee with respect to all other Stock Options. For purposes of any action taken by the Stock Option Committee or the Special Stock Option Committee, whichever is applicable, a majority of the members will constitute a quorum, and the action of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the Stock Option Committee or the Special Stock Option Committee.

  (b) Subject to the allocation of administrative responsibilities set forth in Paragraph 11(a), the Stock Option Committee and the Special Stock Option Committee have the full authority and discretion to administer the Plan and to take any action that is necessary or advisable in connection with the administration of the Plan, including without limitation the authority and discretion to interpret and construe any provision of the Plan or of any agreement, notification or document evidencing the grant of a Stock Option. The interpretation and construction by the Stock Option Committee or the Special Stock Option Committee, as applicable, of any such provision and any determination by the Stock Option Committee or the Special Stock Option Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Stock Option Committee or the Special Stock Option Committee will be liable for any such action or determination made in good faith.

  (c) Notwithstanding the provisions of Paragraph 11(b), if any authority, discretion or responsibility granted to the Special Stock Option Committee under the Plan would, if exercised or discharged by the Special Stock Option Committee, cause the provisions of Paragraph 7 or any Stock Option granted under Paragraph 7 to fail to satisfy the requirements of Rule 16b-3, such authority, discretion or responsibility may be exercised by the Board to the same extent and with the same effect as if exercised by the Special Stock Option Committee, provided such act of the Board will not cause the provisions of Paragraph 7 or any Stock Option granted under Paragraph 7 to fail to satisfy the requirements of Rule 16b-3 or cause any member of the Special Stock Option Committee to cease to be a disinterested administrator for purposes of Rule 16b-3.

  12. Amendments, Etc. (a) The Stock Option Committee or the Special Stock Option Committee, as applicable, may, without the consent of the optionee, amend any agreement evidencing a Stock Option granted under the Plan, or otherwise take action, to accelerate the time or times at which the Stock Option may be exercised, to extend the expiration date of the Stock Option, to waive any other condition or restriction applicable to such Stock Option or to the exercise of such Stock Option, to reduce the exercise price of such Stock Option, to amend the definition of a change in control of the Company (if such a definition is contained in such agreement) to expand the events that would result in a change in control of the Company and to add a change in control provision to such agreement (if such provision is not contained in such agreement) and may amend any such agreement in any other respect with the consent of the optionee. Notwithstanding the foregoing, no amendment will be made to an agreement evidencing a Stock Option granted to a Nonemployee Director pursuant to Paragraph 7 if such amendment would cause such Nonemployee Director to cease to qualify as a "disinterested person" within the meaning of Rule 16b-3.

  (b) The Plan may be amended from time to time by the Stock Option Committee or the Board but may not be amended without further approval by the shareholders of the Company if such Plan amendment would result in any grant or other transaction with respect to Stock Options under Paragraph 6 or Paragraph 7 no longer satisfying the requirements of Rule 16b-3. Notwithstanding the foregoing, the provisions of Paragraph 7 that designate Nonemployee Directors eligible to receive Stock Options and specify the amount, Option Price and timing of Stock Option grants may be amended only by the Board and may be amended not more than once every six months except to comply with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules and regulations thereunder. In the event any law, or any rule or regulation issued or promulgated by the Internal Revenue Service, the Securities and Exchange Commission, the National Association of Securities Dealers, Inc., any stock exchange upon which the Common Stock is listed for trading, or any other governmental or quasi-governmental agency having jurisdiction over the Company, the Common Stock or the Plan, requires the Plan to be amended, or in the event Rule 16b-3 is amended or supplemented (e.g., by addition of alternative rules) or any of the rules under Section 16 of the Act are amended or supplemented, in either event to permit the Company to remove or lessen any restrictions on or with respect to Stock Options, the Stock Option Committee and the Board each reserves the right to amend the Plan to the extent of any such requirement, amendment or supplement, and all Stock Options then outstanding will be subject to such amendment.

  (c) The Plan may be terminated at any time by action of the Board. The termination of the Plan will not adversely affect the terms of any outstanding Stock Option.

  (d) The Plan will not confer upon any Participant or Nonemployee Director any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate a Participant's employment or other service at any time.

                                          Sterling Software, Inc.

                                               /s/ Sterling L. Williams
                                          By __________________________________
                                            Name: Sterling L. Williams
                                            Title: President and Chief
                                            Executive Officer

DETACH HERE                                                          DETACH HERE
                            STERLING SOFTWARE, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING, MAY 29, 1996

     The undersigned hereby appoints Sterling L. Williams and Jeannette P.
P Meier, each with power to act without the other and with full power of substitution and resubstitution, as Proxies to represent and to vote, as
R designated on the reverse side, all stock of Sterling Software, Inc. ("Sterling Software") owned by the undersigned, at the Annual Meeting of
O Stockholders to be held at the Doubletree Hotel, 8250 North Central Expressway, Dallas, Texas, on Wednesday, May 29, 1996, at 10:00 a.m., local
X time, upon such business as may properly come before the meeting or any adjournments thereof including the following as set forth on the reverse
Y  side.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICE BY MARKING THE APPROPRIATE BOX, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                          ---------------
        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        | SEE REVERSE |
                                                          |    SIDE     |
                                                          ---------------

                            STERLING SOFTWARE, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                    FOR ANNUAL MEETING, MAY 29, 1996

- --------------------------------------------------------------------------------
  THE EFFECTIVENESS OF PROPOSAL I IS CONDITIONED UPON THE APPROVAL OF PROPOSAL
II AND CERTAIN ADDITIONAL CONDITIONS. ACCORDINGLY, FAILURE OF THE STOCKHOLDERS
TO APPROVE PROPOSAL II MAY RESULT IN PROPOSAL I NOT BECOMING EFFECTIVE.
- --------------------------------------------------------------------------------

1. PROPOSAL I: Approval of a special dividend, if declared by the Board of Directors, consisting of the distribution (the "Distribution") to the holders of Sterling Software's outstanding shares of common stock, par value $0.10 per share, on a pro rata basis, of shares of common stock, par value $0.01 per share, of Sterling Software's subsidiary, Sterling Commerce, Inc. ("Commerce"), and ratification of the related intercompany agreements between Sterling Software and Commerce.

2. PROPOSAL II: Approval of the adoption of the Sterling Software, Inc. 1996 Stock Option Plan to provide continued employment and performance incentives for management of Sterling Software's executive officers, directors, employees, advisors and consultants.

3. PROPOSAL III: The election as Class C directors of the three nominees listed below (except as indicated to the contrary below):

4. In their discretion on any other matter that may properly come before the meeting or any adjournments thereof.




     Please mark                                                      -----
/X/  your votes as in                                                     |
     this example.                                                        |

    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED (I) FOR APPROVAL OF THE PROPOSED DISTRIBUTION (AS DEFINED ABOVE), (II) FOR APPROVAL OF THE ADOPTION OF THE STERLING SOFTWARE, INC. 1996 STOCK OPTION PLAN, (III) FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR; AND (IV) AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR
                 PROPOSAL I, PROPOSAL II AND PROPOSAL III.

1. Approval of        FOR  AGAINST  ABSTAIN
   Special Dividend   / /    / /      / /
   (see above)

2. Approval of        FOR  AGAINST  ABSTAIN
   1996 Stock         / /    / /      / /
   Option Plan


3. Election of Class C Directors
 NOMINEES: SAM WYLY, STERLING L. WILLIAMS,
           DONALD R. MILLER

      / /  FOR ALL NOMINEES

      / /  WITHHELD FROM ALL NOMINEES

For, except vote withheld from the following nominee(s):

- -------------------------------------------------------------------------------



                                                     MARK HERE FOR
                                                     ADDRESS CHANGE     / /
                                                     AND NOTE AT LEFT

                                            Please sign name(s) exactly as
                                            appearing hereon. When signing as
                                            attorney, executor, administrator or
                                            other fiduciary, please give your
                                            full title as such. Joint owners
                                            should each sign personally. If a
                                            corporation, sign in full corporate
                                            name, by authorized officer. If a
                                            partnership, please sign in
                                            partnership name, by authorized
                                            person.

SIGNATURE: ______________DATE: _______SIGNATURE: ______________DATE: _______